Exhibit (a)(1)(A)

LETTER OF OFFER

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

This Letter of Offer is being sent to you as a shareholder of Satyam Computer Services Limited. If you require any clarifications about the action to be taken, you may consult your stock broker or your investment consultant or the Manager to the Offer or the Registrar to the Offer. In case you have recently sold your Shares in the Target Company, please hand over this Letter of Offer and the accompanying Form of Acceptance-cum-Acknowledgement (and Transfer Deed if enclosed) to the member of the stock exchange through whom the said sale was effected.

Venturbay Consultants Private Limited

a private limited company incorporated on July 16, 2004 under the provisions of the Act

(Registered Office: Sharda Centre, Off Karve Road, Erandawane, Pune - 411 004, India, Telephone: +91 20 6601 8100, Fax: +91 20 6601 8313;

Email: satyam.openoffer@techmahindra.com)

along with the following person acting in concert

Tech Mahindra Limited

a public limited company incorporated on October 24, 1986 under the provisions of the Act

(Registered Office: Gateway Building, Apollo Bunder, Mumbai - 400 001, India)

(Corporate Office: Sharda Centre, Off Karve Road, Pune - 411 004, India, Telephone: +91 20 6601 8100, Fax: +91 20 2542 4466;

Email: satyam.openoffer@techmahindra.com)

MAKE A CASH OFFER AT Rs. 58/- (RUPEES FIFTY-EIGHT ONLY) PER FULLY PAID UP EQUITY SHARE TO ACQUIRE

19,90,79,413 (Nineteen Crores Ninety Lakhs Seventy-Nine Thousand Four Hundred and Thirteen Only) Shares of face value Rs. 2/- each

(Rupees Two Only) representing 20% of the Fully Diluted Share Capital of

Satyam Computer Services Limited

a public limited company incorporated on June 24, 1987 under the provisions of the Act

(Registered Office: 1-8-303/36, Mayfair Centre, 1st Floor, S P Road, Secunderabad - 500 003, India,

Telephone: + 91 40 3065 4343, Fax: +91 40 2784 0058)

THE OFFER OPENS AT 10:30 A.M., INDIAN STANDARD TIME, WHICH IS 01:00 A.M. NEW YORK CITY TIME ON FRIDAY, JUNE 12, 2009 AND

THE OFFER EXPIRES AT 4:30 P.M., INDIAN STANDARD TIME, AND AT 7:00 A.M., NEW YORK CITY TIME, ON WEDNESDAY, JULY 1, 2009

•    The Offer is being made pursuant to and in accordance with regulation 10 and 12 read with regulation 29A of the provisions of the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 1997, and subsequent amendments thereof.

•    The Offer is not subject to a minimum level of acceptance.

•    The Offer is subject to the Acquirer’s obtaining statutory and regulatory approvals as described in detail in Section VII.

•    In addition to the approvals required by the Acquirer, specific approval of the Reserve Bank of India needs to be obtained by OCBs (as defined under FEMA) in the event that any OCB shareholder tenders its shares in the Offer

•    Shareholders, who have accepted the Offer by tendering the requisite documents, in accordance with the terms of the Public Announcement/ Letter of Offer, can withdraw the same up to three working days prior to the closure of the Offer (June 26, 2009).

•    If there is any upward revision of the Offer Price by the Acquirer till the last permitted date for revision (June 22, 2009 that is seven working days prior to expiration of the Offer) or withdrawal of the Offer, the same would be informed by way of a public announcement in the same newspapers in which the original Public Announcement had appeared. Such revised Offer Price would be payable for all the Shares tendered anytime during the period that the Offer is open and accepted under the Offer.

•    Since the Offer is being made pursuant to the relaxation granted under regulation 29A of the Regulations, no public announcement for a competitive bid can be made under the Regulations.

•    The Offer is not a competitive bid.

•    A copy of the Public Announcement and this Letter of Offer (including the Form of Acceptance-cum-Acknowledgement and the Form of Withdrawal) is expected to be available on SEBI’s website (www.sebi.gov.in) during the period that the Offer is open.

MANAGER TO THE OFFER	REGISTRAR TO THE OFFER

Kotak Mahindra Capital Company Limited

Bakhtawar, 3rd Floor, 229, Nariman Point

Mumbai - 400 021, India

Tel: +91 22 6634 1110, Fax: +91 22 2284 0492

Contact Person: Chandrakant Bhole

Email: satyam.offer@kotak.com

Link Intime India Private Limited

C-13 Pannalal Silk Mill Compound, L B S Marg,

Bhandup (West), Mumbai - 400 078

Tel: +91 22 2596 0320-28; Fax: +91 22 2596 0329

Contact Person: Mr. Pravin Kasare

Email: satyam.openoffer@linkintime.co.in

	Schedule (as per PA)		Revised Schedule
Activity	Date	Day	Date	Day
Public Announcement	April 22, 2009	Wednesday	April 22, 2009	Wednesday
Specified Date*	May 22, 2009	Friday	May 22, 2009	Friday
Last date for dispatch of Letter of Offer to the Shareholders of the Target Company	June 03, 2009	Wednesday	June 09, 2009	Tuesday
Offer Opens on	June 12, 2009	Friday	June 12, 2009	Friday
Last date for revising the Offer Price	June 22, 2009	Monday	June 22, 2009	Monday
Last date for withdrawal by Shareholders	June 27, 2009	Saturday	June 26, 2009	Friday
Offer Closes on	July 01, 2009	Wednesday	July 01, 2009	Wednesday
Last date by which acceptance / rejection would be intimated and corresponding payment for acquired shares and / or the share certificate / demat delivery instruction for rejected Shares will be dispatched / issued	July 16, 2009	Thursday	July 16, 2009	Thursday

*	Specified Date is only for the purpose of determining the names of the shareholders as on such date to whom this Letter of Offer will be sent and all owners (registered or unregistered) of the shares of the Target Company (except the Acquirer and the PAC) are eligible to participate in the Offer anytime before the closure of the Offer.

Note: Duly Signed Application and Transfer Deed should be dispatched to the Registrar to the Offer at the above address to reach not later than 4.30 PM on Wednesday, July 1, 2009.

RISK FACTORS

Risks factors (i) relating to the Offer, (ii) relating to the Transaction and (iii) involved in associating with the Acquirer/ PAC and the likely adverse effect of these risk factors on the Shareholders

•

The Transaction is subject to the terms and conditions contained in the SSA. In accordance with the SSA, the Transaction will be completed upon the fulfillment of certain conditions precedents agreed between the parties to the SSA. The Transaction is subject to completion risks as would be applicable to similar transactions.

•

The Offer is subject to the receipt of certain statutory and regulatory approvals described in detail in Section VII, “Terms and Conditions of the Offer”. In the event any of the required statutory approvals are refused or under such circumstances as in the opinion of SEBI merit withdrawal of the Offer, the Offer may be withdrawn in terms of regulation 27 of the Regulations.

•

In the event that either: (a) regulatory approvals are not received in time, (b) there is any litigation leading to a stay/injunction on the Offer or that restricts/restrains the Acquirer/PAC from performing its obligations hereunder, or (c) SEBI instructing the Acquirer not to proceed with the Offer, then the Offer process may be delayed beyond the schedule of activities indicated in this Letter of Offer. Consequently, the payment of consideration to the Shareholders whose Shares are accepted under the Offer as well as the return of Shares not accepted under the Offer by the Acquirer may get delayed. In case of delay, due to non-receipt of statutory approval(s), then in accordance with regulation 22(12) of the Regulations, SEBI may, if satisfied that non-receipt of approvals was not due to any willful default or negligence on the part of the Acquirer, grant an extension for the purpose of completion of the Offer subject to the Acquirer agreeing to pay interest to the Shareholders. Further, Shareholders should note that after the last date of withdrawal i.e. June 26, 2009, unless permitted under applicable law, Shareholders who have lodged their acceptances would not be able to withdraw them even if the acceptance of Shares under the Offer and dispatch of consideration gets delayed. The tendered Shares and documents would be held in trust by the Registrar to the Offer, till such time as the process of acceptance of tenders and the payment of consideration is completed.

•

The Shares tendered in the Offer will be held in trust by the Registrar to the Offer till the completion of the Offer formalities, and the Shareholders will not be able to trade such Shares. During such period, there may be fluctuations in the market price of the Shares. The Acquirer makes no assurance with respect to the market price of the Shares both during the period that the Offer is open and upon completion of the Offer and disclaims any responsibility with respect to any decision by the Shareholders on whether or not to participate in the Offer.

•

In the event of oversubscription in the Offer, the acceptance of the Shares tendered will be on a proportionate basis and will be contingent on the level of oversubscription. The unaccepted Shares will be returned to the Shareholders in accordance with the Schedule of Activities for the Offer.

•

The Acquirer, the PAC and the Manager to the Offer accept no responsibility for the statements made otherwise than in this Letter of Offer /PA and anyone placing reliance on any other source of information (not released by the Acquirer, the PAC or the Manager to the Offer) would be doing so at his/her/their own risk.

•

The Acquirer and PAC cannot give any assurance regarding the results of the consummation of the Transaction and the Acquirer’s ultimate ownership of 51% the Fully Diluted Share Capital. The Acquirer’s goals of enhancing Satyam’s customer and employee retention, ability to win new business; and ability to realize improvements in operating efficiency and profitability may or may not be realized. The extent to which the Acquirer is able to achieve its goals with respect to these items may have a positive or negative effect on the future price of the Shares, which should be considered by Shareholders as they evaluate the Offer Price and the Offer. Acquirer/PAC makes no assurance with respect to the future financial performance of the Target Company.

The abovementioned risk factors are limited to the Offer and do not relate to the present or future business or operations of the Target Company or any other related matters, and are neither exhaustive nor intended to constitute a complete analysis of the risks involved in the participation or otherwise by a Shareholder in the Offer. The Shareholders of the Target Company are advised to consult their stockbroker or investment consultant, if any, for further risks with respect to their participation or otherwise in the Offer.

Summary Term Sheet

This summary term sheet highlights selected information from this Letter of Offer and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the legal terms of the Offer, you should read the entire Letter of Offer and accompanying Form of Acceptance-cum-Acknowledgement. Questions or requests for assistance may be directed to the Registrar of the Offer, Link Intime India Private Limited, or the Manager of the Offer, Kotak Mahindra Capital Company Limited, at their addresses and telephone numbers on the front cover of this Letter of Offer and not to Venturbay or Tech Mahindra. Capitalized terms used in this summary, where not otherwise defined herein, are defined in other parts of this Letter of Offer, including the “Definitions” section.

•	The Acquirer

Venturbay is making the Offer. For the purposes of the Offer, Venturbay’s sole shareholder, Tech Mahindra, is a person acting in concert with Venturbay. Tech Mahindra is a global systems integrator and business transformation consulting firm focused on the communications industry. See Section III, “Background of the Acquirer and PAC”.

•	Offer Details

The Offer is being made to purchase up to 199,079,413 Shares of face value Rs. 2/- each (Rupees Two Only) representing 20.0% of the Fully Diluted Share Capital of the Target Company. See paragraph 11.

•	Background of the Offer

Following a competitive bidding process, the Board of Directors of the Target Company, in consultation with Mr. Justice S.P. Bharucha, declared Venturbay and Tech Mahindra as the highest bidder for the Target Company on April 13, 2009. On that same date, the Target Company, Venturbay, and Tech Mahindra entered into the Share Subscription Agreement. Pursuant to the Share Subscription Agreement, Venturbay and Tech Mahindra acquired 302,764,327 Shares, representing 31.0% of the Diluted Share Capital of the Target Company on May 5, 2009 and are required by the Regulations to make a cash tender offer to the other shareholders of the Target Company to acquire 20.0% of the Fully Diluted Share Capital of the Target Company. See Section II, “Details of the Offer-Background of the Offer.”

•	Offer Price and Form of Payment

The Offer is being made at Rs. 58/- (US$1.16 as per RBI Reference Rate) per Share in cash. See paragraph 11.

•	For Participation by ADS holders

The Takeover Regulations require that the Offer be for Shares only. Consequently, ADS holders are not permitted to directly tender ADSs. ADS holders will be able to participate in the Offer. Holders of ADSs who wish to participate in this Offer may withdraw their underlying Shares and tender such Shares in the Offer or they may tender their ADSs to Citibank, N.A. who is, pursuant to the Tender Agency Agreement, serving as ADS Tender Agent. See paragraphs 89 and 113.

•	Financial Resources for Payment

There is no financing condition to the Offer. From its internal resources, external domestic debt and equity from Tech Mahindra, Venturbay has adequate financial resources in order to pay the Maximum Consideration. Venturbay has made a deposit in cash in the amount of the Maximum Consideration payable to complete the Offer with Kotak Mahindra Bank Limited. The Maximum Consideration, assuming full acceptance, is Rs. 1154,66,05,954/-. See paragraph 82.

•	Period of the Offer

Offer opening date is Friday, June 12, 2009 and Shareholders have until Wednesday, July 1, 2009 to tender their Shares in the Offer.

•	Conditions of the Offer

The Offer is not subject to any minimum level of acceptance. The Offer is subject to the receipt of certain statutory and regulatory approvals described in detail in Section VII, “Terms and Conditions of the Offer”. In the event any of the required statutory approvals are refused or under such circumstances as in the opinion of SEBI merit withdrawal of the Offer, the Offer may be withdrawn in terms of regulation 27 of the Regulations. See Section VII, “Terms and Conditions of the Offer.”

•	Procedure for Tendering Shares and ADSs

The procedure for tendering Shares and ADSs differs. Please refer to the procedure outlined in the section VIII, “Procedure for Acceptance and Settlement” Shareholders who wish to withdraw their Shares tendered in the Offer can do so up to three (3) working days prior to July 1, 2009. See paragraph 89. Holders of ADSs may withdraw their ADSs tendered to the ADS Tender Agent in accordance with the procedures set forth in paragraph 113.

•	Payment for Tendered Shares

Subject to any required approvals identified in the Letter of Offer, Venturbay intends to complete payment of consideration for the Shares tendered in the Offer within 15 days from the Offer Closing Date. The payment of consideration for your validly tendered Shares will be made by Venturbay in cash through Electronic Clearing Services (“ECS”), account payee cheques, drafts, warrants, or other means sent by Registered Post for amounts exceeding Rs. 1,500 and otherwise in accordance with the Regulations, and the same will be drawn in the name of the first named person in case of joint shareholders. See paragraph 113 and paragraph 127.

•	Market Value of the Shares or ADSs as of recent date

The principle trading markets of the Shares are BSE and NSE. In the United States, ADSs are traded on the New York Stock Exchange under the symbol “SAY”. On June 1, 2009, the closing prices of the Shares on the BSE and on the NSE were Rs.56.65 and Rs. 56.45, respectively, and the closing price of the ADSs on June 1, 2009 on the NYSE was US$ 2.28. See paragraph 75.

KEY DEFINITIONS

Acquirer/Venturbay	Venturbay Consultants Private Limited, a private limited company incorporated on July 16, 2004 under the provisions of the Act (Registered Office: Sharda Centre, Off Karve Road, Erandawane, Pune - 411 004, India, Telephone: +91 20 6601 8100)

Act	Companies Act, 1956, as amended

Additional Shares	If, upon closing of the Offer, the Acquirer has acquired less than 51% of the Fully Diluted Share Capital, the Acquirer has the right but not the obligation to subscribe to such number of shares of SCSL, at the same price per share at which the shares have been subscribed to in the Preferential Allotment, which Shares, together with the shares acquired through the Preferential Allotment and the shares acquired in the Offer shall not exceed 51% of the Enhanced Share Capital

Bid Process	Based on the order of the CLB dated February 19, 2009 and the in-principle approval of SEBI, on March 9, 2009, the formal process commenced by SCSL of identifying a strategic investor via a competitive bidding process

BSE	Bombay Stock Exchange Limited

CDSL	Central Depository Services (India) Limited

CLB	Hon’ble Company Law Board

CLB Order	CLB Order shall have the meaning ascribed to it in paragraph 2 and paragraph 6 of this Letter of Offer

Current Share Capital	Issued and fully paid-up equity share capital of Satyam Computer Services Limited, as on April 13, 2009, consisting of 67,39,58,020 (Sixty-Seven Crores Thirty-Nine Lakhs Fifty-Eight Thousand and Twenty Only) Shares

Depositories	CDSL and NSDL

Diluted Share Capital	Issued and paid-up share capital of the Target Company following the Preferential Allotment consisting of 97,67,22,347 Shares

DIP Guidelines	SEBI (Disclosure and Investor Protection) Guidelines, 2000

Eligible Person(s)	All owners (registered or unregistered) of Shares (other than the Acquirer and the PAC)

Enhanced Share Capital	Total of Fully Diluted Share Capital and Additional Shares, if any

EOI	Expression of Interest

Equity Options	Existing convertible instruments (employee stock options) that entitle the holders to be allotted, as on date of the PA, 1,86,74,715 (One Crore Eighty-Six Lakhs Seventy-Four Thousand Seven Hundred and Fifteen Only) Shares of the Target Company

Exchange Act	Securities Exchange Act of 1934

FEMA	Foreign Exchange Management Act, 1999, as amended

Form	Form of Acceptance-cum-Acknowledgement attached to this Letter of Offer

Fully Diluted Share Capital	99,53,97,062 (Ninety-Nine Crores Fifty-Three Lakhs Ninety-Seven Thousand and Sixty Two Only) Shares, being the Diluted Share Capital plus the Equity Options (assuming that all of the Equity Options are exercised and the requisite Shares are issued)

GAAP	Generally Accepted Accounting Principles

GOI	Government of India

Letter of Offer / LOF	This Letter of Offer dated June 4, 2009

Manager to the Offer / KMCC	Kotak Mahindra Capital Company Limited, the merchant banker appointed by the Acquirer pursuant to regulation 13 of the Regulations, having its registered office at Bakhtawar 3rd Floor, 229 Nariman Point, Mumbai - 400 021

Maximum Consideration	The maximum consideration payable under the Offer (assuming full subscription) is Rs. 1154,66,05,954/- (Rupees One Thousand One Hundred Fifty-Four Crores Sixty-Six Lakhs Five Thousand Nine Hundred and Fifty-Four Only)

NSDL	National Securities Depository Limited

NSE	National Stock Exchange of India Limited

Offer	The Offer being made by the Acquirer for acquiring 19,90,79,413 (Nineteen Crores Ninety Lakhs Seventy-Nine Thousand Four Hundred and Thirteen Only) Shares representing 20.00% of the Fully Diluted Share Capital from the Shareholders at the Offer Price payable in cash

OCB	Overseas Corporate Body as defined in Foreign Exchange Management (Deposit) Regulations, 2000

Offer Period	20 day period from the date of the opening of the Offer to the closing of the Offer (both the opening and closing days inclusive) as set forth on the front cover hereof

Offer Price	Rs. 58/- (Rupees Fifty-Eight Only) per Share payable in cash

Offer Size	19,90,79,413 (Nineteen Crores Ninety Lakhs Seventy-Nine Thousand Four Hundred and Thirteen Only) Shares representing 20.00% of the Fully Diluted Share Capital

PAC / Tech Mahindra	Tech Mahindra Limited, a public limited company, incorporated on October 24, 1986 under the provisions of the Act (Registered Office: Gateway Building, Apollo Bunder, Mumbai - 400 001, India; Corporate Office: Sharda Centre, Off Karve Road, Pune - 411 004, India, Telephone: +91 20 6601 8100)

Preferential Allotment	Allotment of 30,27,64,327 (Thirty Crores Twenty-Seven Lakhs Sixty-Four Thousand Three Hundred and Twenty-Seven Only) Shares on a preferential basis by the Target Company to the Acquirer, that would, immediately following the allotment represent 31% of the Diluted Share Capital

Public Announcement /PA	Public announcement of the Offer made on behalf of the Acquirer by the Manager to the Offer to the Shareholders, which appeared on April 22, 2009 in all editions of Business Standard, all editions of Pratahkal, the Mumbai edition of Sakal, and the Hyderabad edition of Andhra Prabha

RBI	Reserve Bank of India

RBI Reference Rate	Exchange Rate of Rs. 50.2 for One US$, as of April 22, 2009, for conversion of US $ numbers into Rupee equivalent

Registrar to the Offer	Link Intime India Private Limited, the registrar appointed by the Acquirer, having its office at C-13, Pannalal Silk Mill Compound, L B S Marg, Bhandup (West), Mumbai - 400 078);

Tel No. +91 - 22 - 2596 0320 -328; Fax No: +91 - 22 - 2596 0329

Regulations	Securities and Exchange Board of India (Substantial Acquisition of Shares and Take-overs) Regulations, 1997 and subsequent amendments thereto

SEBI	Securities and Exchange Board of India

SEBI Relaxation Letters	SEBI letters dated March 3, 2009, April 20, 2009 and April 21, 2009, pursuant to applications filed by Target Company on February 27, 2009, April 16, 2009, April 17, 2009 and April 21, 2009, granting certain relaxations under the Regulations and the DIP Guidelines

Shares	Fully paid-up equity shares of the Target Company having a face value of Rs. 2/- each

Shareholders	Shareholders of the Target Company

SSA / Share Subscription Agreement	Share Subscription Agreement dated April 13, 2009 entered into amongst Venturbay Consultants Private Limited, Tech Mahindra Limited and Satyam Computer Services Limited for the Transaction, as amended on April 23, 2009 and April 29, 2009

Specified Date	May 22, 2009 being the date for the purpose of identifying Shareholders of the Target Company to whom this Letter of Offer will be dispatched

Stock Exchanges	BSE and NSE

Target Company / SCSL	Satyam Computer Services Limited, a public limited company, incorporated on June 24, 1987 under the provisions of the Act (Registered Office: 1-8-303/36, Mayfair Centre, 1st Floor, S P Road, Secunderabad - 500 003, India, Telephone: + 91 40 3065 4343)

Transaction	Transaction shall have the meaning ascribed to it in paragraph 5 of this Letter of Offer

Note:	All terms beginning with a capital letter used in this Letter of Offer, but not otherwise defined herein, shall have the meanings ascribed thereto in the Regulations.

I.	Disclaimer Clause

IT IS TO BE DISTINCTLY UNDERSTOOD THAT FILING OF DRAFT LETTER OF OFFER WITH SEBI SHOULD NOT IN ANY WAY BE DEEMED OR CONSTRUED THAT THE SAME HAS BEEN CLEARED, VETTED OR APPROVED BY SEBI. THE DRAFT LETTER OF OFFER HAS BEEN SUBMITTED TO SEBI FOR A LIMITED PURPOSE OF OVERSEEING WHETHER THE DISCLOSURES CONTAINED THEREIN ARE GENERALLY ADEQUATE AND ARE IN CONFORMITY WITH THE REGULATIONS. THIS REQUIREMENT IS TO FACILITATE THE SHAREHOLDERS OF SATYAM COMPUTER SERVICES LIMITED TO TAKE AN INFORMED DECISION WITH REGARD TO THE OFFER. SEBI DOES NOT TAKE ANY RESPONSIBILITY EITHER FOR FINANCIAL SOUNDNESS OF THE ACQUIRER, PAC OR THE COMPANY WHOSE SHARES/ CONTROL IS PROPOSED TO BE ACQUIRED OR FOR THE CORRECTNESS OF THE STATEMENTS MADE OR OPINIONS EXPRESSED IN THE LETTER OF OFFER. IT SHOULD ALSO BE CLEARLY UNDERSTOOD THAT WHILE THE ACQUIRER IS PRIMARILY RESPONSIBLE FOR THE CORRECTNESS, ADEQUACY AND DISCLOSURE OF ALL RELEVANT INFORMATION IN THIS LETTER OF OFFER, IN THIS SPECIFIC INSTANCE THE ACQUIRER AND THE PAC HAVE SPECIFICALLY DISCLAIMED RESPONSIBILITY WITH REGARD TO ALL INFORMATION ABOUT AND ALL COMPLIANCES BY THE TARGET COMPANY WITH APPLICABLE LAW. THE MERCHANT BANKER IS EXPECTED TO EXERCISE DUE DILIGENCE TO ENSURE THAT ACQUIRER DULY DISCHARGES ITS RESPONSIBILITY ADEQUATELY. IN THIS BEHALF, AND TOWARDS THIS PURPOSE, THE MANAGER TO THE OFFER, KOTAK MAHINDRA CAPITAL COMPANY LIMITED, HAS SUBMITTED A DUE DILIGENCE CERTIFICATE DATED MAY 6, 2009 TO SEBI IN ACCORDANCE WITH THE SEBI (SUBSTANTIAL ACQUISITION OF SHARES AND TAKEOVERS) REGULATIONS, 1997 AND SUBSEQUENT AMENDMENT(S) THEREOF READ ALONG WITH THE SEBI RELAXATION LETTERS. FURTHER, IN THIS SPECIFIC INSTANCE THE MANAGER TO THE OFFER HAS ALSO SPECIFICALLY DISCLAIMED RESPONSIBILITY WITH REGARD TO ALL INFORMATION ABOUT AND ALL COMPLIANCES BY THE TARGET COMPANY. THE FILING OF THIS LETTER OF OFFER DOES NOT, HOWEVER, ABSOLVE THE ACQUIRER FROM THE REQUIREMENT OF OBTAINING SUCH STATUTORY CLEARANCES AS MAYBE REQUIRED FOR THE PURPOSE OF THE OFFER.

THE OFFER AND THIS LETTER OF OFFER

The Offer is being made for securities of an Indian company and, while the Offer is subject to Indian and U.S. disclosure requirements, U.S. holders of ADSs and Shares not represented by ADSs should be aware that this document has been prepared primarily in accordance with Indian format and style, which differs from customary U.S. format and style. The audited financial information for the years ended March 31, 2007, 2008 and 2009 of Venturbay and Tech Mahindra has been prepared in accordance with Indian GAAP.

The Offer and this Letter of Offer are subject to the requirements of the Regulations and the U.S. federal securities laws and are subject to the jurisdiction of SEBI and the Securities and Exchange Commission of the United States (“SEC”). Certain of the U.S. federal securities laws apply to the Offer and this Letter of Offer for various reasons including, without limitation, that there are U.S. holders of the securities of SCSL and, as described herein, SCSL has securities registered under Section 12 of the Exchange Act. In addition, the Target Company is a foreign private issuer as defined in SEC rules and is subject to the informational reporting requirements of the Exchange Act and files or furnishes reports with the SEC.

FORWARD LOOKING STATEMENTS

Certain statements in this Letter of Offer are not historical and may constitute forward-looking statements reflecting financial performance. When used in this Letter of Offer, words such as “estimate”, “intend”,

“expect”, “will”, “may”, “anticipate” and similar expressions are intended to identify forward-looking statements—which are, by their very nature, not guarantees of future operational or financial performance and are subject to risks and uncertainties. Forward-looking statements are based on management’s estimates, beliefs and opinions on the date the statements are made. Actual results may differ from these estimates, beliefs and opinions.

II.	Details of the Offer

Background of the Offer

1.	The Offer is being made by Acquirer along with PAC pursuant to and in compliance with, among others, regulation 10 and regulation 12 read with the relaxations granted by SEBI under regulation 29A of the Regulations, and as a result of the Acquirer and the PAC entering into an agreement with the Target Company to subscribe and pay for shares, representing in excess of 15% of the share capital of the Target Company accompanied with a proposal for a change of control in the Target Company. In terms of regulation 10, no acquirer shall acquire shares or voting rights which (taken together with shares or voting rights, if any, held by him or by persons acting in concert with him), entitle such acquirer to exercise fifteen percent or more of the voting rights in a company, unless such acquirer makes a public announcement to acquire shares of such company in accordance with the Regulations. Further, regulation 12 states that irrespective of whether or not there has been any acquisition of shares or voting rights in a company, no acquirer shall acquire control over the target company, unless such person makes a public announcement to acquire shares and acquires such shares in accordance with the Regulations. regulation 29 A of the Regulations provides for certain relaxations from the provisions of Chapter III of the Regulations and states that SEBI may, on an application made by a target company, relax any or more of the provisions of Chapter III (Substantial acquisition of shares or voting rights in and acquisition of control over a listed company) of the Regulations, subject to such conditions as it may deem fit, if it is satisfied that

(a)	the Central Government or State Government or any other regulatory authority has removed the board of directors of the target company and has appointed other persons to hold office as directors thereof under any law for the time being in force for orderly conduct of the affairs of the target company;

(b)	such directors have devised a plan which provides for transparent, open, and competitive process for continued operation of the target company in the interests of all stakeholders in the target company and such plan does not further the interests of any particular acquirer;

(c)	the conditions and requirements of the competitive process are reasonable and fair;

(d)	the process provides for details including the time when the public offer would be made, completed and the manner in which the change in control would be effected;

(e)	the provisions of Chapter III are likely to act as impediment to implementation of the plan of the target company and relaxation from one or more of such provisions is in public interest, the interest of investors and the securities market.

2.

On January 7, 2009, SCSL’s then-Chairman, Mr. B. Ramalinga Raju, submitted a letter to SCSL’s then-existing Board of Directors informing it that he had falsified SCSL’s accounts over a period of several years, including SCSL’s revenues, profitability and cash balance. In light of Mr. Raju’s statements, the GOI filed Company Petition 1 of 2009 with the Hon’ble Company Law Board (“CLB”). Pursuant to the foregoing proceedings instituted by GOI with the CLB under Sections 388B, 397 and 398 read with Sections 401 to 408 of the Act, the CLB, on January 9, 2009, suspended the then-existing Board of Directors and passed orders directing the GOI to nominate up to ten (10) directors on SCSL’s Board. Thereafter, on January 13, 2009, Price Waterhouse Coopers, SCSL’s then-statutory auditors, informed SCSL and the SEC that in view of Mr. Raju’s statements, its audit reports, since the quarter ended June 2000, could no longer be relied on. In addition, on February 19, 2009, the CLB passed an order allowing SCSL to (i) introduce a new investor/promoter into SCSL; (ii) enhance the authorized share capital of SCSL and to make a preferential allotment of equity shares to an investor without seeking the consent of shareholders; and (iii) to infuse fresh capital into SCSL by way of such preferential allotment of Shares in favour of such investor. Following the order of the CLB dated February 19, 2009, the Board of Directors of SCSL formulated a proposal to conduct an open and competitive bidding process which contemplated the selection of an investor to acquire a controlling interest in SCSL at an agreed upon price per Share. Based on the decision of the Board of Directors, SCSL, through its letter dated February 27, 2009, April 16, 2009 and April 21, 2009, applied to SEBI, seeking its approval for certain relaxations from the provisions of the Regulations and the provisions of DIP Guidelines. SEBI, through its letters dated March 3, 2009 granted in-principle approval in respect of certain relaxations that had been sought, which has since been confirmed by SEBI vide their letters dated April 20, 2009 and April 21, 2009.

3.	Based on the order of the CLB and the in-principle approval of SEBI, on March 9, 2009, SCSL commenced the formal process of identifying a strategic investor and initiated the competitive bidding process by inviting interested bidders to register their interest to participate in a competitive bidding process. The Bid Process included the selection of a successful bidder to subscribe to such number of Shares that would immediately following the allotment represent 31% of the Diluted Share Capital of the Target Company through a preferential allotment of equity shares, make a consequent public offer under the Regulations and if, upon having made the Public Offer, the investor acquires less than 51% of the Fully Diluted Share Capital pursuant to the Preferential Allotment and the Public Offer, at the successful bidder’s option, subscribe to additional shares by way of subsequent preferential allotment to take the bidder’s shareholding up to 51% of the Fully Diluted Share Capital.

4.	On April 13, 2009, the Board of Directors of SCSL, in consultation with Mr. Justice S.P. Bharucha (former Chief Justice of India), declared the Acquirer as the highest bidder.

5.	Pursuant to the Acquirer being declared as the highest bidder, on April 13, 2009, the Acquirer and the PAC entered into a definitive SSA with SCSL. In addition, the Acquirer and SCSL entered into an Escrow Agreement with a mutually agreed escrow agent providing for the deposit and subsequent transfer of the amount payable towards subscription of Shares under the Preferential Allotment until the satisfaction of certain terms and conditions contained in the SSA. The terms of the SSA, among others provide that:

a.	subject to the Acquirer having deposited the necessary funds toward the subscription, SCSL will issue and allot by the way of a preferential allotment 30,27,64,327 (Thirty Crores Twenty-Seven Lakhs Sixty-Four Thousand Three Hundred and Twenty-Seven Only) Shares of face value Rs. 2/- each (Rupees Two Only) representing, 31% of the Diluted Share Capital at a price of Rs. 58/- (Rupees Fifty-Eight Only) per Share;

b.	certain nominees of the Acquirer will be appointed to the Board of Directors of SCSL;

c.	if, upon closing of the Offer, the Acquirer has acquired less than 51% of the Fully Diluted Share Capital, the Acquirer has the right but not the obligation to subscribe to Additional Shares, at the same price per share at which the shares have been subscribed to in the Preferential Allotment, which Shares, together with the initial shares (acquired through the Preferential Allotment) and the shares acquired in the Offer shall not exceed 51% of the Enhanced Share Capital, provided that the issue and allotment of the Additional Shares, if any, must be completed no later than Fifteen (15) calendar days from the date of the closure of the offer period of the Offer;

d.	the Acquirer will not be required to make another open offer in connection with the subscription of the Additional Shares, if any;

e.	Shares acquired in the Preferential Allotment, the Offer and Additional Shares, if any, shall be locked in for a period of Three (3) years from the date of allotment / acquisition thereof in the manner provided in the SEBI DIP Guidelines;

f.	following the completion of the Preferential Allotment, the Acquirer will be deemed to be the new promoter of SCSL;

g.	for a period of Two (2) years from the date of completion of the Offer, the Acquirer will not, without the consent of the shareholders of the Target Company by special resolution through a postal ballot and/or appropriate orders received from the CLB sell or dispose of any material assets or undertaking of SCSL; and

h.	for so long as the Company Petition 1 of 2009 is pending, the Acquirer will not discontinue the main business of SCSL or cause SCSL to undertake any new business which is unrelated or not complementary to the existing business of SCSL without the prior approval of the shareholders of SCSL by special resolution through a postal ballot.

The events described in this Paragraph 5, together with this Offer, are collectively referred to as the “Transaction”. The Transaction is subject to customary representations, warranties and conditions precedent, including the receipt of certain statutory and regulatory approvals.

6.	On April 15, 2009, SCSL filed an application with the CLB, seeking its approval in connection with the selection of the highest bidder and confirmation of the highest bidder as the successful bidder and certain other matters, including, but not limited to, the Preferential Allotment, the appointment of Mr. Vineet Nayyar, Mr. C.P. Gurnani, Mr. Sanjay Kalra and Mr. Ulhas N Yargop as the Acquirer’s nominees on the Board of Directors of SCSL and certain other matters in respect of the statutory filings to be made by SCSL. The CLB, by its order dated April 16, 2009 approved the Preferential Allotment, the appointment of the aforementioned 4 nominees of Acquirer on the Board of Directors of the Target Company, subject to compliance by the Acquirer of certain terms and conditions contained in the request for proposal and deposit of the necessary funds in connection with the Preferential Allotment by the Acquirer with the Target Company and the requisite escrow amount under the Offer. The Acquirer has since, satisfied the requisite terms and conditions and on May 5, 2009 was allotted 30,27,64,327 (Thirty Crores Twenty-Seven Lakhs Sixty-Four Thousand Three Hundred and Twenty-Seven Only) Shares of face value Rs. 2/- each (Rupees Two Only). In addition, with effect from May 27, 2009 the aforementioned nominees have been appointed to the Board of Directors of the Target Company.

7.	As stated above in Paragraph 2, SCSL had sought certain relaxations from SEBI in respect of certain provisions of the Regulations and the DIP Guidelines. Specifically, among others, SCSL had sought relaxation from: (a) the applicability of any floor price under Clause 13.1 of the DIP Guidelines for the Preferential Allotment; and (b) the applicability of the minimum open offer price under regulation 20(4) of the Regulations. SEBI, through its letter dated March 3, 2009 had granted an in-principle approval in respect of (b) and in respect of (a) stated that the proposal qualifies for an automatic exemption under Clause 13.7.3 of the DIP Guidelines, subject to certain disclosures being made in the notice for the General Meeting of the Shareholders under Section 81 1(A) of the Companies Act, 1956. SEBI further noted that the disclosure requirement in the notice will also not apply to the instant proposal in light of the order of the CLB, and that the offer price should be at least the same as the price for the Preferential Allotment. The in-principle order of SEBI has since been confirmed by SEBI vide its letters dated April 20, 2009 and April 21, 2009. Accordingly, the requirements for the floor price under the DIP Guidelines and the minimum offer price under regulation 20(4) of the Regulations have been dispensed with. On April 28, 2009, the SEC provided certain exemptive relief with respect to the Offer, which includes, without limitation, that the Offer may remain open for 20 calendar days rather than 20 business days as required by Rule 14e-1(a) of the Exchange Act and the holders of Shares have withdrawal rights until three working days prior to expiration of the Offer rather than the withdrawal rights granted under Rule 14d-7(a)(1) of the Exchange Act.

8.

In the event that the Offer is not fully subscribed, the Acquirer intends to acquire such number of Additional Shares that would, together with the Shares acquired under the Offer, equal the Offer Size. Depending on the number of Shares acquired under the Offer and the Additional Shares, the resulting shareholding of the Acquirer in the Target Company may vary from 42.0% to 50.4% of the Enhanced Share Capital. In this regard, the Acquirer will, in accordance with the terms of the SSA, notify SCSL of the exact number of Additional Shares that it proposes to acquire, if any, within Seven (7) calendar days from the closure of the Offer, who will, based on such notification, make necessary applications with the CLB in connection with such allotment.

9.	The Acquirer, the PAC and the Target Company have not been prohibited by the SEBI from dealing in securities, in terms of direction issued under Section 11B or any other regulations under the SEBI Act, 1992.

Details of the proposed Offer

10.	In accordance with regulation 15(1) of the Regulations, the Acquirer issued a Public Announcement on April 22, 2009, which appeared in all editions of Business Standard, all editions of Pratahkal, the Mumbai edition of Sakal and the Hyderabad edition of Andhra Prabha. A copy of the PA and this Letter of Offer (including the Form of Acceptance cum Acknowledgement and the Form of Withdrawal) is expected to be available on SEBI’s website (www.sebi.gov.in).

11.	Pursuant to the Offer, the Acquirer proposes to acquire 19,90,79,413 (Nineteen Crores Ninety Lakhs Seventy-Nine Thousand Four Hundred and Thirteen Only) Shares of the Target Company representing 20% of the Fully Diluted Share Capital of the Target Company, at a price of Rs. 58/- (Rupees Fifty-Eight Only) for each Share of the Target Company, payable in cash and in accordance with the Regulations. The Offer is subject to the receipt of certain approvals as set forth below in Section VII, “Terms and Conditions of the Offer”.

12.	There are no partly paid-up shares of the Target Company. The Offer is not subject to any minimum level of acceptance.

13.	As on the date of PA, there exist convertible instruments, which entitle the holders to be allotted, 1,86,74,715 (One Crore Eighty-Six Lakhs Seventy-Four Thousand Seven Hundred and Fifteen Only) Shares (representing 1.88% of Fully Diluted Share Capital) of the Target Company. Other than above there are no outstanding convertible instruments in the Target Company. Shares, that may be allotted upon the conversion of the outstanding convertible instruments have been included for the calculation of the Offer Size.

14.	This is not a competitive bid. Since the Offer is being made pursuant to the relaxation granted under regulation 29A of the Regulations, no public announcement for a competitive bid can be made under the Regulations.

15.	Subject to the terms and conditions of the Offer and receipt of necessary statutory/regulatory approval, the Acquirer proposes to acquire, to the extent of the Offer Size, all Shares that are validly tendered under the Offer. In case the number of Shares validly tendered in the Offer is more than the Shares to be acquired in the Offer, the acquisition of Shares from each shareholder will be, as per the provisions of regulation 21(6) of the Regulations, on a proportional basis in such a way that the acquisition from any shareholder shall not be less than the minimum marketable lot or the entire holding if it is less than the marketable lot. As the Shares trade in the compulsory dematerialized settlement segment of BSE and NSE, the minimum marketable lot for the Shares is 1 (one).

16.	There shall be no discrimination in the acceptance of locked-in and non-locked in Shares in the Offer. The Shares to be acquired under the Offer must be free from all liens, charges and encumbrances and will be acquired together with all rights attached thereto.

17.	The Offer is made to all Eligible Persons and ADS holders as set forth in Paragraphs 89 and 113.

18.	This Letter of Offer is being sent to those Shareholders of the Target Company (other than the Acquirer and the PAC) whose names appeared in the Register of Members of the Target Company and on the record of the Depositories at the close of business hours on May 22, 2009, being the Specified Date, as required under the Regulations.

Object of the acquisition/Offer

19.	The Offer is being made in compliance with regulations 10 and 12 read with the relaxations granted by SEBI under regulation 29A of the Regulations. The Offer is being conducted as part of the Transaction contemplated by the Share Subscription Agreement, details of which are more fully set out in Background to the Offer. The purpose of the Offer is to enable the Acquirer to purchase up to 20% of the Fully Diluted Share Capital.

20.	The Acquirer is pursuing the Transaction because it continues to believe that there is significant potential offered in the information technology, consulting and business outsourcing business generally, and that SCSL’s platform provides the Acquirer with an excellent opportunity to further expand the Acquirer’s operations in this area.

21.	The Acquirer intends to utilize various strategies in an effort to improve SCSL’s performance. Among other things, the Acquirer intends to utilize SCSL’s pool of highly experienced, well-trained professional employees, to seek to leverage the Acquirer’s brand association and management depth to enhance the confidence of SCSL’s customer base and to reduce churn, and to help implement high standards of corporate governance practices for SCSL to enhance efficiency and restore overall confidence in SCSL.

22.	Acquirer, the PAC and the Target Company operate in the similar fields of information technology, consulting and business outsourcing business. However, there is deemed to be limited overlap between Acquirer/ PAC and the Target Company with few active common clients and complementary industry verticals and geographical spread of operations. Post this Transaction, Acquirer/ PAC is expected to have a balanced revenue distribution across industry verticals and geographies.

III.	Background of the Acquirer and PAC

23.	Venturbay Consultants Private Limited is the Acquirer and Tech Mahindra Limited is the PAC for the purpose of the Offer. Venturbay Consultants Private Limited—Acquirer

24.	Details in respect of Venturbay are set forth in the table below:

Name	Venturbay Consultants Private Limited
Address of the Registered Office	Sharda Centre, Off Karve Road, Erandwane, Pune - 411 004, India, Tel: +91 20 6601 8100

Address of the Corporate Office	Sharda Centre, Off Karve Road, Erandwane, Pune - 411 004, India, Tel: +91 20 6601 8100

Listing Status	Shares of Venturbay are not listed on any stock exchange

Promoters/Person having Control	Tech Mahindra is the promoter of Venturbay

Relationship with the PAC	Venturbay is a wholly owned subsidiary of Tech Mahindra Limited

Primary Business and Experience	Venturbay was incorporated on July 16, 2004 under the provisions of the Act. Venturbay is engaged in the business of providing programming and software solutions, information technology, networking and consultancy services

Compliance with applicable provisions of Chapter II of the Regulations/ other applicable regulations under the SEBI Act, 1992
Venturbay has not held/acquired any Shares of the Target Company since inception till the date of this LOF save as in for Shares subscribed pursuant to the Preferential Allotment. Venturbay has complied with the applicable provisions of Chapter II of the Regulations in respect of the Target Company, wherever applicable, within the time specified in the Regulations

25.	As on the date of the PA, the shareholding pattern of Venturbay was as follows:

Shareholder Name	% shareholding
Promoter and Promoter Group
Tech Mahindra Limited	100%

26.	As on the date of the PA, the Board of Directors of Venturbay consisted of the following persons:

Name	Date of Appointment	Designation	Residential Address	Present Principal Occupation / Past Occupation(s)
Mr. Vineet Nayyar	March 17, 2009	Chairman and Director	5A, Friends Colony (West), Mathura Road, New Delhi - 110 065, India	Vice Chairman, Managing Director & Chief Executive Officer, Tech Mahindra Limited (January 2005 - Present) CEO, Perot Systems (India) TSI, (March 1997 - December 2004), Noida

Mr. Atanu Sarkar	March 17, 2009	Director	Flat No. 2242, Clover Highland, Kondhwa, NIBM, Pune - 411 048, India

VP & Chief Legal Officer, Tech Mahindra (April 2008 - Present), Pune Chief Legal Officer, Tech Mahindra Limited (April 2006 - March 2008), Pune

Head - Legal Affairs, Tech Mahindra Limited (June 2004 - March 2006), Pune

Mr. Milind Kulkarni	March 17, 2009	Director	F 1/10, Girija Shankar Vihar, Karve Nagar, Pune - 411 052, India	Vice President - Finance, Tech Mahindra Limited (2002 - Present), Pune

Mr. Paul Ringham	April 9, 2009	Director	87, Salcott Road, Battersea London SW11 6DF, United Kingdom

Commercial Director, BT plc, (February 2009 - Present), London

Director, Corporate Finance, BT plc (April 2005 - February 2009), London

Corporate Finance Manager, BT plc (October 1999 - March 2005), London

Mr. Sonjoy Anand	March 17, 2009	Director	Bunglow No. 92, National Co-Op Housing Society, Baner Road, Aundh, Pune - 411007, India	Chief Financial Officer, Tech Mahindra Limited (December 2003 - Present), Pune

Mr. Ulhas N. Yargop	April 9, 2009	Director	S-11, Pemino, Altamount Road, Mumbai - 400 026, India	Non-Executive Director, Tech Mahindra Limited (April 1999 - Present) President - IT Sector, Mahindra & Mahindra Limited (April 1999 - Present), Mumbai

None of the above mentioned directors is a beneficial owner of Shares and/or ADSs other than Mr. Ulhas N. Yargop, who owns 2 Shares of the Target Company.

Mr. Paul Ringham is a British national. All other directors are citizens of India.

As on the date of the PA, none of the above mentioned directors was a director of the Target Company. However, pursuant to the CLB Order and in terms of the SSA, as of the date of this LOF, Mr. Vineet Nayyar and Mr. Ulhas N. Yargop, being directors on the board of the Acquirer have been appointed as directors on the board of the Target Company with effect from May 27, 2009. In addition, in its order, the CLB has also directed Indian state and central government agencies not to initiate any action, in exercise of their powers, against Venturbay’s nominee directors for acts prior to January 9, 2009, without the prior leave of the CLB, for as long as the Company’s petition is pending before the CLB.

27.	Brief details in respect of the experience of the various members of the Board of Directors of Venturbay is as follows:

Mr. Vineet Nayyar, Chairman and Director

An accomplished leader, Mr. Nayyar has led several organizations across industries, creating high performance teams and successful businesses. In a career spanning over 40 years, he has worked with the Government of India (“GoI”), international multilateral agencies and the corporate sector (both public and private). He started his career with the Indian Administrative Service. While in the GoI, he held a series of senior positions, including that of a District Magistrate, Secretary—Agriculture & Rural Development for the Government of Haryana and Director, Department of Economic Affairs, GoI. He also worked with the World Bank for over 10 years in a series of senior assignments, including successively being the Chief for the Energy, Infrastructure and the Finance Divisions for East Asia and Pacific. In the Corporate sector, Mr. Nayyar was the founding Chairman & Managing Director of the state owned Gas Authority of India. In the Private Sector, he served as the Managing Director of HCL Corporation and as the Vice Chairman of HCL Technologies. He was also the founder & CEO of HCL Perot Systems.

Vineet holds a Master’s degree in Development Economics from Williams College, Massachusetts.

Mr. Atanu Sarkar

Mr. Atanu Sarkar has over 22 years of experience in a range of legal, arbitration, copyrights, patents and secretarial matters. He was earlier Head of M&A practice of ICI India Limited and has carried out multiple acquisitions, divestments and joint ventures. He has also worked for Tata Robin Fraser, wherein he was handling arbitration.

Mr. Milind Kulkarni

Mr. Milind Kulkarni is a chartered accountant with 28 years of experience & has handled a range of financial & commercial roles in different industries in manufacturing & service sectors. He has worked as CFO for 10 years before joining Tech Mahindra Group as Vice President- Finance, his current assignment in 2002.

Mr. Paul Ringham

Mr. Paul Ringham, a British national, received a Bachelor of Science degree in Biology from the University of York. He obtained an accounting qualification from the Institute of Chartered Accountants of England and Wales in 1995. He joined British Telecom as a corporate finance manager in 1999. Prior to this, he worked as a corporate finance manager at PricewaterhouseCoopers advising a wide range of public and private companies.

Mr. Sonjoy Anand

Mr. Sonjoy Anand is responsible for the Finance, Legal and Secretarial functions at Tech Mahindra. He has been Chief Executive for a portfolio of businesses with ICI. Most recently, he was the Director,

Finance for a global business with a multinational corporation based in the UK with additional responsibility for the Procurement and Information Technology functions. Sonjoy has extensive experience covering acquisitions, divestments and formation of joint ventures. A graduate in Economics (Hons.) and a qualified Chartered Accountant, Sonjoy has approximately 25 years of experience in Finance and General Management.

Mr. Ulhas Yargop

Mr. Ulhas Yargop joined the Mahindra Group in 1992. He has worked since then as General Manager—Corporate Planning, General Manager—Product Planning, General Manager, Mahindra-Ford Project, and Treasurer. He was appointed as President, IT Sector in 1999. The IT Sector includes Tech Mahindra (focused on the telecom vertical) and Bristlecone (focused on supply chain consulting and ERP). He is also responsible for Mahindra SIRF, the Corporate VC activity of the Mahindra Group. He previously worked with GKN Automotive Inc., USA as Director of Finance and later with GKN Invel Transmissions Ltd., New Delhi as General Manager—Commercial. He also worked with The Standard Batteries Ltd., Mumbai as Vice President—Industrial. Mr. Yargop is a member of the Managing Committee of Harvard Business School (India) Research Center, a member of the Board of Governors of The Mahindra United World College of India, a Trustee of the K. C. Mahindra Education Trust and a Trustee of the Mahindra Foundation. He has a Bachelor of Technology degree in Mechanical Engineering from the Indian Institute of Technology, Madras and Master in Business Administration from the Harvard Business School.

28.	As of the date of this Letter of Offer, there is no executive officer of Venturbay.

29.	In respect of the various directors of Venturbay, it may be noted that:

a.	Unless otherwise indicated, the directors of Venturbay mentioned above are all citizens of India. Neither Venturbay nor the directors listed above have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, U.S. federal and state securities laws or finding any violation with respect to such laws.

b.	To the best knowledge of Venturbay, after reasonable inquiry, as of the date hereof, other than Mr. Ulhas N. Yargop, who holds 2 Shares (less than 0.01%), none of (i) the directors of Venturbay and (ii) their associates hold any Shares. There have been no transactions in the last 60 days in Shares by the directors of Venturbay. In addition, there have been no transactions in the last 12 months in Shares by these persons other than as disclosed below.

Name	Purchase/ Sale	Quantity	Maximum Purchase/ Sale Price	Lowest Purchase/ Sale Price	Average Purchase/ Sale Price
Vineet Nayyar	Purchase	14,697	176.95	138.1	163.43
Vineet Nayyar	Sale	14,697	54.25	50.65	52.07

Note: Information relates to the period May 7, 2008 to May 6, 2009

30.	As on March 31, 2009, the paid-up share capital of Venturbay was Rs. 1,10,000 (Rupees One Lacs and Ten Thousand Only) consisting of 11,000 fully paid-up equity shares having a face value of Rs. 10 (Rupees Ten Only) each. As on April 30, 2009, the paid-up capital of Venturbay was Rs. 2,35,000 (Rupees Two Lacs and Thirty-Five Thousand Only) consisting of 23,500 fully paid-up equity shares having a face value of Rs. 10 (Rupees Ten Only) each.

31.	The financial details of Venturbay for the last three years as derived from its audited financial statements prepared in accordance with Indian GAAP are as set forth below. For a narrative description of the difference between Indian GAAP and US GAAP, please see Section IX, “Summary of Significant Differences between U.S. GAAP and Indian GAAP”.

(Amount Rs. in Lacs	)

Profit & Loss Statement	April 2006 - March 2007	April 2007 - March 2008	April 2008 - March 2009
Income from operations	—	—	—
Other Income	—	—	—
Total Income	—	—	—
Total Expenditure	0.17	0.09	0.32
Profit Before Depreciation, Interest and Tax	(0.17)	(0.09)	(0.32)
Depreciation	—	—	—
Interest	—	—	—
Profit Before Tax	(0.17)	(0.09)	(0.32)
Provision for Tax	—	—	—
Profit After Tax	(0.17)	(0.09)	(0.32)

Balance Sheet	As of March 31, 2007	As of March 31, 2008	As of March 31, 2009
Sources of funds			—
Paid up share capital	1.10	1.10	1.10
Reserves and Surplus (excluding revaluation reserves)	(0.28)	(0.37)	(0.69)
Less: Total miscellaneous expenditure not written off	(0.31)	(0.26)	—
Networth	0.51	0.47	0.41
Secured loans	—	—	—
Unsecured loans	—	—	—

Total	0.51	0.47	0.41

Uses of funds
Net fixed assets	—	—	—
Investments	—	—	—
Net Current assets	0.51	0.47	0.41

Total	0.51	0.47	0.41

Other Financial Data	April 2006 - March 2007	April 2007 - March 2008	April 2008 - March 2009
Dividend (%)	—	—	—
Earnings per share (In Rupees)	(1.54)	(0.78)	(2.91)
Return on Net worth[1]	(33.3)%	(18.2)%	(77.1)%
Book Value per share[2] (In Rupees)	4.64	4.27	3.77

[1]	Return on Networth calculated as Profit After Tax/ Networth as at the end of the period
[2]	Book value per share calculated as Networth / Number of outstanding shares as at the end of the year

No adjustments are required to the above financial information pursuant to the provisions of Annexure I, item 11 of the Standard Letter of Offer of SEBI.

The financial statements of Venturbay prepared in accordance with Indian GAAP for last three years ended March 31, 2009, 2008 and 2007 will be filed with the U.S. Securities and Exchange Commission under Item 10 of Schedule TO, which Schedule TO will be filed by Venturbay and all of which financial statements are incorporated herein by reference. Such information is incorporated by reference and is deemed to be a part of this Letter of Offer, except for any information superseded or modified by information contained directly in this Letter of Offer or in any document subsequently filed by Venturbay that is also incorporated or deemed to be incorporated by reference. You may read and copy all or any portion of the Schedule TO at the offices of the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC- 0330 for further information about the public reference rooms. The SEC maintains a website, www.sec.gov, that contains reports and other information concerning SEC filers, including Venturbay, that file electronically with the SEC. These reports and other information will be available for inspection and copying at the SEC’s public reference rooms and the SEC’s website. Documents incorporated by reference are also available for inspection as more fully set out in Section X, “Documents for Inspection”.

32.	Venturbay has no contingent liabilities except in connection with the Transaction and the Offer.

33.	Venturbay was incorporated in 2004 and does not have any revenues. The losses incurred are on account of expenses, which are preliminary expenses and administrative expenses.

Tech Mahindra had identified Venturbay as the entity for the purposes of acquiring shares under the Transaction and consequently acquired Venturbay from its erstwhile shareholders on March 19, 2009 for an equity value of Rs. 81,428/- (Rupees Eighty-One Thousand Four Hundred and Twenty-Eight Only) with the purpose of acquisition of Shares under the Transaction and also consequently under the Offer.

34.	As of the date of this Letter of Offer, Venturbay has not held / acquired any Shares of the Target Company during the last twelve (12) months except for the Shares acquired pursuant to the Preferential Allotment, which it acquired after having deposited Rs. 17.56 billion in a separate escrow account on April 20, 2009 in terms of the SSA.

35.	Venturbay reports its financial statements in accordance with Indian GAAP. The significant accounting policies applied in the preparation of the financials information presented in this document are set out below:

a.	Basis for preparation of accounts:

The accounts have been prepared to comply in all material aspects with applicable accounting principles in India, the Accounting Standards and the relevant provisions of the Companies Act, 1956.

b.	Fixed Assets including intangible assets:

Fixed assets are stated at cost less accumulated depreciation. Costs comprise of purchase price and attributable costs, if any.

c.	Depreciation/amortisation on fixed assets:

Depreciation is computed for all fixed assets including for assets taken on lease using the straight-line method based on estimated useful lives. Depreciation is charged on a pro-rata basis for assets purchased or sold during the year.

i.	Leasehold land is amortised over the period of lease.

ii.	Leasehold improvements are amortised over the period of lease or expected period of occupancy whichever is less.

iii.	Intellectual property rights are amortised over a period of seven years.

iv.	Assets costing up to Rs. 5000 are fully depreciated in the year of purchase.

d.	Investments:

Long term investments are carried at cost. Provision is made to recognise a decline other than temporary in the carrying amount of long term investment.

Current investments are carried at lower of cost and fair value.

e.	Impairment of Assets:

At the end of each year, it is determined whether a provision should be made for impairment loss on assets by considering the indications that an impairment loss may have occurred in accordance with Accounting Standard 28 on “Impairment of Assets”. Where the recoverable amount of any asset is lower than its carrying amount, a provision for impairment loss on assets is made for the difference. Recoverable amount is the higher of an assets net selling price and value in use. In assessing value in use, the estimated future cash flows expected from the continuing use of the asset and from its disposal are discounted to their present value using a pre-tax discount rate that reflects the current market assessments of time value of money and the risks specific to the asset.

Reversal of impairment loss if any, is recognised immediately as income in the Profit and Loss Account.

f.	Expenditure:

The cost of software purchased for use in software development and services is charged to cost of revenues in the year of acquisition.

36.	Status of corporate governance: Venturbay is a private limited company and has no applicable corporate governance requirements.

37.	Venturbay has not promoted any company in India.

Tech Mahindra Limited—PAC

Name	Tech Mahindra Limited
Address of the Registered Office	Gateway Building, Apollo Bunder, Mumbai - 400 001, India, Tel: +91 22 2202 1031

Address of the Corporate Office	Sharda Centre, Off Karve Road, Erandwane, Pune - 411 004, India, Tel: +91 20 6601 8100

Listing Status	The equity shares of Tech Mahindra are currently listed on the BSE and the NSE

Share Price as on June 1, 2009	Rs. 522.25 on BSE and Rs. 522.85 on NSE

Promoters	Mahindra & Mahindra Limited, British Telecommunications plc and Mahindra- BT Investment Company (Mauritius) Limited are the promoters of Tech Mahindra

Relationship with Venturbay	Tech Mahindra owns 100% of Venturbay

Primary Business and Experience

Tech Mahindra was incorporated on October 24, 1986 as a joint venture between Mahindra & Mahindra Limited and British Telecommunications plc. Tech Mahindra is a global systems integrator and business transformation consulting firm focused on the communications industry

An Initial Public Offering of a portion of Tech Mahindra’s shares was undertaken in 2006

Compliance with applicable provisions of Chapter II of the Regulations/other applicable regulations under the SEBI Act, 1992	There are no applicable compliances required by Tech Mahindra with Chapter II of the Regulations with respect to the Target Company

38.	As on the date of the PA, the Board of Directors of Tech Mahindra consisted of the following persons:

Name	Date of Appointment	Designation	Residential Address	Present Principal Occupation/Past Occupation(s)
Mr. Anand G. Mahindra	September 19, 1995	Non-Executive Chairman	‘Goolestan’ 65, Napean Sea Road, Mumbai - 400 006, India	Non-Executive Chairman, Tech Mahindra (September 1995 - Present) Vice Chairman & Managing Director, Mahindra & Mahindra Limited (January 2003 - Present), Mumbai

Mr. Vineet Nayyar	January 17, 2005	Vice Chairman, Managing Director & Chief Executive Officer	5A, Friends Colony (West), Mathura Road, New Delhi - 110 065, India	Vice Chairman, Managing Director & Chief Executive Officer, Tech Mahindra (January 2005 - Present) CEO, Perot Systems (India) TSI, (March 1997 - December 2004), Noida

Hon. Akash Paul	October 23, 2000	Non-Executive Independent Director	3, Ambika House, 9A, Portland Place, London W1B 1PR, United Kingdom	Non-Executive Independent Director (October 2000 - Present), Tech Mahindra Director, Caparo Group, UK (June 1981 - Present), London

Mr. Al-Noor Ramji	February 14, 2005	Non-Executive Director	10 Alexander Place, London SW7 2SF, United Kingdom	Non Executive Director, Tech Mahindra (February 2005 - Present) CEO/CIO, BT Plc (May 2004 - Present), London

Mr. Anupam Pradip Puri	October 18, 2002	Non-Executive Independent Director	17 East 16 Street, New York, NY 10003, USA

Non Executive Director, Tech Mahindra

(October 2002 - Present)

Advisor, Corsair Capital, (March 2008 - Present), New York

Special Advisor, General Atlantic Partners (September 2001 to December 2007), Connecticut (US)

Mr. Arun Seth	February 14, 2005	Non-Executive Director	A-7, Geetanjali Enclave, New Delhi - 110 017, India	Non-Executive Director, Tech Mahindra (February 2005 - Present) Chairman, BT India Private Limited (June 2001 - Present), Gurgaon

Mr. Bharat N. Doshi	June 6, 1997	Non-Executive Director	8, St. Helen’s Court, Peddar Road, Mumbai -400 026, India	Non-Executive Director, Tech Mahindra (June 1997 - Present) Executive Director, Mahindra & Mahindra Limited (August 1992 - Present), Mumbai

Mr. B. H. Wani	March 30, 2009	Non-Executive Independent Director	B-5, Wayward, Sitladevi Temple Road, Mahim, Mumbai - 400 016, India	Non-Executive Independent Director, Tech Mahindra (March 2009 - Present) Consultant solicitor (Oct 2003 - Present), Mumbai

Mr. Clive Goodwin	January 16, 2003	Non-Executive Director	51, Coleshill Road, Teddington, Middlesex Kingdom TW11 0LL, United	Non-Executive Director, Tech Mahindra (January 2003 - Present) Director International Development (March 2009 - Present), BT Wholesale Markets, West Sussex

Name	Date of Appointment	Designation	Residential Address	Present Principal Occupation/Past Occupation(s)

Director, Fixed Line Networks, BT Wholesale Markets (July 2008 - February 2009), West Sussex

Finance Director, BT Wholesale Markets (May 2005 - July 2008), West Sussex

Senior Corporate Finance Manager, BT Group (September 2000 - May 2005), West Sussex

Mr. M. Damodaran	July 22, 2008	Non-Executive Independent Director	DX 113, Kendriya Vihar, Sector 56, Gurgaon - 122 002, India

Non-Executive Independent Director, Tech Mahindra (July 2008 - Present) Chief Representative and Advisor, India - ING Groep Amsterdam (July 2008 - Present), New Delhi

Chairman, The Damodaran Group (October 2008 - Present), New Delhi

Chairman, SEBI (February 2005 - February 2008), Mumbai

Chairman, Industrial Development Bank of India (December 2004* -

February 2005), Mumbai Chairman UTI Asset Management Company (July 2001 - December 2005), Mumbai

Mr. Paul Ringham	May 4, 2006	(Alternate Director to Mr. Clive Goodwin)	87, Salcott Road, Battersea London SW11 6 DF, United Kingdom

Alternate Director to Mr. Clive Goodwin

(May 2006 - Present) Commercial Director, BT plc, (February 2009 - Present), London

Director, Corporate Finance, BT plc (April 2005 - February 2009), London

Corporate Finance Manager, BT plc (October 1999 - March 2005), London

Mr. Ulhas N. Yargop	April 1, 1999	Non-Executive Director	S-11, Pemino, Altamount Road, Mumbai - 400 026, India	Non-Executive Director, Tech Mahindra (April 1999 - Present) President - IT Sector, Mahindra & Mahindra Limited (April 1999 - Present), Mumbai

Mr. Paul Zuckerman	May 4, 2006	Non-Executive Independent Director	105, Grosvenor Road London SW1V 3LG, United Kingdom	Non-Executive Independent Director, Tech Mahindra (May 2006 - Present) Executive Chairman - Zuckerman & Associates Limited, (January 2001 - Present), London

Dr. Raj Reddy	October 23, 2000	Non-Executive Independent Director	808, Devon Shire, St. Pittsburgh, PA 15213, USA	Non-Executive Independent Director, Tech Mahindra (October 2000 - Present), Pune Professor, Carnegie Mellon University (September 1969 - Present), Pittsburgh
Mr. Ravindra	March 30, 2009	Non-Executive Independent Director	Samruddhi, Flat No. 2, 1st Floor, TPS VI, Relief Road, Santacruz (West), Mumbai - 400 054,	Non-Executive Independent IndiaDirector, Tech Mahindra (March 2009 - Present), Pune Senior Partner, Khaitan & Co, (April 2005 - Present) Mumbai Partner, Little & Co (Nov 1970 - March 2005), Mumbai

*	Held Additional Charge of Chairman, Industrial Development Bank of India thereto

None of the above mentioned directors is a beneficial owner of Shares and/ or ADSs other than Mr. Ulhas N. Yargop, who owns 2 Shares of the Target Company.

As on the date of the PA, none of the above mentioned directors was a director of the Target Company. However, pursuant to the CLB Order and in terms of the SSA, as of the date of this LOF, Mr. Vineet Nayyar and Mr. Ulhas N. Yargop, being directors on the board of the PAC, have been appointed as directors on the board of the Target Company with effect from May 27, 2009. In addition, in its order, the CLB has also directed Indian state and central government agencies not to initiate any action, in exercise of their powers, against Venturbay’s nominee directors for acts prior to January 9, 2009, without the prior leave of the CLB, for as long as the Company’s petition is pending before the CLB.

39.	Brief details in respect of the experience of the various members of the Board of Directors of Tech Mahindra is as follows:

Mr. Anand G. Mahindra, Non-Executive Chairman

Mr. Anand G. Mahindra, Vice Chairman and Managing Director of Mahindra & Mahindra Ltd.—one of India’s largest and most respected business houses—graduated from Harvard College, Cambridge, Massachusetts, Magna cum Laude, in 1981. He returned to India and joined Mahindra Ugine Steel Company Ltd (MUSCO), the country’s foremost producer of specialty steels, as Executive Assistant to the Finance Director. In 1989 he was appointed President and Deputy Managing Director of MUSCO. In 1991, he was appointed Deputy Managing Director of Mahindra & Mahindra Ltd., the country’s dominant producer of off-road vehicles and agricultural tractors. In April 1997, he was appointed Managing Director of Mahindra & Mahindra Ltd and in January 2003 given the additional responsibility of Vice Chairman. Mr. Mahindra was a co-promoter of Kotak Mahindra Finance Ltd., which in 2003 was converted into a bank. Kotak Mahindra Bank is one of the foremost private sector banks today. He is a recipient of several awards including ‘Knight of the Order of Merit’ by the President of the French Republic, The Most Inspiring Corporate Leader of the Year 2007 from NDTV Profit, Business Man of the Year 2007 from Business India, Harvard Business School Alumni Achievement Award 2008, and Qimpro Platinum Standard 2008 Statesman for Quality (Business) Award by Qimpro Foundation among many others. He is Past President 2003-04 of the Confederation of Indian Industry and has also been President of the Automotive Research Association of India (ARAI).Mr. Mahindra is also a Director of The National Stock Exchange of India Limited appointed under the “Public Representatives” category.

Mr. Vineet Nayyar, Vice-Chairman, Managing Director and Chief Executive Officer

An accomplished leader, Mr. Nayyar has led several organizations across industries, creating high performance teams and successful businesses. In a career spanning over 40 years, he has worked with the Government of India (“GoI”), international multilateral agencies and the corporate sector (both public and private). He started his career with the Indian Administrative Service. While in the GoI, he held a series of senior positions, including that of a District Magistrate, Secretary—Agriculture & Rural Development for the Government of Haryana and Director, Department of Economic Affairs, GoI. He also worked with the World Bank for over 10 years in a series of senior assignments, including successively being the Chief for the Energy, Infrastructure and the Finance Divisions for East Asia and Pacific. In the Corporate sector, Mr. Nayyar was the founding Chairman & Managing Director of the state owned Gas Authority of India. In the Private Sector, he served as the Managing Director of HCL Corporation and as the Vice Chairman of HCL Technologies. He was also the founder & CEO of HCL Perot Systems.

Vineet holds a Master’s degree in Development Economics from Williams College, Massachusetts.

Hon. Akash Paul

Hon. Akash Paul is a non-executive independent director of Tech Mahindra. He has been with the Caparo Group, a steel and engineering company, one of UK’s largest private companies. He has an interest in education and serves on the School of Engineering, Dean’s Advisory Council at Carnegie-Mellon University and the Dean’s Advisory Council at the Sloan School of Management, MIT. He holds an MBA degree from Massachusetts Institute of Technology and a Bachelor of Science degree in Chemical engineering and Economics from Carnegie-Mellon University. He is a British national.

Mr. Al-Noor Ramji

Mr. Al-Noor Ramji is a non-executive director of Tech Mahindra. He is the BT Group CIO and previously held the position of Chief Executive Officer, Webtek Software, a software company in India that he founded. He is a Chartered Financial Analyst and holds a Bachelor of Science degree in Electronics from London University. He is a British national.

Mr. Anupam P. Puri

Mr. Anupam Puri is non-executive independent director of Tech Mahindra. He was a management consultant with McKinsey for 30 years, working with companies, governments and multilateral agencies on strategy and organization. He founded McKinsey’s practice in India. Since 2000, he has served as Non Executive Director of several Indian companies. His education includes a BA in Economics from Delhi University, and MA and M.Phil degrees in Economics from Oxford University. He is an American national.

Mr. Arun Seth

Mr. Arun Seth is a non-executive director of Tech Mahindra nominated by BT and he is having over 30 years of experience in the Information & Communication Technology industry. Arun is currently the Chairman of BT India Private Ltd and looks after the interests of BT Group in India for its off shoring activities. He is on the Executive Committee of Nasscom and is a regular speaker at seminars relating to telecom and IT. Arun has an active interest in humanitarian and educational activities and serves on the advisory Board of The Energy and Resources Institute (TERI) and other NGO’s. He is an alumnus of the Indian Institute of Technology, Kanpur and the Indian Institute of Management, Kolkata.

Mr. Bharat N. Doshi

Mr. Bharat Doshi is a non-executive director of Tech Mahindra. In August 1992, he joined the Board of Mahindra & Mahindra as Executive Director in charge of Finance & Accounts, Corporate Affairs and Information Technology. He was the President of the Trade & Financial Services Sector from December 1994 to October 2007. He is also on the Board of Governors of The Mahindra United World College of India. He has been elected as Vice President of Bombay Chamber of Commerce & Industry for the year 2008-09 and is President-elect for the year 2009-10. He was a founding member of the Governing Council of Indian Association of Corporate CFOs and Treasurers (InAct). He was adjudged ‘India’s Best CFO’ by the leading business fortnightly “Business Today”(India Today Group Publication) in April 2005. He was also conferred the ‘CFO of the Year’ Award instituted by IMA India, an associate of The Economist Group, in December 2005. In November 2007, he was honoured with the prestigious “CNBC CFO of the Year 2007” award. He is a fellow member of both, the Institute of Chartered Accountants of India and the Institute of Company Secretaries of India and has a Master’s Degree in Law from the University of Bombay. He has participated in the Program for Management Development at the Harvard Business School.

Mr. B.H. Wani

Mr. B.H. Wani, a non-executive independent director of Tech Mahindra, is a senior solicitor and advocate practicing in the Bombay High Court, at Mumbai for the last 40 years. Subsequent to his retirement as senior partner of Little & Co, he is practicing more in advisory capacity. During his career, he has independently handled civil matters of corporate bodies of India and abroad, relating to sale and purchase of properties, matters covering formation of companies, joint ventures, collaborations, trademarks etc. and resolving issues relating to commercial laws, corporate laws including company law, banking, arbitration law, monopolies, mergers and takeovers.

Mr. Clive Goodwin

Mr. Clive Goodwin is a non-executive director of Tech Mahindra. He is currently Director, International Development and has served as the Corporate Finance Manager to BT Group Corporate Finance between 2000 and 2005. He holds a Bachelor of Science degree in Accounting and Modern Languages from the University of Salford. He has obtained his professional qualification in accounting from the Institute of Chartered Accountants in England and Wales. He is a British national.

Mr. M. Damodaran

Mr. Damodaran is the non-executive director of Tech Mahindra. He has recently completed his tenure as the Chairman of SEBI. As chairman, he was instrumental in setting the pace for appropriate regulation of the securities market in India. His initiatives at SEBI have resulted in India’s financial markets being recognized as being amongst the best regulated in the world. Mr. Damodaran’s prior appointments include Chairman of IDBI and Chairman of UTI. Earlier, he was Joint Secretary (Banking Division), Ministry of Finance for five years He was also a member of the Indian Administrative Service and has served as Chief Secretary, Government of Tripura, apart from various assignments with the Central Government at the Ministry of Finance, Ministry of Commerce and Ministry of Information & Broadcasting. He holds degrees in Economics and Law from the Universities of Madras and Delhi.

Mr. Paul Zuckerman

Mr. Paul Zuckerman, a non-executive independent director of Tech Mahindra, is the chairman and Chief Executive Officer of Zuckerman & Associates Limited, which advises technology and life science related start ups and works with strategic and venture capital sources of finance. He has obtained a BA and MA in Economics and a Higher National Diploma in Agricultural Economics from Trinity College, Cambridge University. He also holds a Ph.D. in Agricultural Economics from Reading University, United Kingdom. He is an independent director on a number of international boards and was deputy chairman of Icap plc. He is a British national.

Dr. Raj Reddy

Dr. Raj Reddy is a non-executive independent director of Tech Mahindra. Presently he is the Mozah Bint Nasser University Professor of Computer Science and Robotics in the School of Computer Science at the Carnegie Mellon University, and has been on the faculty of the Carnegie Mellon University USA since 1969. His research interests include the study of human-computer interaction and artificial intelligence. He has been awarded the Legion of Honour by President of France in 1984 and the Padma Bhushan by President of India in 2001.

Mr. Ravindra Kulkarni

Mr. Ravi Kulkarni, a non-executive independent director of Tech Mahindra, is Senior Partner, Khaitan & Co., Advocates and member of Bar Council of Maharashtra & Goa. He has immense experience in all aspects of corporate law; mergers & acquisitions, cross-border transactions in capital markets, securities law, restructuring, foreign collaboration, etc. He advises a range of large Indian and multinational clients in various business sectors. He is also on the board of various public listed companies in India.

Mr. Ulhas N. Yargop

Mr. Ulhas N. Yargop, a non-executive director of Tech Mahindra, joined the Mahindra Group in 1992. He has worked since then as General Manager—Corporate Planning, General Manager—Product

Planning, General Manager, Mahindra-Ford Project, and Treasurer. He was appointed as President, IT Sector in 1999. The IT Sector includes Tech Mahindra (focused on the telecom vertical) and Bristlecone (focused on supply chain consulting and ERP). He is also responsible for Mahindra SIRF, the Corporate VC activity of the Mahindra Group. He previously worked with GKN Automotive Inc., USA as Director of Finance and later with GKN Invel Transmissions Ltd., New Delhi as General Manager—Commercial. He also worked with The Standard Batteries Ltd., Mumbai as Vice President—Industrial. Mr. Yargop is a member of the Managing Committee of Harvard Business School (India) Research Center, a member of the Board of Governors of The Mahindra United World College of India, a Trustee of the K. C. Mahindra Education Trust and a Trustee of the Mahindra Foundation. He has a Bachelor of Technology degree in Mechanical Engineering from the Indian Institute of Technology, Madras and Master in Business Administration from the Harvard Business School.

40.	As on the date of the PA, the executive officers of Tech Mahindra consisted of the following persons:

Name	Present Principal Occupation with Tech Mahindra	Past Occupations (During last five years, if applicable)
Mr. Vineet Nayyar	Vice Chairman, Managing Director & Chief Executive Officer (January 2005 - Present)	CEO, Perot Systems (India) TSI, (March 1997 - December 2004), Noida

Mr. Atul Kanwar	Chief Business Development Officer (April 2008 - Present)

Co-Founder & CEO, Spacecom Innovations

(May 2007 - April 2008), Mumbai

CEO, AB Minacs (Transworks) (November 2006 - May 2007), Mumbai

MD (India) and SVP (Global Outsourcing),

E-funds Inc. (July 2003 - November 2006), Mumbai

Mr. C.P. Gurnani	President - International Operations (November 2004 - Present)	COO, HCL Perot Systems (Up to October 2004), Noida

Mr. Sanjay Kalra	President (August 2004 - Present)	CEO, DSL Software Limited (September 2001 - September 2003), Bangalore

Mr. L Ravichandran	EVP & Chief Operating Officer (Mar 2006 - Present)	Advisor, Mahindra Contech Limited (July 2005 - March 2006), Mumbai COO, Perot Systems India Limited (March 1997 - July 2005), Bangalore

Mr. Sonjoy Anand	Chief Financial Officer (December 2003 - Present)

Mr. Rakesh Soni	COO (May 2005 - Present)	EVP, Perot Systems India Limited (March 1997 - May 2005), Noida

Mr. Sujit Bakshi	President - Corporate Affairs (March 2006 - Present)	Board Director & Sr. Vice President, Lehman Brothers (December 2004 - March 2006), Mumbai President - Global Operations, Customer (August 2003 - September 2004), New Delhi

None of the above mentioned executive officers is a beneficial owner of Shares and/ or ADSs.

41.	In respect of the various executives officers and directors of Tech Mahindra it may be noted that:

a.

Unless otherwise noted above, the executive officers and directors of Tech Mahindra mentioned above are all citizens of India. Neither Tech Mahindra nor the executive officers and directors listed above have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, U.S. federal and state securities laws or finding any violation with respect to such laws.

b.	To the best knowledge of Tech Mahindra, after reasonable inquiry, as of the date hereof, other than Mr. Ulhas N. Yargop, who holds 2 Shares (less than 0.01%), none of (i) the executive officers or directors of Tech Mahindra and (ii) their associates hold any Shares. There have been no transactions in the last 60 days in Shares by the directors and executive officers of Tech Mahindra. In addition, there have been no transactions in the last 12 months in Shares by these persons other than as disclosed below:

Name	Purchase/ Sale	Quantity	Maximum Purchase/ Sale Price	Lowest Purchase/ Sale Price	Average Purchase/ Sale Price
C. P. Gurnani	Purchase	65,850	141.87	46.09	76.24
C. P. Gurnani	Sale	65,850	168.98	57.36	89.14
Vineet Nayyar	Purchase	14,697	176.95	138.10	163.43
Vineet Nayyar	Sale	14,697	54.25	50.65	52.07

Note: Information relates to the period May 7, 2008 to May 6, 2009

42.	As on March 31, 2009, the fully paid-up equity share capital of Tech Mahindra was Rs. 121,73,36,340 (One Hundred Twenty- One Crores Seventy-Three Lakhs Thirty-Six Thousand Three Hundred and Forty Only) consisting of 12,17,33,634 fully paid- up equity shares having a face value of Rs 10/- each.

43.	The equity shares of Tech Mahindra are currently listed on the BSE and the NSE. As of the date hereof, the Stock Exchanges have not taken any penal or punitive action against Tech Mahindra in connection with the listing of its shares.

44.	As on April 24, 2009, the shareholding pattern of Tech Mahindra was as follows:

Shareholder Name	% shareholding
Promoter and Promoter Group
Mahindra & Mahindra Limited	44.18%
British Telecommunications plc	30.98%
Mahindra-BT Investment Company (Mauritius) Limited	8.16%
Total Promoter Group	83.32%
Foreign Institutional Investors (“FII”)/ Mutual Funds/ FIs/ Banks	2.82%
Public and Others	13.86%

45.	The financial details of Tech Mahindra on a consolidated basis for the last three years as derived from its audited financial statements as per Indian GAAP are as set forth below. For a narrative description of the differences between Indian GAAP and US GAAP, please see Section IX, “Summary of Significant Differences between U.S. GAAP and Indian GAAP”

(Amount Rs. in Lacs)

Profit & Loss Statement	April 2006 - March 2007	April 2007 - March 2008	April 2008 - March 2009
Income from operations	292,900	376,610	446,470
Other Income	600	10,440	(3,780)
Total Income	293,500	387,050	442,690
Total Expenditure	219,070	294,040	318,220
Profit Before Depreciation, Interest and Tax	74,430	93,010	124,470
Depreciation	5,150	7,960	10,974
Interest	610	620	250
Profit Before Tax, Minority Interest (MI) and Exceptional Items	68,670	84,430	113,246
Provision for Tax	7,400	7,480	11,790
Profit After Tax (Before MI and Exceptional Items)	61,270	76,950	101,456
Profit After Tax (After MI and Exceptional Items)	8,760	32,990	101,446

Balance Sheet	As of March 31, 2007	As of March 31, 2008	As of March 31, 2009
Sources of funds			—
Paid up share capital*	12,130	12,140	12,180
Reserves and Surplus (excluding revaluation reserves)	79,720	113,580	182,140
Networth	91,850	125,720	194,320
Minority Interest	1,160	1,110	1,120
Secured loans	1,000	—	—
Unsecured loans	330	3,000	—

Total	94,340	129,830	195,440

Uses of funds			—
Net fixed assets (including Capital WiP)	44,210	59,960	65,201
Investments	9,790	6,330	43,460
Deferred Tax Asset	740	600	1,960
Net Current assets	39,600	62,940	84,820

Total	94,340	129,830	195,440

Numbers may not match due to rounding

Other Financial Data	April 2006 - March 2007	April 2007 - March 2008	April 2008 - March 2009
Dividend (%)	23%	55%	40%
Earnings per share (before exceptional item & MI; in Rupees)	56.18	63.49	83.41
Earnings per share (after exceptional item & MI; in Rupees)	10.56	27.20	83.41
Return on Net worth[1]	9.5%	26.2%	52.2%
Book Value per share[2] (in Rupees)	75.77	103.59	159.63

*	Including Share Application Money, if any
[1]	Return on Networth calculated as Profit After Tax/ Networth as at the end of the period
[2]	Book value per share calculated as Networth / Number of outstanding shares as at the end of the year

Effective April 1,2007, Tech Mahindra has designated the outstanding forward exchange contracts as cash flow hedges as per Exposure Draft of AS30 issued by the Institute of Chartered Accountants of India

No adjustments are required to the above financial information pursuant to the provisions of Annexure I, item 11 of the Standard Letter of Offer of SEBI.

The financial statements of Tech Mahindra prepared in accordance with Indian GAAP for last three years ended March 31, 2009, 2008 and 2007 will be filed with the U.S. Securities and Exchange Commission under Item 10 of Schedule TO, which Schedule TO will be filed by Tech Mahindra and all of which financial statements are incorporated herein by reference. Such information is incorporated by reference and is deemed to be a part of this Letter of Offer, except for any information superseded or modified by information contained directly in this Letter of Offer or in any document subsequently filed by Tech Mahindra that is also incorporated or deemed to be incorporated by reference. You may read and copy all or any portion of the Schedule TO at the offices of the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a website, www.sec.gov, that contains reports and other information concerning SEC filers, including Tech Mahindra, that file electronically with the SEC. These reports and other information will be available for inspection and copying at the SEC’s public reference rooms and the SEC’s website. Documents incorporated by reference are also available for inspection as more fully set out in Section X, “Documents for Inspection”.

46.	Based on audited statements, information for all the companies promoted by Tech Mahindra in India are as follows:

CanvasM Technologies Limited (CanvasM)

Date of Incorporation—July 28, 2006

CanvasM is a joint venture between Motorola Inc. and Tech Mahindra and provides all value added services (VAS) application requirements to its clients. CanvasM provides a bouquet of content & creative applications and provides services in system integration, product engineering, application hosting and outsourcing services for telecom service providers, broadcasters, media companies and publishing houses, application developers, product companies & owners of rich content.

Shares of CanvasM are not listed on any stock exchange. As of the date of the PA and as of the date of this Letter of Offer, CanvasM does not hold any Shares in the Target Company.

The financial details of Canvas M on a consolidated basis for the last three years as derived from its audited financial statements as per Indian GAAP are as follows:

(Amount Rs. in Lacs)

	April 2006 - March 2007	April 2007 - March 2008	April 2008 - March 2009
Equity Capital including share application money (at the end of year)	1,152	5,767	5,767
Reserves (excluding revaluation reserves) (at the end of year)	43	(186)	(157)
Total Income	314	2,674	5,174
Profit After Tax (PAT)	43	(229)	28
Earnings Per Share (EPS) (in Rs.)	866.56	(4.25)	0.49
Net Asset Value (NAV) Per Share (as at the end of year) (in Rs.)	966.60	96.78	97.27

* Standalone	numbers for April 2006 to March 2007 as there were no subsidiaries during the period.

Mahindra Logisoft Business Solutions Limited

Date of Incorporation—April 12, 1999

Mahindra Logisoft Business Solutions Limited is engaged in the business of providing quality information technology solutions focused on dealership management and inventory management as also on systems integration, design and development. It undertakes turnkey projects in CRM and web technologies. It has provided its services to the automotive, defence and hospitality industries.

Shares of Mahindra Logisoft Business Solutions Limited are not listed on any stock exchange. As of the date of the PA and as of the date of this Letter of Offer, Mahindra Logisoft Business Solutions Limited does not hold any Shares in the Target Company.

The financial details for the last three years as derived from its audited financial statements as per Indian GAAP are as follows:

(Amount Rs. in Lacs)

	April 2006 - March 2007	April 2007 - March 2008	April 2008 - March 2009
Equity Capital (at the end of year)	1,245	1,245	1,245
Reserves (excluding revaluation reserves) (at the end of year)	(780)	(632)	(454)
Total Income	457	524	537
Profit After Tax (PAT)	243	148	178
Earnings per Share (EPS) (in Rs.)	1.95	1.19	1.43
Net Asset Value (NAV) per Share (as at the end of year) (in Rs.)	3.73	4.92	6.35

Tech Mahindra Foundation

Date of Incorporation—March 22, 2006

Tech Mahindra Foundation was promoted by Tech Mahindra Limited to discharge its Corporate Social Responsibility (CSR). Tech Mahindra Foundation is a Company licensed under Section 25 of the Companies Act, 1956.

Shares of Tech Mahindra Foundation are not listed on any stock exchange. As of the date of the PA and as of the date of this Letter of Offer, Tech Mahindra Foundation does not hold any Shares in the Target Company.

Tech Mahindra Foundation undertakes various CSR activities with interest earned on corpus and with future contributions from Tech Mahindra Limited and its employees. It accords highest priority to education for the economically disadvantaged.

Financial Details:

(Amount Rs. in Lacs)

	April 2006 - March 2007	April 2007 - March 2008	April 2008 - March 2009
Capital (at the end of year)	5	5	5
Corpus Fund	2,194	3,038	3,608
Total Income	117	215	579
Total Expenditure	33	298	577
Balance Carried forward from Previous Year	(0.3)	84	0.7
Excess of Income over Expenditure	84	1	3

47.	Tech Mahindra is a global systems integrator and business transformation consulting firm focused on the communications industry. For over two decades, Tech Mahindra has been chosen as a transformation partner for wireline, wireless and broadband operators in Europe, Asia-Pacific and North America. An analysis of the financial performance of Tech Mahindra for the last three years is given below:

For the year 2008-09

Reasons for Improvement in Sales

During the year, Tech Mahindra with its strong domain expertise in telecom added new customers as well as increased business from its existing customers in the US, UK & Asia Pacific Region.

Reasons for Improvement in Profits

The increase in sales coupled with control over costs and rupee depreciation against other currencies resulted in improvement in profits for the year.

For the year 2007-08

Reasons for Improvement in Sales

Growth in the financial year 2007-08 across all markets was driven by good performance in existing and new areas of business. The active client base of Tech Mahindra grew from 83 in 2006-07 to 107 in year 2007-2008. During the year, Tech Mahindra adopted a two-pronged revenue diversification strategy—focusing on new markets and providing additional service offerings to existing clients. Additionally, in 2007-08, it was successful in making inroads into the cable industry. It also continued to invest in strengthening its marketing infrastructure across geographies. During the year, Tech Mahindra continued to build on its BPO operations and successfully managed to scale up the business operations

Reasons for Improvement in Profits

The two key reasons for improvement in profits were higher sales & efficiency improvement. Tech Mahindra, with its focus on improving utilization, continued to optimize the manpower pyramid and lowering its average cost of resources.

For the year 2006-07

Reasons for Improvement in Sales

Focus on providing solutions for the telecommunications industry helped Tech Mahindra emerge as one of the largest IT solutions providers during the year. During the year, Tech Mahindra focused on creating new and innovative solutions to keep pace with the changing dynamics of the industry (need for best off shoring solutions and greater speed to market) by developing deep domain knowledge to address customers’ needs. Tech Mahindra won one of the largest deal in the history of the Indian IT industry, when it signed a 5 year deal with estimated revenues of USD 1 Billion to support British Telecom’s (BT) planned growth of managed services to business customers globally. Tech Mahindra also commenced its BPO business during the year, adding another income stream to their revenue base.

Reasons for Improvement in Profits

Tech Mahindra refined its offerings and moved beyond the provision of conventional IT services to high end, higher value added services such as managed platforms & services and consulting. This resulted in deeper involvement with its clients’ businesses. Tech Mahindra was also able to address various technological changes in the industry.

48.	Earlier acquisitions in the Target Company by Tech Mahindra/ PAC:

As on the date of the PA and as of the date of this LOF, Tech Mahindra did not/does not hold any Shares directly. However, during the Twelve (12) months preceding the date of the PA, it had acquired in the aggregate 1,21,30,000 Shares. The highest price paid by Tech Mahindra towards such purchase was Rs. 59.25/-, the lowest price paid was Rs. 48.75/- and average price was Rs. 55.79/-. In addition, during the Twelve (12) months preceding the date of the PA, Tech Mahindra had sold in the aggregate 1,21,30,000 Shares. The highest price received towards such sale was Rs. 56.80/-, lowest price received was Rs. 45.50/- and the average price received for sale of such shares was Rs. 50.69/-.

Significant Accounting Policies

49.	Tech Mahindra reports its financial statements in accordance with Indian GAAP. The principal accounting policies applied in the preparation of the financials information presented in this document are set out below. These policies have been applied consistently to the period presented.

a)	Basis for preparation of accounts:

The accompanying Consolidated Financial Statements of Tech Mahindra and its subsidiaries are prepared in accordance with the generally accepted accounting principles applicable in India (Indian GAAP), the provisions of the Companies Act, 1956 and the Accounting Standards to the extent possible in the same format as that adopted by the holding company for its separate financial statements.

b)	Principles of consolidation:

The financial statements of the holding company and its subsidiaries have been consolidated on a line by line basis by adding together the book value of like items of assets, liabilities, income, expenses, after eliminating intra—group transactions and any unrealized gain or losses on the balances remaining within the group in accordance with the Accounting Standard—21 on “Consolidated Financial Statements” (AS 21).

The financial statements of the holding company and its subsidiaries have been consolidated using uniform accounting policies for like transaction and other events in similar circumstances.

The excess of cost of investments in the subsidiary company/s over the share of the equity of the subsidiary company/s at the date on which the investment in the subsidiary company/s is made is recognized as ‘Goodwill on Consolidation’ and is grouped with Fixed Assets in the Consolidated Financial Statements.

Alternatively, where the share of equity in the subsidiary company/s as on the date of investment is in excess of cost of the investment, it is recognized as ‘Capital Reserve’ and grouped with ‘Reserves and Surplus’, in the Consolidated Financial Statements.

Minority interest in the net assets of the consolidated subsidiaries consists of the amount of equity attributable to the minority shareholders at the dates on which investments are made in the subsidiary company/s and further movements in their share in the equity, subsequent to the dates of investments. Minority interest also includes share application money received from minority shareholders. The losses in subsidiary/s attributable to the minority shareholder are recognized to the extent of their interest in the equity of the subsidiary/s.

c)	Use of Estimates:

The preparation of Consolidated Financial Statements, in conformity with the generally accepted accounting principles, requires estimates and assumptions to be made that affect the reported amounts of assets and liabilities on the date of financial statements and the reported amounts of revenues and expenses during the reported year. Differences between the actual results and estimates are recognized in the year in which the results are known/ materialized.

d)	Fixed Assets including intangible assets

Fixed assets are stated at cost less accumulated depreciation. Costs comprise purchase price and attributable costs, if any.

e)	Leases:

Assets taken on lease by Tech Mahindra are accounted for as fixed assets in accordance with Accounting Standard 19 on “Leases”, (AS 19).

f)	Depreciation / Amortisation of fixed assets:

i.	Depreciation for all fixed assets including for assets taken on lease is computed using the straight-line method based on estimated useful lives. Depreciation is charged on a pro-rata basis for assets purchased or sold during the year.

ii.	Leasehold land is amortised over the period of lease.

iii.	Leasehold improvements are amortised over the period of lease or period of occupancy which ever is less.

iv.	Intellectual property rights are amortised over a period of seven years.

v.	Assets costing up to Rs. 5,000 are fully depreciated in the year of purchase.

g)	Impairment of Assets:

At the end of each year, Tech Mahindra and each of its subsidiaries determine whether a provision should be made for impairment loss on fixed assets by considering the indications that an impairment loss may have occurred in accordance with Accounting Standard 28 on “Impairment of Assets”. Where the recoverable amount of any fixed asset is lower than its carrying amount, a provision for impairment loss on fixed assets is made for the difference. Recoverable amount is the higher of an asset’s net selling price and value in use. In assessing value in use, the estimated future cash flows expected from the continuing use of the asset and from its disposal are discounted to their present value using a pre-tax discount rate that reflects the current market assessments of time value of money and the risks specific to the asset.

Reversal of impairment loss if any is recognized immediately as income in the Profit and Loss Account.

h)	Investments:

Long-term investments are carried at cost. Provision is made to recognise a decline other than temporary in the carrying amount of long term investments.

Current investments are carried at lower of cost and fair value.

i)	Revenue recognition:

Revenue from software services and business process outsourcing services include revenue earned from services rendered on ‘time and material’ basis, time bound fixed price engagements and system integration projects.

The related revenue is recognized as and when services are rendered. Income from services performed by Tech Mahindra pending receipt of purchase orders from customers, which are invoiced subsequently on receipt thereof, are recognized as unbilled revenue.

Foreign currency Unbilled revenue is recognised at month end foreign currency closing rate. On receipt of purchase orders, the amounts are billed to the customer & the revenue is booked at the exchange rate prevailing on the transaction date.

Tech Mahindra and its subsidiaries also perform time bound fixed price engagements, under which revenue is recognized using the proportionate completion method of accounting, unless work completed cannot be reasonably estimated. Provision for estimated losses, if any on uncompleted contracts are recorded in the year in which such losses become probable based on the current contract estimates.

Revenue of sale of software and hardware products is recognised at the point of dispatch to the customer.

Dividend income is recognized when Tech Mahindra’s right to receive dividend is established. Interest income is recognized on time proportion basis.

j)	Expenditure:

The cost of software purchased for use in software development and services is charged to cost of revenues in the year of acquisition.

k)	(a) Foreign currency transactions: `

Transactions in foreign currencies are recorded at the exchange rates prevailing on the date of transaction. Monetary items are translated at the year end rates. The exchange difference between the rate prevailing on the date of transaction and on the date of settlement as also on translation of monetary items at the end of the year is recognised as income or expense, as the case may be.

Any premium or discount arising at the inception of the forward exchange contract is recognized as income or expense over the life of the contract, except in the case where the contract is designated as a cash flow hedge.

(b)	Derivative instruments and hedge accounting:

Tech Mahindra uses foreign currency forward contracts / options to hedge its risks associated with foreign currency fluctuations relating to certain forecasted transactions. Effective 01st April 2007 Tech Mahindra designates these as cash flow hedges applying the recognition and measurement principles set out in the Accounting Standard 30 “ Financial Instruments: Recognition and Measurements” (AS-30).

The use of foreign currency forward contracts/options is governed by the Company’s policies approved by the board of directors, which provide written principles on the use of such financial derivatives consistent with the Tech Mahindra’s risk management strategy. The counter party to the Tech Mahidnra’s foreign currency forward contracts is generally a bank. Tech Mahindra does not use derivative financial instruments for speculative purposes.

Foreign currency forward contract/option derivative instruments are initially measured at fair value and are remeasured at subsequent reporting dates. Changes in the fair value of these derivatives that are designated and effective as hedges of future cash flows are recognized directly in reserves and the ineffective portion is recognized immediately in profit and loss account.

Changes in the fair value of derivative financial instruments that do not qualify for hedge accounting are recognized in the profit and loss account as they arise.

Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated, or exercised, or no longer qualifies for hedge accounting. If a hedged transaction is no longer expected to occur, the net cumulative gain or loss recognized in reserves is transferred to profit and loss account.

l)	Translation and Accounting of Financial Statement of Foreign subsidiaries :

In respect of foreign subsidiaries, Tech Mahindra has classified all of them as “Non-Integral Foreign Operations” in terms of AS 11.

The financial statements of the foreign subsidiaries for the purpose of consolidation are translated to Indian Rupees as follows:

a)	All incomes and expenses are translated at the average rate of exchange prevailing during the year.

b)	Assets and liabilities are translated at the closing rate as on the Balance sheet date.

c)	The resulting exchange differences are accumulated in currency translation reserve which is shown under Reserves & Surplus.

m)	Employee Retirement Benefits:

a)	Gratuity :

Tech Mahindra provides for gratuity, a defined retirement benefit plan covering eligible employees. The Gratuity plan provides for a lump sum payment to employees at retirement, death, incapacitation or termination of the employment based on the respective employee’s salary and the tenure of the employment. Liabilities with regard to a Gratuity plan are determined based on the actuarial valuation carried out by an independent actuary as of the Balance Sheet date for Tech Mahindra and its Indian subsidiaries.

Actuarial gains and losses are recognised in full in the Profit and Loss account for the year in which they occur.

b)	Provident fund :

The eligible employees of Tech Mahindra and its Indian subsidiaries are entitled to receive the benefits of Provident fund, a defined contribution plan, in which both employees and Tech Mahindra make monthly contributions at a specified percentage of the covered employees’ salary (currently at 12% of the basic salary). The contributions as specified under the law are paid to the Regional Provident Fund Commissioner by Tech Mahindra.

c)	Compensated absences:

Tech Mahindra provides for the encashment of leave subject to certain rules. The employees are entitled to accumulate leave subject to certain limits, for future encashment or availment. The liability is provided based on the number of days of unavailed leave at balance sheet date on the basis of an independent actuarial valuation for Tech Mahindra and its Indian subsidiaries.

Actuarial gains and losses are recognized in full in the Profit and Loss account for the year in which they occur.

n)	Borrowing costs:

Borrowing costs that are attributable to the acquisition or construction of qualifying assets are capitalized as part of the cost of such assets. A qualifying asset is one that necessarily takes a substantial period of time to get ready for its intended use or sale. All other borrowing costs are charged to revenue.

o)	Taxation:

Tax expense comprises of current tax, deferred tax and fringe benefit tax. Current tax is measured at the amount expected to be paid to/recovered from the tax authorities, based on estimated tax liability computed after taking credit for allowances and exemption in accordance with the local tax laws existing in the respective countries.

Minimum alternative tax (MAT) paid in accordance to the tax laws, which gives rise to future economic benefits in the form of adjustment of future income tax liability is considered as an asset if there is convincing evidence that Tech Mahindra will pay normal tax after the tax holiday year. Accordingly, it is recognized as an asset in the Balance Sheet when it is probable that the future economic benefit associated with it will flow to Tech Mahindra and the asset can be measured reliably. Deferred tax assets and liabilities are recognized for future tax consequences attributable to timing differences between taxable income and accounting income that are capable of reversal in one or more subsequent years and are measured using relevant enacted tax rates. The carrying amount of deferred tax assets at each Balance Sheet date is reduced to the extent that it is no longer reasonably certain that sufficient future taxable income will be available against which the deferred tax asset can be realized.

Fringe benefit tax is recognized in accordance with the relevant provisions of the Income-tax Act, 1961 and the Guidance Note on Fringe Benefits Tax issued by the Institute of Chartered Accountants of India (ICAI).

Tax on distributed profits payable in accordance with the provisions of the Income-tax Act, 1961 is disclosed in accordance with the Guidance Note on Accounting for Corporate Dividend Tax issued by the ICAI.

p)	Contingent Liabilities:

These, if any, are disclosed in the notes on accounts. Provision is made in the accounts if it becomes probable that any outflow of resources embodying economic benefits will be required to settle the obligation arising out of past events.

Annual report of Tech Mahindra sets out complete list of accounting policies used for the preparation of the financial statements and is available for inspection at the office of Manager to the Offer as more fully set out in Section X.

50.	Status of Corporate Governance: Tech Mahindra is in compliance with Clause 49 of the Listing Agreement

a.	Details of pending litigation matters are provided as below:

(i)	Civil cases initiated by or against Tech Mahindra as on April 30, 2009

Cases related to alleged evasion of stamp duty

1.	Three (3) cases have been instituted against Tech Mahindra before the Assistant Commissioner, Stamps, Uttar Pradesh. The claims pertain to the alleged evasion of payment of stamp duty on rental agreements in respect of Tech Mahindra’s office in Noida, Uttar Pradesh. Tech Mahindra has filed its reply/written statement and decisions are pending. The aggregate claim cannot be ascertained at this stage.

Property related cases

1.	A claim related to termination of the leave and license agreement in respect of Tech Mahindra’s office premises in Mumbai has been referred to arbitration by landlord (claimant). The claimant filed the statement of claims following which Tech Mahindra has filed preliminary and written statement of defense. Since Tech Mahindra no longer requires the office premises under dispute, Tech Mahindra recently vacated the premises and handed over the vacant and peaceful possession of the office to the claimant. Arbitral proceedings and all applications therein would continue. The amount claimed by the claimant is Rs. 2.1 crores and interest @18% p.a. on Rs. 1.9 crores.

2.	Proceedings were initiated by State Industries Promotion Corporation of Tamil Nadu (SIPCOT) against Axes Technologies (I) Pvt. Ltd (name changed to Tech Mahindra (R & D Services) Ltd., a 100% subsidiary of Tech Mahindra, and subsequently amalgamated with Tech Mahindra Ltd.) in relation to cancellation of allotment of a plot of land admeasuring 3.06 acres to Axes on ground of breach of conditions of allotment order/lease, by way of change in control of Axes and other conditions related to commencement / completion of construction. Tech Mahindra filed a writ petition in the High Court, Madras challenging the said cancellation of land and repossession of the plot. The said writ petition has been admitted and the SIPCOT has been restrained from interfering with the petitioner’s possession and enjoyment of the land, or evicting or resuming the possession of land during the pendency of the writ petition. The potential financial exposure is not ascertainable.

3.

A consumer complaint was filed by Bangalore Electricity Supply Company Ltd (BESCOM) against Tech Mahindra (R&D Services) Pvt. Ltd. (Tech Mahindra (R&D Services) Pvt. Ltd. amalgamated with Tech Mahindra Ltd.) alleging its ineligibility for power concessions under their prescribed tariff conditions, which were available to IT Software Development industry. The complaint was decided in favour of Tech Mahindra (R&D Services) Pvt. Ltd. by the Consumer Court. BESCOM has since challenged the order passed by the Consumer Court before the High Court of Karnataka. The matter is currently pending decision and the expected financial exposure is Rs. 99 lakhs.

4.	An auction bid was conducted on the order of the recovery officer, Debt Recovery Tribunal, Delhi to sell certain movable and immovable assets of Flistex Magnetics Ltd., Noida. iPolicy Networks Ltd. (iPolicy Networks Ltd. amalgamated with Tech Mahindra Ltd.) participated in the bid process and its bid was accepted. The owner of the auctioned properties challenged the order to auction the properties as well as the auction procedures before the Debt Recovery Appellate Tribunal (DRAT). To protect its interest, iPolicy impleaded itself as a party to the ongoing appeal proceedings. In the meantime, Tech Mahindra has filed an application with the DRAT for withdrawal from the bid and to obtain refund of entire money paid (approx Rs. 25 crores) which is currently pending decision.

Cases related to refund of Share application money

1.	Two (2) consumer complaints have been filed against Tech Mahindra before the District Consumer Disputes Redressal Forum (in Agra and Surat respectively) relating to the non-receipt of application money as stated below:

a.	With respect to the first complaint, the potential financial exposure is Rs. 10,000/-. Tech Mahindra has filed its written statement. However, the complainant withdrew the matter with the permission of the Court, although Tech Mahindra has not received any official confirmation for such withdrawal.

b.	In respect of the second complaint, the share application amount was Rs. 5,840/-. Due to non-allotment, the entire application amount had been refunded, but was reported not received by the applicant. Tech Mahindra has filed a written statement and the hearing is pending.

Customer related cases

1.	A customer in US owes Tech Mahindra US$ 84,407 towards outstanding payments for the period from June 2007 till August 2007, and has offered settlement by paying US$ 35,000. A collection attorney has been engaged for recovery of entire amount.

2.	A complaint was filed in the Consumer Dispute Redressal Forum, Meerut related to the return of equipment supplied by Axes Technologies (I) Pvt. Ltd. (name changed to Tech Mahindra (R & D Services) Ltd., a 100% subsidiary of Tech Mahindra, and subsequently amalgamated with Tech Mahindra Ltd.) on grounds of alleged quality and functional shortcomings. A written statement has been filed by Axes and decision of the forum in pending. The potential financial exposure is Rs. 4 lakhs.

Employee related cases

1.	A suit was filed in City Civil Court, Ahmedabad claiming compensation to the extent of Rs. 3 lakhs for revocation of the offer of employment by Tech Mahindra. Tech Mahindra has filed the written statement and the case is pending for final hearing.

2.	A suit has been filed before the Additional Labour Court, Bangalore against Tech Mahindra (R&D Service) Ltd. (Tech Mahindra (R&D Service) Ltd. amalgamated with Tech Mahindra Ltd.) by an employee who was found absconding from duties, claiming reinstatement in the services. The matter is currently pending for hearing.

3.	A suit has been filed by an ex-employee before the Mumbai High Court alleging illegal termination. The ex- employee has sought monetary relief (Rs. 15 lacs) and/or reinstatement with back wages. The Company has received the ‘notice of motion’ from the Hon’ble High Court on April 27, 2009 and has appointed an advocate to contest the matter.

(ii)	Criminal Proceedings instituted by or Against Axes Technologies (I) Pvt. Ltd., as on April 30, 2009.

(Name changed to Tech Mahindra (R&D Services) Ltd. and further Tech Mahindra (R&D Services) Ltd .has been amalgamated with Tech Mahindra)

1.	Axes Technologies (I) Pvt. Ltd has filed a complaint against its erstwhile landlord in relation to dishonour of cheque for refund of rental security deposit amounting to Rs. 4 lac. The matter is currently pending in the Metropolitan Magistrates Court, Chennai.

(iii)	There are no criminal proceedings, other than those specified herein, initiated by or against Tech Mahindra Ltd. as on April 30, 2009.

(iv)	There are no civil proceedings and/or criminal proceedings initiated by or against Venturbay as on April 30, 2009.

(v)	Civil cases initiated by or against CanvasM Technologies Ltd., as on April 30, 2009

A notice was issued by the Additional District Magistrate (F&R), Gautambudh Nagar, to CanvasM Technologies Ltd. alleging evasion of stamp duty payable on the leave and license agreement executed in respect of its office in Noida, Uttar Pradesh. CanvasM Technologies Ltd. filed its detailed reply on April 30, 2008, and the matter is currently pending decision.

(vi)	Litigation by or against Tech Mahindra (Americas) Inc.

Employee related litigation:

Tech Mahindra (Americas) Inc. received a charge of race discrimination from and ex-employee during December 2007, and a subsequent settlement demand for US$ 250,000 in June 2008. A written statement of defense has been filed and witness hearing/interviews have been completed. While investigation by The Missouri Commission on Human Rights was continuing, the ex-employee withdrew the complaint after obtaining a ‘right to sue letter’ from the Human Right Commission conferring on the ex-employee the right to sue the company within 90 days from April 8, 2009.

(vii)	Tax related litigations

Direct tax matters

I.	Cases instituted by Tech Mahindra by way of appeal before the Appellate Tribunal

1.	An appeal has been preferred by Tech Mahindra against the assessment order for FY 1997-1998 in respect of the treatment of software expenses as capital expenditure and certain other deductions allowable under section 80HHE of the Income Tax Act. The principal amount involved is Rs. 0.40 crores. The Appellate Tribunal has passed the order directing the Assessing Officer for verification, and the matter is pending order by the Assessing Officer.

2.

An appeal has been filed by Tech Mahindra against the assessment order for FY 1998-1999 against the decision of the Commissioner, Income Tax, in respect of: (i) disallowance under section 43B of the Income Tax Act relating to belated contributions for Employees State Insurance and Family Pension Fund; (ii) disallowance of corporate membership fees of clubs; (iii) disallowance of expenses on computer software treating it as a capital expenditure; (iv) certain deductions under section 80 HHE of the Income Tax Act. The principal amount involved is Rs. 2.71 crores. The Appellate Tribunal has passed the order directing the Assessing Officer for verification, and the matter is pending order by the Assessing Officer.

3.	An appeal has been filed by Tech Mahindra against the order of Commissioner of Income Tax (Appeals)—II dated December 13, 2004 for FY 2000-2001, relating to treatment of software expenses as capital expenditure and certain other deductions under section 80HHE of the Income Tax Act. The Appellate Tribunal has passed the order directing the Assessing Officer for verification, and the matter is pending order by the Assessing Officer.

4.	An appeal has been filed by Tech Mahindra against the order of Commissioner of Income Tax (Appeals) for FY 1999-2000, dated February 27, 2004, which had allowed (i) the company the payment of employers and employees contribution to provident fund account within the grace period of five days; (ii) the treatment of project specific expenditure as revenue expenditure. The principal amount involved in this appeal is Rs. 0.63 crore. The Appellate Tribunal has passed the order directing the Assessing Officer for verification, and the matter is pending order by the Assessing Officer.

5.	An appeal has been filed by Tech Mahindra (R&D Services) Pvt. Limited (now a 100% subsidiary of Tech Mahindra and subsequently amalgamated with Tech Mahindra) against the Assessment Order dated March 16, 2006 for FY 2002-2003. This was in respect of expenditure incurred for telecommunication and other charges being adjusted only from export turnover and not from total turnover. The principal amount involved in this appeal is Rs. 0.05 crore.

II.	Cases instituted by Tech Mahindra by way of appeal before the Commissioner of Income Tax (Appeals)

1.	An appeal has been preferred by Tech Mahindra against the order of the Assessing Officer pursuant to section 143(3) of the Income Tax Act dated November 30, 2004 for FY 2001-2002, in respect of the treatment of software expenses as capital expenditure and certain other deductions allowable under the Income Tax Act. The matter is pending order by the Commissioner.

2.	An appeal has been filed by Tech Mahindra against the Assessment Order dated December 26, 2006 for FY 2003-2004, where expenditure incurred in foreign currency being adjusted only from export turnover and not from total turnover. The principal amount involved in this appeal is Rs. 7.23 crores, and the matter is pending order by the Commissioner.

3.	An appeal has been filed by Tech Mahindra against the Assessment Order dated December 12, 2008 for FY 2004-2005, where expenditure incurred in foreign currency being adjusted only from export turnover and not from total turnover. The principal amount involved in this appeal is Rs. 2.84 crores, and the matter is pending order by the Commissioner.

4.	An appeal has been filed by Tech Mahindra against the Fringe Benefit Tax Assessment Order dated December 26, 2008 for FY 2005-2006, in respect of certain ad-hoc expenses being disallowed. The Assessing Officer is however not able to verify the same. The principal amount involved in this appeal is Rs. 1.56 crores, and the matter is pending order by the Commissioner.

5.	An appeal has been filed by Tech Mahindra against the Assessment Order dated December 22, 2008 for FY 2001-2002, where expenditure incurred in foreign currency being adjusted only from export turnover and not from total turnover. The principal amount involved in this appeal is Rs. 6.88 crores, and the matter is pending order by the Commissioner.

6.	An appeal has been filed by Tech Mahindra against the Assessment Order dated December 26, 2008 for FY 2004-2005, where expenditure incurred in foreign currency being adjusted only from export turnover and not from total turnover. The principal amount involved in this appeal is Rs. 3.95 crores, and the matter is pending order by the Commissioner.

III.	Cases instituted against Tech Mahindra

1.	Proceedings were initiated against Tech Mahindra’s supplier, carrier and Tech Mahindra for alleged evasion of octroi duty on IT assets purchased by Tech Mahindra. The matter is pending hearing before the Judicial Magistrate First Class, Akrudi, Pune. If decided against Tech Mahindra, fine up to 10 times the amount of duty (Rs. 9,63,900) will have to be paid.

b.	Compliance Officer: Mr. Vikrant C. Gandhe, Assistant Company Secretary c/o Tech Mahindra Limited, Sharda Centre, Off Karve Road, Erandawane, Pune-411 004, India; Tel: +91 20 6601 8100; Fax: +91 20 6601 8313

51.	Merger involving Tech Mahindra during last three years: In 2007-08, with a view to streamline the operations, it was considered appropriate to merge two of the wholly owned subsidiaries of Tech Mahindra Limited, namely, iPolicy Networks Limited and Tech Mahindra (R & D Services) Limited with Tech Mahindra Limited. Necessary approvals were obtained from the respective Boards of Directors and Shareholders after which petitions were filed with the jurisdictional High Courts. The Hon’ble High Court of Bombay, the Hon’ble High Court of Karnataka and the Hon’ble High Court of Delhi, at their hearings held on 28th March 2008, 3rd April 2008 and 4th April 2008 respectively had approved the Scheme of Amalgamation between iPolicy Networks Limited and Tech Mahindra (R & D Services) Limited with Tech Mahindra Limited. The necessary Orders of the Courts were received and filed with the respective Registrar of Companies and effective 20th May 2008, iPolicy Networks Limited and Tech Mahindra (R & D Services) Limited stood dissolved without winding-up. With this amalgamation, Tech Mahindra (R&D Services) Inc., which was a step down subsidiary of Tech Mahindra Limited through Tech Mahindra (R&D Services) Limited became a direct subsidiary of Tech Mahindra Limited. With a view to streamline the US operations, Tech Mahindra (R&D Services) Inc. was later merged with Tech Mahindra (Americas) Inc. w.e.f. 1st July 2008.

Disclosures in terms of regulation 16(ix) of the Regulations

52.	The Acquirer acknowledges the significant potential offered by the information technology, consulting and business outsourcing business and proposes to expand its presence through the Transaction.

53.	Acquirer’s immediate priorities will include retaining current customers and seek to regain business lost as a result of the crisis described in paragraph 2; retain key associates; seek to obtain new business; and explore the best ways to realize operational and structural synergies.

54.	The Acquirer proposes to strengthen SCSL’s position through various strategies, including the following:

a.	to utilize SCSL’s pool of experienced professionals;

b.	to leverage the Acquirer’s brand association and management depth to bolster SCSL’s client confidence; and

c.	to implement high standards of corporate governance practices in order for SCSL to reposition itself in the global industry.

55.

The Acquirer undertakes that it will not sell or dispose of any material assets of SCSL, for a period of Two (2) years from the date of the completion of the Offer without the consent of the shareholders of

SCSL by special resolution through a postal ballot and appropriate orders of CLB. As on the date of the PA, and as of the date of this Letter of Offer, the Acquirer did not/ does not have any plans to dispose off or otherwise encumber any other assets of the Target Company in the next Two years except in the ordinary course of business of the Target Company, and except to the extent required for the purpose of restructuring and/or rationalization of operations, assets, investments, liabilities or otherwise of the Target Company and except to the extent already contracted by the Target Company. Notwithstanding the immediately preceding sentence, the Board of Directors of the Target Company will take appropriate decisions in these matters as per the requirements of business and in line with the business opportunities and exigencies from time to time and in accordance with the CLB’s order dated April 16, 2009. Further, the Acquirer undertakes that the Acquirer shall not sell, dispose of or otherwise encumber any substantial asset of the Target Company, for a period of Two (2) years from the date of the completion of the Offer, except with the prior approval of the shareholders of the Target Company.

IV.	Option to the Acquirer in terms of regulation 21(2)

56.	As a consequence of the Offer, the public shareholding will not reduce to a level below the limit specified in the listing agreement with BSE and NSE for the purpose of continuous listing of the Target Company on the aforementioned stock exchanges.

In addition, under the SSA, the Acquirer has agreed to use its reasonable best efforts to (i) maintain the listing of the ADSs on the NYSE, (ii) maintain the registration of the Shares and ADSs pursuant to Section 12(b) or 12(g) of the Exchange Act and ensure that the Shares and ADSs will not become eligible for termination of registration under the Exchange Act and (iii) not take any action in respect of the Shares and ADSs that would result in the applicability of the “going private transaction” rules of the Section 13(e) of the Exchange Act, in each case for a period expiring not earlier than one year after the closing of the Offer.

V.	Background of the Target Company

57.	SCSL is a public limited company with its registered office at 1-8-303/36, Mayfair Centre, 1st Floor, S P Road, Secunderabad, Andhra Pradesh, Ph: +91 40 3065 4343, Fax: +91 40 2784 0058. SCSL was incorporated on June 24, 1987 under the provisions of the Act. The Corporate Office of SCSL is located at Satyam Computer Services Limited, Unit-12, Plot No. 35 & 36, Hitech City Layout, Sy No. 64, Madhapur, Hyderabad-500081, Tel: + 91-40-3063-6363, Fax: + 91-40-4022-4122.

58.	SCSL is a global business and information technology company, delivering consulting, systems integration and outsourcing solutions to clients in over 20 industries. The range of services includes Application Services, Business Intelligence, Business Process Outsourcing, Business Value Enhancement, Consulting and Enterprise Solutions, Infrastructure Management Services, Integrated Engineering Solutions, Six Sigma Consulting, Supplier Relationship Management and Supply Chain Management among others.

59.	Based on the information provided by SCSL, as on April 24, 2009, the authorized share capital of the Target Company was Rs. 280,00,00,000 divided into 140,00,00,000 equity shares of face value of Rs. 2 each (Rupees Two Only), and the total paid-up equity share capital of SCSL was Rs 134,79,16,040 (Rupees One Hundred Thirty-Four Crore, Seventy-Nine Lakhs, Sixteen Thousand and Forty only) consisting of 67,39,58,020 (Sixty-Seven Crores Thirty-Nine Lakhs Fifty-Eight Thousand and Twenty Only) fully paid up shares having a face value of Rs. 2/- each. There are no partly paid up Shares in the Target Company. The share capital structure of SCSL, as on April 24, 2009, was as follows:

Paid up Shares of the Target Company	No. of Shares/voting rights	% of shares/voting rights
Fully paid up equity shares	673,958,020	100%
Partly paid up equity shares	Nil	Nil
Total paid up equity shares	673,958,020	100%
Total voting rights in the Target Company	673,958,020	100%

Build up of the current capital structure of the Target Company since inception is as under:

Date of Allotment	No. of shares issued	Shares issued as % of Cumulative paid-up share capital post-issue	Cumulative paid-up share capital	Mode of allotment	Identity of allottees
	20	100.00%	20	Subscribers to the M&A	B Ramalinga Raju - 10 shares D V S Raju - 10 shares

30.04.1988	76,900	99.97%	76,920		B Nandini Raju - 14,030 shares
					B Rama Raju - 14,030 shares
					B Suryanarayana Raju - 14,030 shares
					B Satyanarayana Raju - 14,030 shares
					D V Satyanarayana Raju - 20,780 shares

30.08.1988	14,280	15.66%	91,200		B Ramalinga Raju - 3,570 shares
					B Rama Raju - 3,570 shares
					B Suryanarayana Raju - 3,570 shares
					B Satyanarayana Raju - 3,570 shares

17.07.1989	1,58,800	63.52%	250,000		B Ramalinga Raju - 32,390 shares
					B Rama Raju - 32,400 shares
					B Suryanarayana Raju - 32,400 shares
					B Satyanarayana Raju - 32,400 shares
					D V S Raju - 29,210 shares

11.11.1989	50,000	16.67%	3,00,000		B Ramalinga Raju - 10,000 shares
					B Rama Raju - 10,000 shares
					B Suryanarayana Raju - 10,000 shares
					B Satyanarayana Raju - 10,000 shares
					D V S Raju - 10,000 shares

30.06.1992	53,14,000	94.66%	56,14,000	Reserved in Public Issue for firm allotment to Indian Resident directors, friends and relations	B Ramalinga Raju - 3,92,000 shares
					B Rama Raju - 3,92,000 shares
					B Suryanarayana Raju - 4,09,440 shares
					B Satyanarayana Raju - 4,28,290 shares
					B Nandini Raju - 2,83,620 shares
					B Appalanarasamma - 2,44,520 shares
					B Jhansi Rani - 2,44,530 shares
					B Radha - 2,95,000 shares
					Satyam Constructions Ltd - 5,00,000 shares
					Friends and Associates - 21,24,600 shares

30.06.1992	20,00,000	26.27%	76,14,000	Reserved in Public Issue for allotment to Mutual Funds	BOI Mutual Fund - 5,00,000 shares Canbank Mutual Fund - 5,00,000 shares Indbank Mutual fund - 5,00,000 shares PNB Mutual Fund - 5,00,000 shares

20.07.1992	1,09,71,000	59.03%	1,85,85,000	Public Issue	Public

24.08.1995	37,17,000	16.67%	2,23,02,000	Rights - Part A	Rights Issue

Date of Allotment	No. of shares issued	Shares issued as % of Cumulative paid-up share capital post-issue	Cumulative paid-up share capital	Mode of allotment	Identity of allottees

24.08.1996	37,17,000	14.29%	2,60,19,000	Rights - Part B	Rights Issue

26.07.1999	8,000	0.03%	2,60,27,000	ASOP	On exercise of stock options

30.08.1999	12,92,000	4.73%	2,73,19,000	Satyam Associate Trust	Trust for ESOPs

20.09.1999	8,00,000	2.85%	2,81,19,000	Merger	Merger of Satyam Enterprise Solutions Limited with SCSL

20.09.1999	2,81,19,000	50.00%	5,62,38,000	Bonus shares - 1	Bonus Issue

25.08.2000			28,11,90,000	Split (each share of Rs. 10/- is split into 5 equity share of Rs .2/- each)	All

15.05.2001	3,33,50,000	10.60%	31,45,40,000	ADS Issue	Public

11.07.2002 to 06.10.2006	1,31,54,738	4.01%	32,76,94,738	Exercise of Stock options by Associates	On exercise of stock options

11.10.2006	32,76,94,738	50.00%	65,53,89,476	Bonus shares - 2	Bonus Issue

19.10.2006 to 09.04.2009	1,85,68,544	2.76%	67,39,58,020	Exercise of Stock options by Associates	On exercise of stock options

60.	There exist convertible instruments (employee stock options), which entitle the holders to be allotted, as on April 24, 2009, 1,86,74,715 (One Crore Eighty-Six Lakhs Seventy-Four Thousand Seven Hundred and Fifteen Only) Shares of SCSL. Other than above there are no outstanding convertible instruments in the Target Company. Voting rights, on a fully diluted basis have been calculated as follows:

Particulars	No. of equity shares
Total fully paid-up equity shares outstanding as of date (A)	67,39,58,020
New equity shares issued to Acquirer under Preferential Allotment (B)	30,27,64,327
Diluted Share Capital (A + B)	97,67,22,347
Total outstanding ESOPs as on date for which equity shares may be issued (C)	1,86,74,715
Fully Diluted Share Capital (A + B + C)	99,53,97,062

61.	The Shares of the Target Company are listed on BSE and NSE. The American Depository Shares (“ADSs”) of SCSL are listed on the New York Stock Exchange (“NYSE”), US. On April 14, 2009, SCSL applied to NYSE Euronext, the regulated market of Euronext Amsterdam, for delisting of its ADSs (the ADSs were at that time listed on Euronext Amsterdam). The delisting application was approved by Euronext Amsterdam on April 17, 2009 and the delisting has become effective on May 20, 2009 (the last day of trading for the ADSs on Euronext Amsterdam was May 19, 2009).

62.	There has been no suspension of trading of the Shares of the Target Company on the Stock Exchanges. The trading in company’s ADSs was halted by the NYSE on January 7, 2009 and trading resumed on January 12, 2009. Trading was again halted on March 5, 2009 and which was resumed on March 6, 2009 by the NYSE.

63.	There has not been any non-listing of any Shares of SCSL on the Stock Exchanges.

64.	The GOI, pursuant to CLB Order, appointed Mr. Deepak Parekh, Mr. Kiran Karnik and Mr. C. Achuthan on January 11, 2009 as directors of SCSL. Thereafter, on January 15, 2009, Mr. Tarun Das, Mr. T.N. Manoharan and Mr. S.B. Mainak were appointed as directors of Satyam. In addition, the CLB, by its order dated January 29, 2009 directed state and central government agencies not to initiate any action, civil, criminal, punitive or coercive in exercise of their powers, against the directors appointed by GOI, without the prior leave of the CLB in order to ensure that the directors appointed by GOI discharge their functions without any apprehension of being subjected to civil, criminal or punitive action. As on the date of the PA, the Board of Directors of the Target Company consisted of the following persons:

Name of director	Date of appointment	Qualifications	Residential address
Mr. Deepak Parekh	January 11, 2009	As described below	9/B, Darbhanga Mansion, 12 Carmichael Road, Mumbai -400026

Mr. Kiran Karnik	January 11, 2009	As described below	Q - 2A, Hauz Khas Enclave, New Delhi - 110 016

Mr. C. Achuthan	January 11, 2009	As described below	1104 Greenwood, Hiranandini Estate, Patlipada, G.B.Road, Thane-400607, Maharashtra

Mr. Tarun Das	January 15, 2009	As described below	102B, Beverly Park-1, Mehrauli-Gurgoan Road Gurgaon, Haryana-122 002

Mr. T.N. Manoharan	January 15, 2009	As described below	No. 2, C.P. Ramasamy Street, Abhiramapuram, Chennai-600018,

Mr. S.B. Mainak (Nominee of LIC)	January 15, 2009	As described below	1015, Palm Grove, Amritvan complex, Yashodham High school Road, Goregaon (E), Mumbai - 400063

None of the aforementioned directors are representatives of the Acquirer / PAC. In addition, pursuant to the CLB Order and in terms of the SSA, Mr. Vineet Nayyar, Mr. C.P. Gurnani, Mr. Sanjay Kalra and Mr. Ulhas N Yargop have been appointed as the Acquirer’s nominees on the Board of Directors of SCSL with effect from May 27, 2009.

In its order dated April 16, 2009, the CLB has indicated that the existing six directors of the Board appointed by the Ministry of Corporate Affairs of the GOI would continue to serve on the Board following appointment of the four nominees of Venturbay.

65.	Brief details in respect of the experience of the various members of the Board of Directors of the Target Company is as follows:

Mr. Deepak S. Parekh was appointed to the Board on January 11, 2009 as an independent director. Mr. Parekh is currently the executive Chairman of the Housing Development Finance Corporation Limited, where he has worked in a senior management capacity since 1978. Mr. Parekh holds a bachelors degree in commerce from the Bombay University and a financial chartered accountant degree from the Institute of Chartered Accountant, in England and Wales.

Mr. Kiran Karnik, was appointed to the Board on January 11, 2009 as an independent director. Mr. Karnik has over 20 years of working experience at the Indian Space Research Organization (“ISRO”) where he served as a director of ISRO’s Development and Educational Communicational Unit. Mr. Karnik has also served as President of the National Association of Software and Services Companies (NASSCOM) and as a Managing Director at the Discovery Networks in India. Previously,

Mr. Karnik also served as Special Assistant to the Secretary-General of the second United Nations Conference on the Exploration and Peaceful Uses of Outer Space (UNISPACE 82). Mr. Karnik has consulted for the World Health Organization, the World Bank, the United Nations Institute for Disarmament Research and the Ford Foundation. Mr. Karnik is currently a member of the board of directors of a number of educational and not-for-profit institutions. Mr. Karnik holds an honours degree in physics from Bombay University and a masters in business administration from the Indian Institute of Management, Ahmedabad.

Mr. C. Achuthan was appointed to the Board on January 11, 2009 as an independent director. Previously, Mr. Achuthan was the Chairman of the Securities Appellate Tribunal. Prior to that, Mr. Achuthan was a member of the Securities and Exchange Board of India (“SEBI”). Mr. Achuthan holds a masters degree in economics from Kerala University and a degree in law from Bombay University.

Mr. Tarun Das was appointed to the Board on January 15, 2009 as an independent director. Mr. Das began working with the Confederation of Indian Industry (“CII”) in 1963 and currently holds the position of Chief Mentor of the CII. Previously, Mr. Das served as the Director General of the CII from 1974 until 2004. Mr. Das holds a degree in economics and commerce from Calcutta University, India and Manchester University and was awarded an honorary doctorate in science from the University of Warwick, United Kingdom.

Mr. T.N. Manoharan, was appointed to the Board on January 15, 2009 as an independent director. Mr. Manoharan is a member of the ICAI with 25 years of experience as a chartered accountant in India. Mr. Manoharan is also a visiting faculty member at the Reserve Bank of India Staff College. Previously, Mr. Manoharan served as Chairman of the ICAI Accounting Research Foundation, President of the ICAI, member of the Accounting Standards Board of the ICAI and member of the Accounting Standards Committee of SEBI. Mr. Manoharan holds a bachelors degree in commerce from Pachaiyappa’s College, Madras University, a masters degree in commerce from Sri Venkateswara University, Andhra Pradesh, and is a law graduate from Madras Law College, Madras University.

Mr. S.B. Mainak was appointed to the Board on January 15, 2009 as an independent director and is a nominee of LIC, a corporation which holds, directly and indirectly, less than 5% of SCSL’s equity shares. Mr. Mainak is a member of the Institute of Chartered Accountants of India (“ICAI”) with 27 years of work experience at LIC. For the past 10 years, Mr. Mainak has served in various capacities in the investment department of LIC, including in the areas of equity research, secondary market operations, fund management, and treasury management. Prior to that, Mr. Mainak worked in the marketing and finance & accounts departments of LIC. Mr. Mainak is a faculty member at the National Insurance Academy (executive director cadre of LIC) and head of the finance department of the academy. Mr. Mainak holds a bachelors degree in commerce from Mumbai University.

66.	There has been no merger, demerger, or spin off involving the Target Company during the last three years.

67.	Pre and post Offer shareholding pattern of the Target Company as on the date of this Letter of Offer is as follows:

Shareholders’ Category

	Shareholding & voting rights prior to the agreement/ acquisition and offer#		Shares/voting rights acquired which triggered off the Regulations		Shares/voting rights to be acquired in open offer (Assuming full acceptances)		Share holding/voting rights after the acquisition, Open Offer and allotment of Additional Shares i.e.
	A		B		C		D=A+B+C
	No.	%	No.	%*	No.	%**	No.	%**
(1) Promoter Group
(a) Parties to the SSA	—	0.0%	—	0.0%	—	0.0%	—	0.0%
(b) Promoters other than (a) above:	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Total 1 (a+b)	—	0.0%	—	0.0%	—	0.0%	—	0.0%
(2) Acquirer & PAC
(a) Acquirer	—	0.0%	302,764,327	31.0%	199,079,413	20.0%	501,843,740	50.4%
(b) PAC	—	0.0%		0.0%		0.0%	—	0.0%
Total 2 (a+b)	—	0.0%	302,764,327	31.0%	199,079,413	20.0%	501,843,740	50.4%##
(3) Parties to the SSA other than (1)(a) and (2) above	—	0.0%	—	0.0%	—	0.0%	—	0.0%
(4) Public (other than parties to the SSA, Acquirer & PAC) – Details summarized below
(a) Foreign Institutional Investors	74,929,666	11.1%	—	0.0%	This will depend on response from and within each category of (4)		No. of shares: 493,553,322 (673,958,020 less 199,079,413 Add 18,674,715)***%: 49.6%
Mutual Funds	4,702,927	0.7%		0.0%
(b) Insurance Companies	30,343,182	4.5%		0.0%
(c) Corporate Bodies	194,454,993	28.9%		0.0%
(d) Indian Financial Institutions	670,399	0.1%		0.0%
(e) Banks	526,027	0.1%		0.0%
(f) NRIs	14,613,551	2.2%		0.0%
(g) Foreign Nationals	4,710	0.0%		0.0%
(h) Trusts	2,075,609	0.3%		0.0%
(i) ADS	87,844,070	13.0%		0.0%
(j) Others	263,792,886	39.1%		0.0%
Total (4)	673,958,020	100%	—	0.0%
GRAND TOTAL (1+2+3+4)	673,958,020	100%	302,764,327	31%	199,079,413	20%	995,397,062	100%

#	as on April 24, 2009
*%	of (Current Share Capital + Preferential Allotment)
**%	of Fully Diluted Share Capital
***	Assuming conversion of existing Equity Options into Shares

##	It may be noted here that Preferential Allotment represents 31% of (Current Share Capital + shares allotted pursuant to the Preferential Allotment) and therefore excludes Equity Options. The Preferential Allotment therefore represents 30.4% of the Fully Diluted Share Capital. Hence Shares acquired pursuant to the Preferential Allotment and the Offer will represent in the aggregate 50.4% of Fully Diluted Share Capital

In the event that the Offer is not fully subscribed, the Acquirer intends to acquire such number of Additional Shares that would, together with the Shares acquired under the Offer, equal the Offer Size. Depending on the number of Shares acquired under the Offer and the Additional Shares, the resulting shareholding of the Acquirer in the Target Company may vary from 42.0% to 50.4% of the Enhanced Share Capital.

As of the date of the PA and as of the date of this Letter of Offer, Manager to the Offer does not hold any Shares in the Target Company

68.	As stated above in Paragraph 2, on January 7, 2009, SCSL’s then-Chairman, Mr. B. Ramalinga Raju, submitted a letter to SCSL’s then-existing Board of Directors informing it that he had falsified SCSL’s accounts over a period of several years, including SCSL’s revenues, profitability and cash balance. The regulatory authorities and investigating agencies are investigating Mr. Raju’s acts of mismanagement and other public wrongs which are also pending before the CLB. Following Mr. Raju’s letter of January 7, 2009, Central Bureau of Investigation (CBI) have commenced investigations in to the various statements made in the said letter and possible siphoning of funds from the Target Company. The local police have arrested Mr. Ramalinga Raju, Mr. B. Rama Raju (former Managing Director of the Target Company) and Mr. Vadlamani Srinivas (former Chief Financial Officer of the Target Company). In addition, CBI has arrested Mr. Srisailam Chetkuru, Mr. G. Ramakrishanan, and Mr. Venkatpathi Raju of the Target Company. The local police have also arrested Mr. Talluri Srinivas and Mr. Gopalakrishanan, both partners of PriceWaterhouse, the then statutory auditors of the Target Company for their alleged involvement in the fraud. The CBI has filed a charge sheet against these individuals in April 2009. Serious Frauds Investigation Office (SFIO) investigated the affairs of SCSL under Section 235 of the Act, pursuant to the Central Government order dated January 13, 2009. The investigation report of the SFIO has been submitted to the Ministry of Corporate Affairs on April 13, 2009. The Central Government and the SFIO have complied with the requirements of investigation and now it is up to the Central Government to take such action as it may consider appropriate.

In light of the above, on February 27, 2009, SCSL had sought relaxation from SEBI from the strict compliance of certain provisions of the Regulations. Based on SCSL’s request, SEBI, through its letter dated March 3, 2009 had granted an in-principle approval of the same, which has since been approved and confirmed by SEBI vide SEBI Relaxation Letters. The following relaxations/exemptions in respect of information/disclosures to be contained in this Letter of Offer have been granted by SEBI:

a)	Relaxation with respect to the mandatory disclosures of financial information of the Target Company subject to the condition that if recast audited financial data becomes available before the opening of the offer, disclosure of the recast data, if any, shall be made through public announcement. The Acquirer has been informed that as of the date of this Letter of Offer, the financial statements/accounts of SCSL are being forensically investigated by Deloitte Haskins & Sells and KPMG and only after the completion of the ongoing investigation will the accounts of SCSL be restated.

b)	Relaxation with the disclosure requirement regarding status of compliance with the Regulations, the applicable provisions of Chapter II of the Regulations and status of corporate governance.

c)	Relaxation from disclosure of the details of the change in shareholding of its erstwhile promoters and status of compliance with the applicable provision of the Regulations read with draft formats prescribed by SEBI for the letter of offer.

d)	Relaxation from disclosure of the previous compliances/ non compliances made by SCSL and its promoters, under the provisions of the listing agreement and other statutory provisions.

Accordingly, none of the aforementioned details/disclosures are contained in this Letter of Offer.

69.	Pursuant to the CLB Order and because SCSL’s accounts require restatement and audit for a period of six years, the CLB has granted SCSL an extension of time until December 31, 2009 to make the necessary filings of returns/documents as required under applicable laws, including publication of quarterly reports as required under SCSL’s listing agreements.

70.	PriceWaterhouse resigned as Target Company’s statutory auditors on February 21, 2009. At present, the accounts of the Target Company are being forensically investigated by two of the “big four” accounting firms. Once the forensic investigation is completed, the accounts of the Target Company will then be restated by the Target Company and audited by the statutory auditors to be appointed by the Target Company. Annexure A attached hereto contains certain information regarding SCSL that was provided to the Acquirer in connection with the Bid Process. THIS INFORMATION WAS PREPARED BY SCSL, AND WAS NOT PREPARED WITH A VIEW TOWARD PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE SECURITIES AND EXCHANGE BOARD OF INDIA, THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THIS INFORMATION IS BEING PROVIDED IN THE INTEREST OF PROVIDING THE FULLEST LEVEL OF DISCLOSURE AND GREATEST COMPLIANCE WITH APPLICABLE LAWS, INCLUDING APPLICABLE U.S. SECURITIES LAWS. THE INCLUSION OF THIS INFORMATION IS NOT AN ACKNOWLEDGEMENT BY THE TARGET COMPANY, THE ACQUIRER OR THE PAC AS TO THE MATERIALITY OR RELEVANCE OF SUCH INFORMATION. NONE OF THE ACQUIRER/ PAC, SCSL, THEIR RESPECTIVE AFFILIATES, ADVISORS OR REPRESENTATIVES ARE MAKING ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION SET FORTH IN ANNEXURE A, OR AS TO THE REASONABLENESS OF ANY ASSUMPTIONS ON WHICH SUCH INFORMATION MAY BE BASED, NO HOLDER OF SHARES OR ADSs MAY REASONABLY RELY ON THIS INFORMATION IN DECIDING WHETHER TO TENDER AND NONE OF THE ACQUIRER/PAC, SCSL NOR THEIR RESPECTIVE AFFILIATES, ADVISORS OR REPRESENTATIVES WILL HAVE ANY LIABILITY WITH RESPECT TO ANY USE OR RELIANCE UPON ANY OF SUCH INFORMATION. THE INFORMATION SET FORTH IN ANNEXURE A IS NOT BEING INCLUDED IN THIS LETTER OF OFFER TO INFLUENCE YOUR DECISION WHETHER TO TENDER PURSUANT TO THE OFFER, BUT BECAUSE THIS FINANCIAL INFORMATION WAS MADE AVAILABLE BY SCSL TO THE ACQUIRER AND PAC.

71.	As stated earlier, following the completion of the Preferential Allotment, the Acquirer will be deemed to be the promoter of SCSL. Therefore, details in respect of the erstwhile promoters and their shareholding in SCSL have not been included in this Letter of Offer.

72.	a) Update of pending material litigation matters are provided as below

U.S. Class Action Law Suits

Pursuant to the disclosures made by the Chairman in his Resignation Letter, a number of persons claiming to have purchased the Target Company’s securities in the previous five years filed class action lawsuits against the Target Company and others, including the Target Company’s former directors, certain former officers and, in some cases, Price Waterhouse, the Target Company’s former statutory auditors, in United States courts alleging violations of the antifraud provisions of the Securities Exchange Act of 1934, as amended (the “Class Actions”). The Class Actions have been consolidated in the United States District Court for the Southern District of New York (the “Court”). The Court has on May 7, 2009 held a conference and has passed orders dated May 12, 2009 and Amended Lead Plaintiff order dated May 19, 2009 for consolidation of the complaints filed. Accordingly its now ordered to appoint Global Institutional Investors as lead plaintiff, comprised of Mississippi Public Employees’ Retirement System, the Mineworkers Pension Fund, SKAGEN AIS and Sampension KP Livsforsikring A/S as co-lead plaintiff along with their Designated Counsel Grant and Eisenholfer P.A., Bernstein Litowitz Berger & Grossman LLP,

Barroway Topaz Kessler & Check LLP and Labaton Sucharow to serve as co-lead counsel in the matter. The Lead Plaintiff is now expected to file an amended complaint on or before June 26, 2009. The Target Company would be required to file its reply to the amended complaint, but anticipates that, in accordance with U.S. procedures, it will vigorously defend itself.

Upaid Litigation

Upaid Systems Limited (Upaid”) initially commenced proceedings against the Target Company in 2007 alleging forgery of the documents necessary for transfer of proper title to its patent under an assignment agreement entered into in 1998 pursuant to which Satyam Enterprise (a subsidiary of the Target Company) assigned and transferred its rights, title and interests in certain computer software to Upaid. The Target Company unsuccessfully challenged the jurisdiction of US courts in courts in London. Upaid amended its complaint thrice thereafter, the last being on October 16, 2008. The plaintiff has claimed an award of actual damages exceeding US$1.5 billion for fraud and forgery in addition to other punitive damages, fees and costs. The matter is now scheduled for trial on September 8, 2009 pursuant to the grant of motion of continuance moved by the Target Company in United States District Court for the Eastern District of Texas, Marshall County to carry out additional discovery and provide expert reports. The Target Company is vigorously defending this lawsuit.

b)	Compliance Officer of the Target Company

Mr. G. Jayaraman, Company Secretary, Satyam Computer Services Ltd.; I Floor, Mayfair Center, S.P. Road, Secunderabad - 500 003

Phones: +91 40 30654201, Fax: +91 40 27897769, Email: Jayaraman_g@satyam.com

VI.	Offer Price and Financial Arrangements

Offer Price

73.	The Shares of the Target Company are listed on BSE and NSE.

74.	The annualized trading turnover during the period October 2008 through March 2009 i.e., Six (6) calendar months preceding the month in which the PA was issued) was as follows:

Name of the Stock Exchange(s)	Total number of Shares traded during the preceding 6 calendar months prior to the month of the PA	Total number of listed Shares as on March 31, 2009	Annualised trading turnover (as % of total number of listed Shares)
BSE	1,831,429,837	673,894,792	544%
NSE	4,027,957,080	673,894,792	1195%

Source: www.bseindia.com and www.nseindia.com

75.	The Information set forth below regarding high and low prices is being provided pursuant to disclosure requirements under the US securities laws. Certain of the information set forth below relates to time periods prior to the date of Mr. Raju’s letter to the Target Company (i.e., January 7, 2009) and may not be indicative of the Target Company’s performance and may not reflect the value of the Shares or ADSs, as the case may be, during such period. Investors are cautioned not to rely on such information as a reflection of value given the subsequent disclosures and revelations made by Mr. Raju. Annual high and low of closing market prices:

	Rs. per Share High	Rs. per Share Low
FY2008
Q1FY2008	497.75	441.15
Q2FY2008	517.60	409.55
Q3FY2008	484.90	404.75
Q4FY2008	456.90	353.70

FY2009
Q1FY2009	524.90	398.90
Q2FY2009	482.25	293.05
Q3FY2009	318.95	134.65
Q4FY2009	181.70	20.30

FY2010
First quarter through April’ 09 - June 1, 2009	56.45	39.65

i.	Data derived from the NSE website. The prices and volumes quoted on the BSE may be different

ii.	For comparative purposes, the price per equity share data above is adjusted for the October 10, 2006 two-for-one stock split (in the form of stock dividend)

The ADSs commenced trading on the New York Stock Exchange on May 15, 2001, at an initial offering price of $9.71 per ADS. The tables below set forth, for the periods indicated, intraday high and low trading prices for the Target Company ADSs.

	US$ per ADS High	US$ per ADS Low
FY2008
Q1FY2008	26.25	22.04
Q2FY2008	29.46	22.22
Q3FY2008	30.89	23.28
Q4FY2008	27.56	20.11

FY2009
Q1FY2009	29.84	22.21
Q2FY2009	26.24	14.56
Q3FY2009	16.94	5.05
Q4FY2009	9.46	0.90

FY2010
First quarter through April 09 - June 1, 2009	3.48	1.57

(a)	Data derived from historical trading of the ADSs on NYSE.

76.	Based on the above information, the Shares of the Target Company are deemed to be frequently traded on both BSE and NSE as the annualized trading turnover based on the trading during six calendar months (i.e., October 2008 to March 2009) is more than 5% of the total number of listed Shares in terms of explanation (i) to regulation 20(5) of the Regulations. As the annualized trading turnover on NSE is 1195% as compared to 544% on BSE of the total number of listed Shares, the Shares of the Target Company are deemed to be “most frequently traded” on NSE in terms of explanation (i) to regulation 20(5) of the Regulations.

77.	As stated above in Paragraph 2, SCSL had sought certain relaxations from SEBI in respect of certain provisions of the Regulations and the DIP Guidelines. Specifically, among others, SCSL had sought relaxation from: (a) the applicability of any floor price under Clause 13.1 of the DIP Guidelines; and (b) the applicability of the minimum open offer price under regulation 20(4) of the Regulations. SEBI, through its letter dated March 3, 2009 had granted an in-principle approval in respect of (b) and in respect of (a) stated that the proposal qualifies for an automatic exemption under Clause 13.7.3 of the DIP Guidelines, subject to certain disclosures being made in the notice for the General Meeting of the Shareholders under Section 81 1(A) of the Companies Act, 1956. SEBI further noted that the disclosure requirement in the notice will also not apply to the instant proposal in light of the order of the CLB, and that the offer price should be at least the same as the price for the Preferential Allotment. The in-principle order of SEBI has since been confirmed by SEBI vide its letter dated April 20 & 21, 2009. Accordingly, the requirements for the floor price under the DIP Guidelines and the minimum offer price under regulation 20(4) of the Regulations have been dispensed with. Therefore, the Offer Price (i.e., Rs. 58/-) is equal to the price per share for the Preferential Allotment.

78.	In terms of the Regulations, the Acquirer can revise the Offer Price upwards up to Seven (7) working days prior to the closure of the Offer and revision, if any, will be announced in the same newspapers where the PA has appeared and the revised price will be paid for all shares acquired pursuant to the Offer.

79.	As the Offer Price cannot be revised during Seven (7) working days prior to the closing date of the Offer, it would, therefore, be in the interest of the Shareholders to wait until the commencement of that period to know the final offer price and tender their acceptance accordingly.

80.	If the Acquirer or the PAC acquire Shares following the date of the PA and this Letter of Offer and up to Seven (7) working days prior to the closure of the Offer at a price higher than the Offer Price, then the highest price paid for such acquisition shall be payable for all the valid applications received under the Offer. Further, the Acquirer shall not acquire any Shares of the Target Company during the last seven working days prior to the closure of the Offer, except those accepted in the Offer.

81.	In terms of the SSA, no non-compete fee has been paid in connection with the Transaction.

Financial Arrangements

82.	The maximum consideration payable for the Offer, assuming full acceptance, is Rs. 1154,66,05,954/-(Rupees One Thousand One Hundred Fifty-Four Crores Sixty-Six Lakhs Five Thousand Nine Hundred and Fifty-Four Only).

83.	By way of security for performance of its obligations under the Regulations, the Acquirer has made an escrow arrangement for the Offer comprising a cash deposit of the Maximum Consideration (“Cash Deposit”) with Kotak Mahindra Bank Limited, 13th Floor, Nariman Bhavan, 227, Nariman Point, Mumbai—400 021 (“Deposit Bank”). The Cash Deposit complies with the stipulation under regulation 28(2) of the Regulations.

84.	The Acquirer has made the Cash Deposit from internal resources, external domestic debt, equity by the PAC in the Acquirer and debt extended by the PAC to the Acquirer. Mr. Mayur Vijay Patwa, membership no. 105651, Partner of Chetan Mayur & Co, Chartered Accountants (A-2, Gruhlaxmi Apartments, 415/ 1, Somwar Peth, Pune—411 011—India, Tel: +91 20 2605 2169) (“Accountants”), have confirmed by their letter dated April 20, 2009 (“Fund Sufficiency Certificate”) that the Acquirer has adequate financial resources available for meeting its obligations under the Regulations for a value up to the Maximum Consideration.

85.	The Manager to the Offer is duly authorized to realize the value of the aforesaid escrow account in accordance with the Regulations.

86.	The Manager to the Offer is satisfied that firm arrangements for financial resources required to implement the Offer have been made and confirms that adequate funds are available with the Acquirer through verifiable means to implement the Offer.

VII.	Terms and Conditions of the Offer

87.	This Letter of Offer together with the Form of Acceptance-cum-Acknowledgement and Form of Withdrawal will be mailed to the shareholders of the Target Company (other than the Acquirer and the PAC) whose names appear on the Register of Members of the Target Company and the beneficial owners of the shares of the Target Company whose names appear as beneficiaries on the records of the respective Depositories, on May 22, 2009, being the Specified Date. Accidental omission to dispatch this Letter of Offer to any person to whom the Offer is made or the non-receipt or delayed receipt of this Letter of Offer by any such person will not invalidate the Offer in any way.

88.	There shall be no discrimination in the acceptance of locked-in and non-locked in shares in the Offer. The Shares to be acquired under the Offer must be free from all liens, charges and encumbrances and will be acquired together with all rights attached thereto.

Eligibility for accepting the Offer

89.	The Offer is made to all Shareholders (other than the Acquirer and the PAC) as on the Specified Date, and also to persons who acquire Shares before the closure of the Offer and validly tender their Shares and submit their Form of Acceptance into the Offer on or before July 1, 2009 at 4:30 p.m. India Standard time, which is 7:00 a.m. New York City time on such date. The Regulations require that the Offer be for Shares only. Consequently, ADS holders are not permitted to directly tender ADSs. ADS holders who wish to directly tender the Shares underlying their ADSs in the Offer may instead withdraw the underlying Shares from the ADS facility and directly tender those Shares or follow the procedure set out herein and in paragraph 113 below. This Letter of Offer, Form of Acceptance and ADS Letter of Transmittal will be sent to the Custodian (the “Custodion”) of the ADSs. While it may be possible for Shares to be redeposited (subject to appropriate regulatory approval being obtained by such holders) into the ADS facility, Shares may only be deposited to the extent, and limited to the number, of ADSs that have been converted into Shares. In addition, the redeposit of Shares into the ADS facility requires that a shareholder pay applicable issuance fees and charges and taxes payable for the transfer of Shares to the Custodian. As a consequence, if holders of ADSs were to withdraw the underlying Shares from the ADS facility and tender their Shares, the proration requirement for the Offer could result in those holders being left with some Shares that were not accepted in the Offer necessitating the holder to pay issuance fees, charges and taxes for the re- issuance of ADSs and obtain appropriate regulatory approvals. Because those holders would likely prefer to continue to hold ADSs in such circumstances, and to avoid being subject to the limitations on the redeposit of Shares described above, it is expected that the Depositary, Citibank N.A., under the Deposit Agreement pursuant to which the ADSs were issued, or the ADS Tender Agent (as defined below) will create an account equivalent to an escrow account (the “ADS Escrow Account”) to temporarily hold and delay the conversion of provisionally tendered ADSs in the ADS Escrow Account and the underlying Shares will be tendered in the Offer to the extent permitted by the proration calculation. Following the application of the proration and the subsequent acceptance of Shares in the Offer, the Depositary upon the instruction of the ADS Tender Agent will cancel the ADSs to the extent of the acceptance under the Offer and the ADS Tender Agent will return all unaccepted Shares in the form of ADSs deposited in the ADS Escrow Account to their respective holders and no fees will be assessed to holders for return of their ADSs. No fees will be assessed for withdrawal of the underlying Shares to the holders of the ADSs who tender through the ADS facility. Holders of the ADSs must deliver appropriate documentation to the ADS Tender Agent, as defined below, for valid acceptance under the Offer. In connection with the Offer, the ADS Tender Agent will examine the submitted documentation, maintain the ADS Escrow Account, determine the ADSs represented by Shares accepted by prorating, if necessary, have ADSs representing unaccepted Shares returned and forward payment to or upon the instruction of the holder of ADSs representing Shares which are accepted in the Offer.

90.

Certain affiliates of the financial advisors of the Acquirer and Target Company may engage in trading activities in securities of the Target Company outside of the Offer; provided, however, that any such action may only be made by such affiliates in compliance with Rule 14e-5 of the Exchange Act and other applicable laws in India. In addition, the Acquirer and the PAC intend to purchase the Preferential Allotment and may purchase Additional Shares after the Offer, in connection with the subsequent preferential allotment to the extent that the Offer is undersubscribed, as more fully set out in paragraph 8. In the event of such purchases, appropriate disclosures will be made in accordance with the applicable laws.

91.	Subject to the terms and conditions of the Offer, including those in respect of proration under paragraph 114 and receipt of necessary statutory/regulatory approval, the Acquirer proposes to acquire, to the extent of the Offer Size, all Shares that are validly tendered under the Offer.

92.	In terms of the Regulations, the Acquirer is permitted to make an upward revision to the Offer Price at any time up to Seven (7) working days prior to the closure of the Offer viz. up to June 22, 2009 and withdraw the Offer under certain circumstances. Any such revision / withdrawal would be informed by way of an announcement in the same newspapers where the PA appeared. In case of revision, the revised price will be payable by the Acquirer for all the shares that are validly accepted pursuant to the Offer.

93.	Eligible Persons to whom the Offer is being made are free to offer their shareholding in the Target Company in whole or in part while accepting the Offer. The acceptance must be unconditional and should be absolute and unqualified.

94.	Eligible Persons who hold shares in physical form and who wish to tender their Shares will be required to send the Form of Acceptance-cum-Acknowledgement, duly signed and completed in the manner specified therein together with all the necessary documents, as specified in Section VIII of this Letter of Offer entitled “Procedure for Acceptance and Settlement”, to the Registrar to the Offer at any of its collection centers, mentioned under paragraph 105 of this Letter of Offer so that the same are received on or before the Offer Closing Date (i.e., July 1, 2009).

95.	In respect of dematerialized shares credit for the shares tendered must be received in the Special Depository Account (as specified in paragraph 108) on or before 4:30 p.m. Indian Standard Time on July 1, 2009. If the Eligible Persons hold their shares through CDSL, their Depository Participant Instruction will have to take the form of an inter-depository delivery instruction from CDSL for the purpose of crediting their shares in favour of the Special Depository Account with NSDL as mentioned in paragraph 108 below.

96.	Persons who have acquired Shares of the Target Company but whose names do not appear in the Register of Members of the Target Company on the Specified Date or those who have not received this Letter of Offer may also participate in the Offer by submitting an application on a plain paper giving details regarding their shareholding and confirming their agreement to participate in the Offer as per the terms and conditions of the Offer. This is to be sent to Link Intime India Private Limited, acting as the Registrar to the Offer together with:

a.	In case of shareholders holding Shares in dematerialized form, the name, address, number of Shares held, number of Shares offered, Depository Participant (“DP”) name, DP ID number, beneficiary account number along with a photocopy of the Delivery instruction in “off-market” mode, duly acknowledged by the DP, as per instructions given in paragraph 107.

b.	In case of shareholders holding Shares in physical form, the name, address, number of Shares held, number of Shares offered, the relevant share certificate(s) and transfer deeds.

97.	The Acquirer will not be responsible in any manner for any loss of share certificate(s) and/or Offer acceptance documents during transit and Eligible Persons are advised to adequately safeguard their interest in this regard. In case of any lacunae and/or defect or modifications in the documents/forms submitted, the acceptance is liable to be rejected.

98.	The instructions, authorizations and provisions contained in the Form of Acceptance cum Acknowledgement constitute an integral part of this Letter of Offer.

Statutory Approvals and Other Approvals Required for the Offer

99.	The Offer is subject to the Acquirer’s obtaining the following approvals:

a.	Approval of the Reserve Bank of India (the “RBI”) under the Foreign Exchange Management Act, 1999 (“FEMA”) for acquiring shares from eligible non-resident shareholders who validly tender their Shares under the Offer. On May 5, 2009, the Acquirer has made an application with the RBI in connection with the above; and

b.	Approval of the anti-trust authorities in the United States of America and Germany in respect of the Transaction. As of the date of this Letter of Offer, anti-trust approval from authorities in Germany has already been obtained vide the order dated April 22, 2009. In addition, Acquirer and the PAC is in the process of filing application for anti-trust approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and certain related rules and regulations that have been issued by the U.S. Federal Trade Commission.

100.	As of the date of this Letter of Offer and to the best knowledge of the Acquirer, there are no other statutory approvals required to acquire the Shares that are validly tendered pursuant to the Offer.

101.	Notwithstanding Paragraphs 99 and 100, in the event that any other approvals may be required, the Acquirer will apply for such approvals at the appropriate stage.

102.	The Acquirer does not require any consent from banks or financial institutions for implementing the Offer.

103.	It may be noted that in case of non-receipt of statutory approvals within time, SEBI has a power to grant an extension of time to the Acquirer for payment of consideration to Shareholders subject to the Acquirer agreeing to pay interest for the delay, as directed by SEBI under regulation 22(12) of the Regulations. Further if the delay occurs due to willful default of the Acquirer in obtaining the requisite approvals, regulation 22 (13) of the Regulations will become applicable.

VIII.	Procedure for Acceptance and Settlement of the Offer

104.	A tender of Shares pursuant to any of the procedures described in this Letter of Offer will constitute a binding agreement between the Acquirer and the tendering holder, including the tendering holder’s acceptance of the terms and conditions of the Letter of Offer, and in case of such tenders being made by holders of ADSs and by other shareholders from the U.S. with a representation and warranty that such holder owns the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and that the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for such person’s own account unless, at the time of tender, the person so tendering (1) has a net long position equal to or greater than the amount of (a) the Shares tendered or (b) other securities immediately convertible into or exchangeable or exercisable for the Shares, including, without limitation the ADSs and such person will acquire such Shares for tender by conversion, exchange or exercise; and (2) will cause such Shares to be delivered in accordance with the terms of this Letter of Offer. Rule 14e-4 provides a similar restriction applicable to the tender of guarantee of a tender on behalf of another person.

105.

Eligible Persons, who wish to avail of and accept the Offer, should deliver the requisite documents mentioned below by Registered Post with acknowledgement due or in person or by courier so as to reach the Registrar to the Offer or the Registrar’s Collection Centers at the addresses mentioned below before 4:30 pm Indian Standard Time on July 1, 2009, which is 7:00 a.m. New York City time on July 1, 2009. Eligible Persons are advised to ensure that the Form of Acceptance-cum-Acknowledgement and other documents are complete in all respects otherwise the same is liable to be rejected. In the case of dematerialized shares, Eligible Persons are advised to ensure that their shares are credited in favour of the Special Depository Account, on or before 4:30 p.m. India Standard time on July 1, 2009. The Form of Acceptance-cum-Acknowledgment of such dematerialized shares not credited in favour of the Special

Depository Account before the close of the Offer is liable to be rejected. The Form of Acceptance-cum-Acknowledgement along with all the relevant documents may be submitted at any of the collection centers below.

S. No.	Collection Centre	Address of Collection Centre	Contact Person	Phone No.	Fax	E-mail ID	Mode of delivery
1	Mumbai	Link Intime India Pvt. Ltd, C-13, Pannalal Silk Mills Compound, L B S Marg, Bhandup (W), Mumbai - 400078.	Pravin Kasare	022-25960320	022-25960329	pravin.kasare @linkintime.co.in	Hand Delivery & Registered Post

2	Mumbai	Link Intime India Pvt. Ltd, 203, Davar House, Next to Central Camera, D N Road, Fort Mumbai - 400 001	Vivek Limaye	022-22694127	022-25960329	vivek.limaye @linkintime.co.in	Hand Delivery

3	Ahmedabad	Link Intime India Pvt. Ltd, 211 Sudarshan Complex, Near Mithakhali Underbridge, Navrangpura, Ahmedabad - 380 009	Hitesh Patel	079-26465179	079-2646 5179 (Telefax)	ahmedabad @linkintime.co.in	Hand Delivery

4	Bangalore	“Link Intime India Pvt. Ltd., 543/A, 7TH Main, 3rd Cross, Hanumanthanagar, Bangalore - 560 019”	Chandrasekhar	080-26509004	080-26509004 (Telefax)	bangalore @linkintime.co.in	Hand Delivery

5	Baroda	Link Intime India Pvt. Ltd., First Floor, Jaldhara Complex, Nr. Manisha Society, Old Padara Road, Vadodara - 390015	Alpesh Gandhi	0265-2250241 / 3249857	0265-2250246 (Telefax)	vadodara @linkintime.co.in	Hand Delivery

6	Coimbatore	Link Intime India Pvt. Ltd, Surya 35, Mayflower Avenue, Behind Senthil Nagar, Sowripalayam Road, Coimbatore 641 028	S. Dhanalakshmi	0422-2314792 / 2315792	0422-2314792 (Telefax)	coimbatore @linkintime.co.in	Hand Delivery

7	Kolkata	Link Intime India Pvt. Ltd, 59C, Chowringhee Road, 3rd Floor, Kolkata - 700020	Debu Ghosh	033-22890539 /40	033-22890539/ 40 (Telefax)	kolkata @linkintime.co.in	Hand Delivery

8	New Delhi	“Link Intime India Pvt. Ltd., A-40, 2nd Floor, Naraina Industrial Area, Phase II, Near Batra Banquet, New Delhi - 110028	Swapan Naskar	011-41410592 /93/94	011-41410591	delhi @linkintime.co.in	Hand Delivery

S. No.	Collection Centre	Address of Collection Centre	Contact Person	Phone No.	Fax	E-mail ID	Mode of delivery

9	Pune	Link Intime India Pvt. Ltd, Block No 202 2nd Floor, Akshay Complex, Near Ganesh Temple, Off Dhole Patil Road, Pune 411 001.	P. N Albal	020-26051629 / 0084	020-26053503 (Telefax)	pune @linkintime.co.in	Hand Delivery

10	Chennai	C/o SGS Corporate Solutions India Pvt. Ltd., Indira Devi Complex, II Floor, No. 20, Gopalakrishna Street, Pondy Bazaar, T. Nagar, Chennai - 600 017	Mrs. Solly Soy	044-28152672, 044-42070906	044-28152672 (Telefax)	chennai @sgs-cs.com	Hand Delivery

11	Hyderabad	C\o MICROLINE Information Technology Services, Plot No. 7 H. No. 388, Flat No. 2A, Aparajitha Colony, Ameerpet, Hyderabad, - 500 016	P. Jagdeesh Kumar	040-55367040	—	jagadeeshk @hotmail.com	Hand Delivery

Note:	Business Hours: Monday to Friday 10:30 AM to 4:30 PM, Saturday 10:30 AM to 1:30 PM, Holidays: Sunday & Bank Holidays

NO SHARES OR DOCUMENTS SHOULD BE SENT DIRECTLY TO THE ACQUIRER / PAC / TARGET COMPANY / MANAGER TO THE OFFER

106.	Applicants who cannot hand deliver their documents at the collection centers referred to above, may send the same by registered post or by courier, at their own risk and cost, to the Registrar to the Offer at its address Link Intime India Private Limited, C-13 Pannalal Silk Mill Compound, L B S Marg, Bhandup (West), Mumbai - 400 078, India); Tel No +91 - 22 - 2596 0320-28; Fax No: +91 - 22 - 2596 0329; email: satyam.openoffer@linkintime.co.in ; Contact Person: Mr. Pravin Kasare.

107.	In case of non-receipt of this Letter of Offer, acceptance of Offer by unregistered Shareholders, owners of Shares who have sent the Shares for transfer, Eligible Persons may obtain a copy of this Letter of Offer from the SEBI website www.sebi.gov.in, or obtain a copy of the same from the Manager to the Offer or Registrar to the Offer on providing suitable documentary evidence of acquisition of the Shares. Alternatively, those desirous of tendering their Shares to the Acquirer may participate in the Offer as follows:

(a)	In case Shares are held in the dematerialized form by sending their consent in writing on a plain paper to the Registrar to the Offer, such that it is received by the Registrar to the Offer before 4:30 p.m. Indian Standard Time on July 1, 2009, stating the name, address, no. of shares held, no. of shares offered, DP name, DP ID, beneficiary account number along with a photocopy of the Delivery Instruction in “Off-market” mode, duly acknowledged by the DP, in favour of “LIIPL SCSL OFFER ESCROW ACCOUNT” filled as specified in paragraph 108.

(b)	In case of shares held in the physical mode the name, address, no. of shares held, no. of shares offered, distinctive nos., folio no., the original contract note issued by a registered share broker of a recognized stock exchange through whom such shares were acquired, along with the original share certificate(s) and transfer deed(s) duly signed (as specified in paragraph 108), either by hand delivery or by Registered Post or by courier such that these are received by the Registrar to the Offer before 4:30 p.m. Indian Standard Time on July 1, 2009.

108.	Documents to be delivered by all Eligible Persons are as follows:

(a)	For Shares held in the DEMATERIALIZED FORM

(i)	Form of Acceptance-cum-Acknowledgement duly completed and signed in accordance with the instructions contained therein by all the beneficial holders of the Shares, as per the records of the Depository Participant (“DP”).

(ii)	Photocopy of the Delivery Instruction in “Off-market” mode or counterfoil of the delivery instruction slip in “Off- market” mode, duly acknowledged by the DP. The details of the special depository account (“Special Depository Account”) are as follows:

Depository Name	National Securities Depository Limited
DP Name	Kotak Mahindra Bank Limited
DP ID Number	IN303173
Beneficiary Account Name	LIIPL SCSL OFFER ESCROW ACCOUNT
Beneficiary Account Number	20001018
ISIN	INE275A01028
Market	Off market
Execution Date	On or before July 1, 2009

Please note the following:

(i)	For each delivery instruction, the beneficial owner should submit a separate Form of Acceptance-cum- Acknowledgement.

(ii)	The Registrar to the Offer is not bound to accept those acceptances for which corresponding Shares have not been credited to the above special account or for Shares that are credited in the above Special Depository Account but the corresponding Form of Acceptance-cum-Acknowledgement has not been received as on the date of closure of the Offer.

(b)	In case of shares held in the PHYSICAL MODE by REGISTERED SHAREHOLDERS:

(i)	Form of Acceptance-cum-Acknowledgement duly completed and signed in accordance with the instructions contained therein, by all Shareholders. In case of Shares held in joint names, names should be filled up in the same order in which they hold Shares in the Target Company. This order cannot be changed or altered nor can any new name be added for the purpose of accepting the Offer;

(ii)	Original equity share certificate(s); and

(iii)	Valid equity share transfer form(s) duly signed by transferor (by all Shareholders in case the Shares are in joint names) as per the specimen signatures lodged with the Target Company and duly witnessed at the appropriate place(s).

PLEASE DO NOT FILL IN ANY OTHER DETAILS IN THE TRANSFER DEED

(c)	In case of shares held in the PHYSICAL MODE by PERSONS NOT REGISTERED AS SHAREHOLDERS:

(i)	Form of Acceptance-cum-Acknowledgement duly completed and signed in accordance with the instructions contained therein;

(ii)	Original equity share certificate(s) accompanied by valid share transfer forms as received from the market, wherein the name of the transferee has not been filled in; and

(iii)	Original broker contract note of a registered broker of a recognized stock exchange in relation to the purchase of the shares being tendered in this case.

(iv)	In case the share certificate(s) and the transfer deed(s) are lodged with the Target Company / its transfer agents for transfer, then the acceptance shall be accompanied by the acknowledgment of lodgment with, or receipt by, the Target Company/ its transfer agents, of the share certificate(s) and the transfer deed(s).

(v)	No indemnity regarding title is required from persons not registered as Shareholders.

PLEASE	DO NOT FILL IN ANY OTHER DETAILS IN THE TRANSFER DEED.

109.	Non-resident Shareholders should, in addition to the above, enclose copy(ies) of permission(s), received from RBI or any other regulatory authority to acquire shares held by them in the Target Company. OCBs (as defined under FEMA) are requested to seek a specific approval of the RBI and a copy of such approval must be provided along with other requisite documents in the event that any OCB shareholder tenders its shares in the Open Offer. In case the previous approvals from the RBI are not submitted, the Acquirer reserves the right to reject such Shares tendered.

110.	Shareholders who have sent their physical shares for dematerialization may participate in the Offer by submitting the Form of Acceptance-cum-Acknowledgement along with a copy of the dematerialization request form duly acknowledged by the Depository Participant. Shareholders who have sent their physical shares for dematerialization need to ensure that the process of getting their shares dematerialized is completed well in time so that the credit in the Special Depository Account duly instructed by the shareholder should be received on or before the close of the Offer (i.e. July 1, 2009), else the application will be rejected.

111.	Shareholders should provide all relevant documents that are necessary to ensure transferability of the shares in respect of which the acceptance is being sent. Such documents may include (but not be limited to):

•	Duly attested death certificate and succession certificate (in case of single shareholder) in case the original shareholder has expired.

•	Duly attested power of attorney if any person apart from the shareholder has signed acceptance form or transfer deed(s).

•	No objection certificate from any lender, if the shares in respect of which the acceptance is sent, were under any charge, lien or encumbrance.

•	In case of companies, the necessary certified corporate authorisations (including board and/or general meeting resolutions).

112.	Applications in respect of Shares of the Target Company that are subject matter of litigation wherein the shareholders of the Target Company may be prohibited from transferring the Shares during the pendency of such litigation are liable to be rejected if the duly certified directions / orders regarding these Shares are not received together with the Shares tendered under the Offer.

113.	As noted, only holders of Shares may participate in the Offer. Holders of ADSs who wish to participate in this Offer may withdraw the Shares underlying their ADSs and directly tender such Shares in the Offer or they may tender their ADSs to Citibank, N.A. who is, pursuant to the Tender Agency Agreement, serving as ADS Tender Agent. Holders of ADSs holding ADSs through Euroclear Nederland (“ECN holders”) may tender their ADSs to ABN AMRO Bank N.V. trading under the name RBS (“RBS”) who is serving as local Dutch tender agent in the Netherlands in connection with the Offer. ADS holders should read the instructions contained herein carefully and follow the procedures described herein.

•

As required by explanation (i) of regulation 22(3) of the Regulations, a copy of this Letter of Offer, the Form of Acceptance and the ADS Letter of Transmittal, will be sent to the Custodian of the ADSs. As stated in Paragraph 89, the Offer is being extended to all shareholders of the Target Company, including holders of Shares represented by ADSs, except the Acquirer and the PAC.

•	ADS holders are urged to read the following documents regarding the Offer because they contain important information:

•	The Letter of Offer; and

•	The ADS Letter of Transmittal (which is to be used only by ADS holders who tender their certificated ADRs to the ADS Tender Agent).

Tendering ADSs through the ADS Tender Agent

•

Valid Tender of ADSs. In order to validly tender ADSs to the ADS Tender Agent pursuant to the Offer, an ADS holder must cause to be received by the ADS Tender Agent, no later than 7:00 a.m., New York City time, on the Offer Closing Date, (a) ADRs evidencing such ADSs or a confirmation of a book-entry transfer of such ADSs into the Tender Agent Account (as defined below); (b) a properly completed and duly executed ADS Letter of Transmittal with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below); (c) any other documents required by the ADS Letter of Transmittal or the Letter of Offer; and (d) all other instruments and documents in connection with the Offer. No alternative, conditional or contingent tenders will be accepted, and no fractional Shares underlying the ADSs will be purchased.

The method of delivery, including delivery through the DTC (as defined below), of all documents, including ADSs, is at the election and risk of the tendering ADS holder and the delivery will be deemed made only when actually received by the ADS Tender Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

•

Book-Entry Delivery for ADSs. The ADS Tender Agent has established one or more accounts with respect to the ADSs (the “Tender Agent Account”) at The Depository Trust Company (“DTC”) for purposes of tendering ADSs to the ADS Tender Agent in book-entry form. Any financial institution that is a participant of DTC may make delivery of ADSs by causing DTC to transfer such ADSs to the Tender Agent Account in accordance with the procedures of DTC. An Agent’s Message must be utilized if delivery of ADSs is to be made by such book-entry transfer. The term “Agent’s Message” means a message transmitted by means of DTC to, and received by, the ADS Tender Agent and forming a part of a book-entry confirmation which states that DTC has received an express acknowledgement from the participant tendering the ADSs which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Offer and that the Acquirer may enforce such agreement against the participant. Persons holding ADSs through an admitted institution of Euroclear Nederland, who wish to tender their ADSs are requested to do so via their bank or stockbroker no later than 13:00 hours, Amsterdam time on the Offer Closing Date. Such persons holding ADSs through an admitted institution of Euroclear Nederland are encouraged to communicate with the relevant bank or stockbroker at an earlier time in order to permit the bank or stockbroker to communicate their acceptances to the ADS Tender Agent for the Offer in a timely manner but may also contact RBS with respect to any questions they may have, at RBS, ECM Corporate Actions HQ 3130, Gutsav Mahlerlaan 10, 1082 PP Amsterdam (telephone +31 (0)20 383 67 07, e mail corporate.actions@rbs.com). In submitting the acceptance, the admitted institutions may be required to provide certain declarations.

•

Withdrawal of ADSs Tendered. ADSs tendered to the ADS Tender Agent pursuant to the Offer may be withdrawn at any time on or prior to 7:00 a.m., New York City time, on the Offer Closing Date. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the ADS Tender Agent on or prior to 7:00 a.m., New York City time, on the Offer Closing Date at its address set forth in the Letter of Transmittal. Any such notice of withdrawal must (i) specify the name of the person having tendered the ADSs to be withdrawn, (ii) contain a statement that such holder is withdrawing his or her election to have such ADSs tendered, (iii) be signed by the holder in the same manner as the original signature on the ADS Letter of Transmittal by which such ADSs were tendered (including any required signature guarantees), (iv) specify the ADSs to be withdrawn, if not all of the ADSs tendered by the holder, and (v) in the case of a tender by book-entry transfer, specify the name and number of the account at DTC to be credited with the withdrawn ADSs and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices and of any tenders will be determined by the Acquirer, whose determination shall be final and binding on all parties. Any ADSs so withdrawn will be deemed not to have been validly tendered to the ADS Tender Agent for purposes of the Offer and no cash will be paid with respect thereto unless the ADSs so withdrawn are validly retendered. Any ADSs that have been tendered but which are not accepted for payment for any reason will be credited into the ADS Tender Agent’s account at DTC pursuant to the book-entry transfer procedures set forth in Section VIII of this Letter of Offer titled “Procedure for Acceptance and Settlement,” and such ADSs will be credited to an account maintained with DTC for the ADSs as soon as practicable after withdrawal, rejection of tender or termination of the Offer. Properly withdrawn ADSs may be retendered by following the procedures described above at any time on or prior to 7:00 a.m., New York City time, on the Offer Closing Date.

•

Acceptance of ADSs. At or immediately prior to the expiration of the Offer, the ADS Tender Agent will notify the Registrar and the Acquirer of the total number of ADSs tendered, and such number will be considered final for purposes of determining the total number of Shares, including Shares underlying the ADSs, available to be tendered pursuant to the Offer. Subject to the pro rata requirements specified in paragraph 114, the Acquirer, in consultation with the Manager to the Offer and Registrar to the Offer, will determine the number of Shares to be accepted by the Acquirer, including Shares represented by ADSs and notify the Custodian and ADS Tender Agent accordingly. For purposes of the Offer, the Acquirer will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Registrar or the Acquirer gives written notice to the Custodian and the ADS Tender Agent of the Acquirer’s acceptance for payment of the Shares, including Shares underlying the ADSs, pursuant to the Offer. Thereafter, the ADS Tender Agent will surrender the tendered and accepted ADSs to the Depositary, and the Depositary will request the Custodian to cause the Shares underlying such ADSs to be released / transferred and delivered to the Registrar for purposes of the Offer.

•

Return of Unaccepted ADSs. ADSs not properly tendered, ADSs validly withdrawn and Shares represented by ADSs not otherwise accepted for payment will be returned to the tendering holders who will receive such ADSs, without expense to such holders and in the form initially tendered. The ADS Tender Agent plans to return such ADSs on or before the time when payment for the Shares tendered and accepted, including Shares represented by ADSs, is made. Under Indian law, unless permitted by SEBI, the Acquirer is required to make such payment within 15 days after the Offer Closing Date and it may take several days before such payment can be made by the ADS Tender Agent to individual ADS holders. Accordingly, ADS holders whose Shares represented by ADSs are not accepted in the Offer may not exercise their ownership rights with respect to such ADSs, such as the right to sell them in the open market, from the time when such ADSs are tendered to the ADS Tender Agent to the time when such ADSs are returned by the ADS Tender Agent.

•

Payment for Accepted Shares represented by ADSs. Upon the terms and subject to the conditions of the Offer, payment for Shares represented by ADSs accepted pursuant to the Offer, will be made by deposit of the purchase price in Indian rupees, net of applicable withholding tax, to the Custodian, and such rupees will be converted into U.S. dollars. The ADS Tender Agent will act as agent for tendering ADS holders for the purpose of making payment in U.S. dollars to holders of Shares represented by ADS, where such Shares and corresponding ADSs, have been accepted. Payment by the Acquirer of the purchase price to the Custodian for Shares tendered and accepted is expected to be made on or about July 13, 2009. ADS holders are expected, in turn, to receive payment from the ADS Tender Agent for ADSs tendered and accepted as promptly as practicable following the receipt of such consideration by the ADS Tender Agent from the Custodian. Notwithstanding the above, payment for Shares representing tendered ADSs may be delayed in the event of proration due to the difficulty of determining the number of Shares validly tendered, including Shares represented by ADSs.

•

Withholding Taxes. Payment by the Acquirer will be made after deduction for any applicable Indian withholding tax as described in this Letter of Offer. See paragraph 120 and 122 for certain Indian withholding tax rates applicable to United States corporations and other United States persons or entities other than corporations. In addition, certain non-United States persons or entities who hold ADSs will generally be subject to Indian withholding tax at the maximum rate. However, if such holders are residents, for tax purposes, of a country that has a treaty for the avoidance of double taxation with India that provides for a reduced rate of withholding, such holders may request that the Acquirer withhold taxes in India at such reduced rate to the extent that such holders comply with any requirements to avail themselves of the benefits of such treaty at or prior to the expiration of the Offer Period. In order for the Acquirer to evaluate the applicability of the benefits of any applicable treaty for the avoidance of double taxation, such holder must submit to the ADS Tender Agent, certain required information, including a valid tax residency certificate at or prior to the expiration of Offer Period. If such holder timely provides the required documents, the Acquirer will withhold Indian tax at the rate applicable to non-United States persons or entities taking into account such treaty for the avoidance of double taxation. Thereafter, the ADS Tender Agent shall first make payment of the proceeds to all non-United States holders, described in paragraph 120. Then, the ADS Tender Agent will separately pay, by check, in accordance with the Acquirer’s instructions to such non-United States holders for whom the Acquirer has determined in its sole discretion are entitled to a lower Indian withholding tax rate, the difference (with respect to the tendered ADSs representing Shares that are accepted in the Offer) between the maximum withholding rate and the reduced withholding rate pursuant to the applicable treaty. In addition, non-United States persons, or entities who hold ADSs must provide a valid W-8BEN to the ADS Tender Agent to avoid U.S. backup withholding on payments made by the ADS Tender Agent to holders. In addition to Indian withholding tax, sales proceeds that are received within the United States or made through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (1) the shareholder is a corporation or other exempt recipient or (ii) the shareholder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred.

All inquiries and communications relating to tender of ADSs, payment thereof etc. should be directed only to the ADS Tender Agent and not to the Acquirer, the PAC, the Manager to the Offer or the Registrar to the Offer.

You may contact the ADS Tender Agent by phone at 1-800-308-7887

114.	If Shares, including Shares underlying the ADSs representing in the aggregate more than the Offer Size, are validly tendered by the Offer Closing Date and not withdrawn in accordance with paragraph 113, the Acquirer will, upon the terms and subject to the conditions of the Offer, purchase such Shares, including Shares underlying the ADSs, on a pro rata basis according to the number of Shares including the Shares underlying the ADSs validly tendered by the Offer Closing Date and not withdrawn. If proration of tendered Shares, including Shares underlying the ADSs, is required, Shares will be purchased only in marketable lots. In such case, the acquisition of Shares from each shareholder, including Shares underlying the ADSs will be in accordance with the provisions of regulation 21(6) of the Regulations, on a proportional basis in such a way that the acquisition from any shareholder shall not be less than the minimum marketable lot, or the entire holding if it is less than the marketable lot. As the Shares trade in the compulsory dematerialized settlement segment of BSE and NSE, the minimum marketable lot for the Shares is 1 (one).

115.

Subject to the statutory approvals, the Acquirer intends to complete all formalities, including the payment of consideration within a period of Fifteen (15) days from the closure of the Offer, (i.e., July 16, 2009) and for the purpose open a special account as provided under regulation 29, provided that where the Acquirer is unable to make the payment to the Shareholders who have accepted the Offer before the said period of 15 days due to non-receipt of requisite statutory approvals, SEBI may, if satisfied that non-receipt of requisite statutory approvals was not due to any willful default or neglect of the Acquirer or failure of the Acquirer to diligently pursue the applications for such approvals, grant extension of time for the purpose, subject to the Acquirer agreeing to pay interest to the Shareholders for delay beyond Fifteen (15) days, as may be specified by SEBI from time to time.

116.	The unaccepted share certificates, transfer forms and other documents, if any, would be returned by registered post at the Shareholders’ sole risk. Shares, to the extent unaccepted, held in dematerialized form will be credited back to the beneficial owners’ depository account with the respective depository participant as per details furnished in the Form of Acceptance-cum-Acknowledgement.

117.	The Registrar to the Offer will hold in trust the share certificates, credit of dematerialized Shares, Form of Acceptance-cum-Acknowledgement duly filled in, transfer deed(s) and all other documents submitted by Shareholders on behalf of the Shareholders who have accepted the Offer, till such time as the Acquirer completes the obligations under the Offer.

118.	In terms of regulation 22(5A) of the Regulations, Shareholders who are desirous of withdrawing their acceptances tendered in the Offer can do so up to Three (3) working days prior to the date of the closure of the Offer.

119.	The withdrawal option can only be exercised by submitting the Form of Withdrawal as per the instructions below so as to reach the Registrar to the Offer at its address Link Intime India Private Limited, C-13 Pannalal Silk Mill Compound, L B S Marg, Bhandup (West), Mumbai - 400 078, India; Tel No +91 - 22 - 2596 0320-28; Fax No: +91 - 22 - 2596 0329; email: satyam.openoffer@linkintime.co.in ; Contact Person: Mr. Pravin Kasare on or before three working days prior to the date of closure of the Offer either by hand delivery or by registered post by 4:30 P.M. on June 26, 2009. Please note that the Withdrawal Forms will not be accepted at other Collection Centres.

120.	In case of non-receipt of the Form of Withdrawal the withdrawal option can be exercised by making an application on plain paper along with the following details:

a.	In case of physical Shares: Name and address of the shareholder, distinctive numbers, folio numbers, number of Shares tendered/withdrawn, copy of duly acknowledged Form;

b.	In case of dematerialized Shares: Name, address, number of Shares tendered/withdrawn, DP name, DP ID, Beneficiary account no. and a photocopy of delivery instruction in “off market” mode or counterfoil of the delivery instruction in “off market” mode, duly acknowledged by the DP in favour of the Depository Escrow Account, copy of duly acknowledged Form.

The Acquirer will deduct the amount of the applicable Indian withholding tax at presently prevalent rates on the Offer price of RS. 58/- per Share. For example, tendering holders who are United States corporations will be subject to Indian withholding tax at the maximum rate, which is 42.23% and tendering holders who are United States persons or entities other than corporations will be subject to Indian withholding tax at the maximum rate, which is 33.99%. In general, the maximum Indian withholding tax applicable to residents of other countries is 42.23%. For (i) non-United States ADS holders for whom the Acquirer has determined in its sole discretion are not entitled to a lower Indian tax withholding rate and (ii) United States ADS holders, there may be no ability to reclaim any Indian withholding tax. All shareholders/ ADS holders are urged to consult their own tax advisors.

ANY PAYMENT FOR SHARES, INCLUDING PAYMENT FOR SHARES REPRESENTED BY ADSs, WILL ONLY BE MADE AFTER DEDUCTION FOR ANY POTENTIALLY APPLICABLE INDIAN WITHHOLDING TAX AS DESCRIBED IN THIS LETTER OF OFFER. IN ADDITION, DEPENDING ON THE HOLDER’S COUNTRY OF TAX RESIDENCY, THE ADDITIONAL TAX WITHHOLDING REQUIREMENTS IN THE HOLDER’S HOME COUNTRY, AS WELL AS POTENTIAL U.S. BACKUP WITHHOLDING, MAY APPLY. THESE TAX WITHHOLDING AMOUNTS MAY BE

VERY SIGNIFICANT, PARTICULARLY FOR HOLDERS OUTSIDE OF INDIA. SEE PARAGRAPH 113-129 FOR MORE INFORMATION.

121.	No tax will be deducted at source on payment made to resident share holders for purchase price of shares acquired under the open offer and as per the prevailing laws.

122.	As per the provisions of Section 195(1) of the Income Tax Act, 1961 (IT Act), any person responsible for paying to a non-resident any sum chargeable to tax is required to deduct tax at source (including surcharge and cess). Since the Offer consideration would be chargeable to capital gains under the IT Act, the Acquirer will need to deduct tax at source (including surcharge and cess) at the applicable capital gains tax rate on the gross consideration payable to the following categories of Shareholders/ADS holder, as given below:

•	Non-resident Indians: The Acquirer will deduct tax at source (including surcharge and cess) at presently prevalent rates on the Offer Price of Rs 58/- per Share.

•	Non-domestic companies: The Acquirer will deduct tax at source (including surcharge and cess) at presently prevalent rates on the Offer Price of Rs 58/- per Share.

•	Other Foreign investors: The Acquirer will deduct tax at source (including surcharge and cess) at presently prevalent rates on the Offer Price of Rs. 58/- per Share.

123.	Flls enjoy exemption from tax deduction at source on capital gains under Section 196D(2) of the IT Act and hence no tax shall be deducted on amount payable to FIIs subject to receipt of an undertaking from them stating their residential status and that it does not have a permanent establishment in India and the amount received by them as a part of the Offer constitutes capital gains and does not constitute business income for them and that similar gains have been taxed as capital gains by the tax authorities in India in the past.

124.	For the purpose of determining as to whether the capital gains are short-term or long-term in nature:

•	In the case of physical Shares registered with the Target Company, the date of registration of the Shares with the Target Company shall be taken as the date of acquisition.

•	In the case of physical Shares not registered with the Target Company, the capital gain shall be assumed to be short-term in nature.

•	In the case of dematerialized Shares, the date of credit of the Shares to the Shareholders’ demat account in India shall be taken as the date of acquisition.

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In case of ADS holders, the date on which the overseas depository bank advises the domestic custodian bank for redemption shall be the date of acquisition of the shares underlying ADS, as per The Issue of Foreign Currency Convertible Bonds and Ordinary shares (through depository receipt mechanism) scheme, 1993.

•

In case of any ambiguity, incomplete or conflicting information or the information not being available with the Target Company regarding the same, the capital gain shall be assumed to be short-term in nature.

125.	In the event the aforementioned categories of Shareholders/ADS holders require non-deduction of tax or deduction of tax at a lower rate or on a lower amount, they would need to obtain an order from the Income Tax authorities under Section 195(3) or Section 197 of the IT Act, and submit the same while submitting the Form. On failure to produce such certificate from the Income Tax authorities, tax will be deducted as aforesaid, and a certificate in the prescribed form shall be issued to that effect.

126.

All Shareholders/ADS holders are advised to consult their tax advisors for the treatment that may be given by their respective assessing officers in their case, and the appropriate course of action that they should take. The Acquirer and the Manager to the Offer do not accept any responsibility for the accuracy or otherwise of such advice. The aforesaid treatment of tax deduction at source may not necessarily be the treatment also for filing the return of income.

127.	The payment of consideration for accepted applications will be made by the Acquirer in cash through Electronic Clearing Services (“ECS”) (subject to availability of all information for crediting the funds), account payee cheques, drafts, warrants, etc. sent by Registered Post for amounts exceeding Rs. 1,500 and otherwise by UCP in accordance with the Regulations, and the same will be drawn in the name of the first named person in case of joint Shareholders.

In order to avail the ECS facility, Eligible Persons holding Shares in physical mode are requested to submit the enclosed ECS mandate form duly filled in and signed while submitting the Form if the same has not been submitted earlier to the Target Company/Registrar. Eligible Persons holding shares in dematerialised mode are requested to instruct their respective depository participant regarding bank accounts in which they wish to receive the consideration before the close of the Offer. Tech Mahindra/ Registrar will not act on any direct request received from Eligible Persons holding Shares in dematerialised form for change/deletion of such bank details.

128.	INFORMATION FOR THE UNITED STATES SHAREHOLDERS

The Offer is made for the securities of an Indian issuer. It may be difficult for a U.S. shareholder to enforce rights and any claim arising under the United States federal securities laws since Venturbay and Tech Mahindra are located in a country other than the United States. A U.S. holder of ADSs may not be able to sue a company outside the United States in a court outside the United States for violations of the U.S. securities laws. It may be difficult to compel a company outside the United States and its affiliates to subject themselves to a U.S. court’s judgment.

This Letter of Offer does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful.

Venturbay and Tech Mahindra, simultaneous with the dispatch of the letter of offer to the Shareholders, will file with the SEC, a Tender Offer Statement on Schedule TO, together with exhibits thereto, pursuant to Rule 14d-3 under the Exchange Act, as amended, furnishing certain additional information with respect to the Offer. The Target Company is expected to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer, as well as certain other information about the Target Company, its officers and directors and the Offer. Shareholders of the Target Company are advised that these documents and any other documents relating to the Offer that are filed with the SEC will contain important information that should be read carefully before any decision is made with respect to the Offer. Shareholders of the Target Company may obtain copies of these documents at no charge on the SEC’s website at www.sec.gov.

129.	UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

TO ENSURE COMPLIANCE WITH UNITES STATES TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES IN THIS DOCUMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY HOLDERS, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE UNITED STATES INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM THEIR OWN INDEPENDENT TAX ADVISORS.

The following is a summary of certain material United States federal income tax considerations relevant to United States shareholders and ADS holders participating in the Offer. It is not a complete analysis of all the potential tax considerations relating to the disposition of Shares of the

Target or ADS. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions, all relating to the United States federal income tax treatment of the disposition of Shares of the Target. These authorities may be changed, perhaps with retroactive effect, so as to result in United States federal income tax consequences different from those set forth below.

A withdrawal of Shares from the ADS Deposit facility is not a taxable event for United States federal income tax purposes. As a result, an ADS holder will not recognize gain or loss on such withdrawal, such holder’s tax basis in its Shares received on withdrawal will equal its tax basis in its ADSs immediately prior to such withdrawal and such holder’s holding period in the Shares received will include its holding period in the ADSs exchanged.

The disposition of Shares of the Target pursuant to the Offer will be taxable transactions for United States federal income tax purposes. If the Target has never been a passive foreign investment company (“PFIC”) during the time in which a shareholder held its Shares or ADSs (including the current taxable year), a shareholder will recognize gain or loss equal to the difference between the tax basis of its Shares tendered and the U.S. dollar value of the Indian rupees received in exchange therefor determined on the date of receipt by the Custodian, in the case of ADS holders participating in the Offer through the Tender Agent Account, or the shareholder or ADS holder, in the case of shareholders or ADS holders participating directly in the Offer (including any Indian tax withheld from the gross proceeds of such sale). Unless the Target is or has been a PFIC, this gain or loss will be capital gain or loss if the Shares are capital assets in the hands of the shareholder and will be long-term gain or loss if the holding period for the Shares is more than one year as of the date of the sale. If the Custodian or shareholder, as the case may be, converts the Indian rupees received into U.S. dollars on the date of receipt, an ADS holder or shareholder will generally not recognize any foreign currency gain or loss.

If, however, the Target is a PFIC for its current taxable year or has been a PFIC in any taxable year in which a shareholder held Shares or ADSs, certain adverse U.S. tax consequences would apply to a shareholder upon its disposition of Shares pursuant to the Offer (unless the shareholder or ADS holder has in a prior taxable year made a mark-to-market election with respect to its holding of the Target Shares). In particular, gain recognized by a shareholder on the disposition of Shares in the Offer would be allocated ratably over the shareholder’s holding period for its Shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before the Target became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax liability attributable to such allocated amounts.

PFIC status depends upon the composition of the Target’s income and assets and the market value of its assets determined from time to time. Although the Target has stated in its Annual Report in its most recent Form 20-F that it does not believe that it was a PFIC for the year to which such report relates, there can be no assurances that this determination will be respected by the Internal Revenue Service, nor can there be any assurances regarding the Target’s PFIC status in years prior to such determinations or to the current taxable year. Shareholders are urged to consult their own tax advisors concerning the Target’s PFIC status.

As discussed in Paragraphs 120 and 122 above, India will impose withholding tax upon the sale of Shares for a gain by non- Indian shareholders pursuant to the Offer. Although gain or loss recognized on such sale will generally be U.S. source gain or loss for federal income tax purposes, a shareholder may elect to treat gain from the sale of its shares as foreign source gain for foreign tax credit purposes. If this election is made, a shareholder will treat any Indian tax withheld as a foreign tax eligible for credit in a foreign tax credit limitation basket separate from other baskets of income. Any Indian withholding tax imposed based on an amount in excess of such shareholder’s or ADS holder’s gain, if any, may not be eligible for a foreign tax credit for United States federal income tax purposes. The rules governing the foreign tax credit are complex. Shareholders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances and the method for making the election to treat gain as foreign source.

Sales proceeds that are received within the United States or made through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) the shareholder is a corporation or other exempt recipient or (ii) the shareholder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to a shareholder will be allowed as a credit against its United States federal income tax liability and may entitle the shareholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

The foregoing discussion may not apply to shareholders or ADS holders who acquired their Shares or ADSs pursuant to the exercise of stock options or other compensation arrangements with the Target or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Code.

The discussion of certain U.S. federal income tax considerations set forth above is included for general information only. Due to the individual nature of tax consequences, shareholders and ADS holders are urged to consult their tax advisors as to the specific tax consequences to them of the Offer, including the effects of applicable state, local or other tax laws.

IX.	Summary of Significant Differences Between U.S. GAAP and Indian GAAP

The following is a summary of significant differences between accounting principles generally accepted in India and the requirements of India’s Companies Act, 1956 (collectively Indian GAAP) and US GAAP as applicable to Tech Mahindra. Tech Mahindra’s financial position and results of operations have been prepared in accordance with Indian GAAP, which differs in certain aspects from US GAAP. Certain significant differences between Indian GAAP and US GAAP relevant to Tech Mahindra’s financial position and results of operations are summarized below. There can be no assurance that Tech Mahindra’s financial position and results of operations reported in accordance with Indian GAAP would not be adversely impacted if determined in accordance with US GAAP. Such summary should not be construed to be exhaustive.

No numerical reconciliation of the financial position and results of operations under Indian GAAP and US GAAP are included in this Letter of Offer. In addition, no attempt has been made to identify all the disclosures, presentation or classification differences that would affect the manner in which transactions and events are presented in either Tech Mahindra’s financial position or results of operations or notes thereto. No attempt has been made to identify all future differences between Indian GAAP and US GAAP that may affect either Tech Mahindra’s financial position or results of operations as a result of transactions or events that may occur in the future.

Serial	Subject	Indian GAAP	US GAAP
1	Consolidation and investments in subsidiaries

In India, the reporting entity generally follows legal form, and under the Companies Act the reporting entity is considered to be the legal entity rather than a group.

Accordingly, there is no legal requirement to prepare consolidated financial statements. In the standalone financial statements of the parent, investments in subsidiaries are accounted for at cost less an allowance for other than temporary impairments.

The Institute of Chartered Accountants of India (‘ICAI’) has issued Accounting Standard (‘AS’) 21 on “Consolidated Financial Statements”, which is applicable for accounting years commencing April 1, 2001. AS 21 does not require consolidation, but sets out the standards to be followed in the event that consolidated financial statements are presented or required by law or regulation. SEBI requires listed companies and those seeking a listing to publish consolidated financial statements in accordance with AS 21 in addition to the separate financial statements of the parent.

In accordance with AS 21, in the consolidated financial statements, the majority owned subsidiaries are consolidated.

Under US GAAP, consolidated financial statements are the primary financial statements.

Standalone financial statements of the parent may also be presented in addition to the consolidated financial statements. In the standalone financial statements of the parent, investments in subsidiaries are equity accounted.

The Company is required to consolidate variable interest entities where the company is determined to be the primary beneficiary under FASB Interpretation (FIN) 46(R).

Further with respect to entities which do not qualify to be variable interest entities, consolidation is required where the parent has controlling financial interest, generally when it owns, either directly or indirectly, more than 50% of the outstanding voting stock.

Entities where the minority shareholder has substantive participating rights overcome the presumption that the majority shareholder controls the entity thus precluding consolidation of the results of that entity. In such cases, the equity method of accounting applies.

Serial	Subject	Indian GAAP	US GAAP
2	Business Combination

No comprehensive accounting standard on business combinations. AS 14 “Accounting for Amalgamations” deals only with the amalgamations pursuant to the provisions of the Companies Act or any other statute which may be applicable to companies and does not cover other type of business combinations such as through acquisition of shares of a subsidiary where the acquired company is not dissolved.

For amalgamations covered under AS 14, the standard provides for the accounting to be followed and the treatment of any resultant goodwill or reserves. It allows for both purchase and pooling method of accounting.

Under pooling of interest method, the difference between consideration paid and the amount of share capital of transferor company is accounted in ‘Reserves.’

Under purchase method, net asset of the transferor company is recorded either at their existing carrying amounts or at its fair value. The difference between consideration paid and net asset acquired is taken to Goodwill / Capital Reserve.

Business combinations that do not qualify as “amalgamation” under AS 14, the assets and liabilities are recorded at the historical cost.

Guidance provided by Statement of Financial Accounting Standard (SFAS) 141 (R) - “Business Combinations” which requires acquisitions method of accounting for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Under SFAS 141 (R), the purchase consideration is measured based on the fair value as of the acquisition date A bargain purchase representing the excess of 100% of the recognized bases of identifiable assets acquired, net of assumed liabilities over the purchase price of acquirer’s interest in the acquiree and any non- controlling interest in the acquiree is recognized as an ordinary gain in the Income Statement. While the excess of purchase price of acquirer’s interest in the acquiree and any non- controlling interest over the 100% of recognized bases of identifiable assets acquired, net of assumed liabilities is recognized as goodwill. SFAS 141 (R) requires intangible assets to be recognized if they arise from contractual or legal rights or are “separable”, i.e., it is feasible that they may be sold, transferred, licensed, rented, exchanged or pledged.

For business combinations consummated prior to the effective date of SFAS 141 (R), guidance provided by SFAS 141, “Business Combinations” is used which requires the use of the purchase method of accounting for business combinations. SFAS No. 141 requires intangible assets to be recognized if they arise from contractual or legal rights or are “separable”, i.e., it is feasible that they may be sold, transferred, licensed, rented, exchanged or pledged.

Under purchase method, the consideration is measured at fair value determined based on the market prices a few days before and after the date the terms of the acquisition are “agreed to and announced”. The purchase price is allocated to the fair values of the net assets acquired including intangibles,

Serial	Subject	Indian GAAP	US GAAP

and goodwill is recognized being the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed. Excess of fair value over the purchase price (Negative goodwill) after reassessment is used to reduce proportionately the fair values assigned and allocated on a pro-rata basis to certain assets. Any negative goodwill remaining is recognized as an extraordinary gain.

Under both SFAS 141(R) and SFAS 141, the assets and liabilities acquired are measured and recorded at the acquisition date fair values subject to certain exceptions provided in the respective standards.

3	Goodwill and intangible assets that have an indefinite useful life

Goodwill arising on amalgamation is amortized to income statement on a systematic basis over its estimated useful life, not exceeding five years unless a longer period can be justified.

For companies that prepare consolidated financial statements, goodwill arising on consolidation is not amortized, but tested for impairment annually.

Intangible assets cannot be classified into indefinite useful life category.

Reversal of impairment loss for goodwill is permitted provided certain conditions are met.

Goodwill and intangible assets that have an indefinite useful life are tested for impairment on an annual basis or whenever trigger events indicating impairment arise. The impairment test is based on estimates of fair value at a reporting unit level.

Reversal of impairment loss is prohibited.

4	Goodwill and intangible assets that have an have an indefinite useful life

Impairment of other intangible assets and long-lived assets Impairment review is performed whenever trigger events indicating impairment arise.

Where the recoverable amount of any asset is lower than its carrying amount, a provision for impairment loss on assets is made for the difference. Recoverable amount is the higher of an assets net selling price and value in use. In assessing value in use, the estimated future cash flows expected from the continuing use of the asset and from its disposal are discounted.

Reversal of impairment loss is permitted.

Impairment review is performed whenever trigger events indicating impairment arise.

Assets are considered to be impaired if the carrying amount of the assets is higher than the future undiscounted net cash flows expected to be generated from the assets. The impairment amount to be recognized is measured by the amount by which the carrying value of the assets exceeds its fair value.

Reversal of impairment loss is prohibited.

Serial	Subject	Indian GAAP	US GAAP
5	Compensated Absences	Liability for compensated absences is provided based on the number of days of unutilized leave at each balance sheet date on the basis of an actuarial valuation.	Expected cost of all accumulating compensated absences is recognized on an accrual basis.

6	Retirement Benefits	Actuarial gains or losses are recognized in income statement.	Corridor approach permits certain portion of actuarial gains or losses are recognized in “Other Comprehensive Income” and amortized in the income statement over the remaining service period of the employees.

7	Investments in marketable equities and debt securities

Investments are classified as long-term or current.

Current investments are readily realizable, intended to be held for not more than one year from the date of purchase and are carried at the lower of cost or fair value. Unrealized losses are charged to the income statement while unrealized gains are not recorded.

A long-term investment is an investment other than a current investment and is valued at cost, subject to a write-down for decline in value, considered other than temporary.

Investments in marketable equities and all debt securities are classified according to management’s holding intent, into one of the following categories: trading, available for sale, or held to maturity.

Trading securities are marked to fair value, with the resulting unrealized gain or loss recognized in the income statement.

Available-for-sale securities are marked to fair value, with the resulting unrealized gain or loss recorded directly in “other comprehensive income” until realized, at which time the gain or loss is reported in income.

Held-to-maturity debt securities are carried at amortized cost.

Unquoted investments are stated at cost less impairment.

8	Share issue expenses	The expenses are charged off in Profit and Loss Account or adjusted against securities premium account.	The direct issue costs are adjusted against the gross proceeds of the offering.

9	Employee Stock Options (ESOP)	Compensation expenses for stock options are recorded either based on intrinsic value or fair value using option pricing model. If the intrinsic value method of accounting is adopted then the impact on profit and earning per share had the fair value method been applied is required to be disclosed in notes to the financial statements.	SFAS No.123 (R) “Share-Based Payment” requires the measurement and recognition of the compensation expense for all stock based payment awards based on grant date fair value of those awards.

10	Dividends	Dividends on equity shares are presented as an appropriation to the income statement. Dividends are accounted in the year when proposed.	Dividends on equity shares are presented as a deduction in the statement of changes in stockholder’s equity in the period when approved by shareholders. Dividends are accounted in the year when declared.

Serial	Subject	Indian GAAP	US GAAP
11	Fringe benefit tax	Under the India’s Income Tax Act, 1961, on exercise of an option, the Company is responsible for a tax equal to the intrinsic value of an option at its vesting date multiplied by the applicable tax rate. The Company seeks the reimbursement of such tax from the employee and the obligation lies with the Company. This tax is termed as Fringe Benefit Tax (FBT) The FBT reimbursed by the employee is accounted as liability and tax paid against the same is represented as advance tax and set off upon completion of the assessment. This results into no impact to Profit and Loss Account.	Company is required to record the FBT associated with share-based payment awards when the obligating event occurs, generally when the option is exercised. The benefit of reimbursement of tax is measured on the grant date (as a component of option’s fair value) and recognized over the vesting period. This may result into recognition of the tax obligation and benefits from reimbursements in/over different time periods.

12	Deferred tax asset

AS 22 on “Accounting for Taxes on Income” requires deferred taxes to be provided for the tax effect of timing differences between taxable income and accounting income, at enacted or substantially enacted tax rates.

Deferred tax assets are recognized (a) if realization is virtually certain for Companies with tax loss carry forward whereas (b) if realization is reasonably certain for entities with no tax loss carry forward.

Such deferred tax assets and liabilities are computed separately for each taxable entity in the consolidated enterprise and for each taxable jurisdiction.

Deferred tax liabilities and assets are recorded for the tax effect of all temporary differences between the tax and book bases of assets and liabilities and operating loss carry-forwards, at currently enacted tax rates.

A deferred tax liability is provided on the undistributed earnings of subsidiary companies unless sufficient evidence shows that subsidiary has invested or will invest the undistributed earnings indefinitely.

A valuation allowance is made against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

13	Uncertain tax positions	Recognition is based on whether it is probable that an outflow of economic resources will occur. Probable is defined as more likely than not. Measurement is based on the entity’s best estimate of the amount of the tax benefit.	Company cannot recognize a tax benefit in its financial statements unless it concludes that it is “more likely than not” that the tax position is sustainable based on its technical merits. Tax benefit is measured using the cumulative probability model, as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement.

14	Revenue and cost of revenue	Under Indian GAAP, certain discounts and incentives given to the customers are recorded / presented as part of costs/ expenses in the Profit and Loss Account.	Under US GAAP, discounts and incentives given to the customers are reduced from revenues in the income statement.

X.	Documents for Inspection

Copies of the following documents will be available for inspection at the office of the Manager to the Offer at Bakhtawar 3rd Floor, 229 Nariman Point, Mumbai 400 021 on any working day (i.e. Monday to Friday and not being a bank holiday in Mumbai) between 10:30 am to 1:00 pm from the date of opening of the Offer up to the closure of the Offer.

•	Certificate of Incorporation, Memorandum and Articles of Associations of the Acquirer, PAC and Target Company

•	Audited annual reports for the periods ended March 31, 2007, March 31, 2008, March 31, 2009 of the Acquirer and PAC.

•	Copy of the SSA

•	Certificate from Chetan Mayur & Co., dated April 20, 2009, certifying the adequacy of financial resources with Acquirer to fulfill the Offer obligations

•	Escrow Agreement between the Acquirer, Kotak Mahindra Bank Limited and the Manager to the Offer dated April 18, 2009

•	Letter from Kotak Mahindra Bank, dated April 20, 2009, confirming the amount kept as a Cash Deposit in the escrow account in accordance with the Escrow Agreement.

•	Published copy of the Public Announcement dated April 22, 2009

•	Copies of the applications made to RBI and the approval from RBI, in case the approval from RBI is received prior to the Offer Closing Date

•	Copy of the agreement between the Acquirer and the Depository Participant for opening the Special Depository Account for the purpose of the Offer

•	Various applications to CLB and CLB Orders

•	Various applications to SEBI and SEBI Relaxation Letters

•	SEBI’s observation letter dated May 27, 2009

In addition, documents filed with the SEC may be inspected and copied at the officers of the SEC and will be available at no charge at the SEC website, www.sec.gov. The Acquirer and the PAC have previously, and will continue, to furnish and file documents with the SEC in accordance with the applicable SEC information reporting requirements. Among the documents filed or furnished with the SEC, the following documents can be found on such website:

•	Pre-commencement communications filed under cover of Schedule TO

•	Schedule 13D

•	Tender Offer Statement on Schedule TO

Copies of these documents will also be available for inspection at the office of the Manager to the Offer at the times and places described above.

Lead Advisor to the Acquirer	Advisor to the Acquirer

Kotak Mahindra Capital Company Limited	UBS Securities India Private Limited
Bakhtawar 3rd Floor	2/F Hoechst House,
229 Nariman Point	Nariman Point,
Mumbai - 400 021	Mumbai - 400021
Tel. No.: +91-22-6634 1100	Tel: +91-22-2286 2000

XI.	Declaration by the Acquirer and PAC

The Boards of Directors of the Acquirer and the PAC accept full responsibility for the information contained in this Letter of Offer (other than for any information in respect of the Target Company). The Acquirer and the PAC shall be severally and jointly responsible for ensuring compliance with the SEBI (SAST) Regulations.

Signed by

For the Board of Directors of Venturbay Consultants Private Limited

Sd/-

Authorised Signatory

Name	:	Mr. Milind Kulkarni

Designation	:	Director

Date	:	June 4, 2009

Place	:	Pune, Maharashtra

For the Board of Directors of Tech Mahindra Limited

Sd/-

Authorised Signatory

Name	:	Mr. Manoj Bhat

Designation	:	Vice President

Date	:	June 4, 2009

Place	:	Pune, Maharashtra

Open Offer

“Annexure A”

In connection with the bid process, SCSL provided to selected bidders, including the Acquirer and PAC, access to certain non-public information, pursuant to its in-principle approval dated March 3, 2009. This Annexure includes certain of this information that was provided to bidders.

This information was not prepared with a view toward public disclosure or compliance with the published guidelines of the Securities and Exchange Board of India or the U.S. Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants. This information is not necessarily in compliance with either Indian generally accepted accounting principles or United States generally accepted accounting principles. This information is being provided herein in the interest of providing the fullest level of disclosure and greatest compliance with applicable laws, including applicable U.S. securities laws. The inclusion of this information is not an acknowledgement by the Company, the Acquirer or the PAC as to the materiality or relevance of such information.

This information has been prepared by SCSL with data collected using the SCSL’s internal management information systems (“Internal MIS”), which may not be adequate and books of accounts, making certain management estimations, assumptions and approximations. However, in light of Price Waterhouse’s statement to SCSL on January 13, 2009 and the resignation letter of B. Ramalinga Raju, the former Chairman of the board of directors of SCSL, Price Waterhouse’s audit reports and opinions in relation to SCSL’s financial statements from the quarter ended June 30, 2000 until the quarter ended September 30, 2008 should no longer be relied upon and, therefore, there are no audit reports for SCSL from the quarter ended June 30, 2000 onwards. Accordingly, this information is not reliable.

Further, the information set forth below has not been audited, reviewed or examined by an independent auditor or otherwise verified. There can be no assurance that any such information is accurate, and the actual (final and/or audited) results may be materially higher or lower than projected.

None of the Target Company, the Acquirer, PAC or their respective affiliates, advisors or representatives are making any representations or warranties, express or implied, as to the accuracy or completeness of the information set forth below, or as to the reasonableness of any assumptions on which such information may be based, no holder of Shares or ADSs may reasonably rely on this information in deciding whether to tender and neither the Target Company, the Acquirer, PAC nor their respective affiliates, advisors or representatives will have any liability with respect to any use or reliance upon any of such information. In addition, none of the Target Company, the Acquirer, PAC, or their respective affiliates, advisors or representatives undertakes any obligation to update or otherwise reconcile or revise this information to reflect circumstances after the date this information was generated or to reflect the occurrence of future events that may result in this information being in error.

The information set forth below is not being included in this Letter of Offer to influence your decision whether to tender pursuant to the Offer, but because this financial information was made available by the Target Company to the Acquirer and PAC. The inclusion of this information in this Annexure in the Letter of Offer shall not be deemed to be any acknowledgement or admission by the Target Company, the Acquirer or the PAC as to the materiality or relevance of any of this information.

Unless otherwise specified, translation of amounts for the convenience of the reader has been made in this section from Indian rupee amounts into United States dollars at the rate of Rs. 50 per US$1.00.

Satyam Computer Services Limited

1.	Satyam Computer Services Limited (stand alone) profit and loss account for quarter ended December 31, 2008

		Draft and unaudited Rs. In Crores
Sl. No.	Particulars	Quarter Ended December 31,2008
1	Income from services
	—Exports	2,194.00
	—Domestic	100.00
	Total	2,294.00
2	Other income	(88.00)
3	Total income	2,206.00
4	Personnel expenses	1,509.00
5	Operating and Administration expenses	421.00
6	Total expenditure	1,930.00
7	Profit before interest, depreciation/amortization and taxation (PBIDT)	276.00
8	PBIDT margin	12.51%
9	Operating profit (PBIDT without other income)	364.00
10	Operating profit margin	15.87%
11	Financial expenses	8.00
12	Depreciation/amortization	66.00
13	Profit before taxation [7-(11+12)]	202.00
14	Provision for taxation	21.00
15	Profit after taxation (PAT)	181.00

Notes:

1.	Revenue taken is sales for the quarter invoiced and unbilled.

2.	In the absence of identified Provision for Doubtful Debts we have provided same amount as was provided in the quarter ended September 30, 2008 for quarter ended December 31, 2008.

3.	Other Income includes realized as well as unrealized forex gain/loss. Gain/Loss pertaining to inflated assets/liabilities (Refer Confession statement of former Chairman) has not been eliminated pending completion of forensic audit activities and restatement of accounts.

4.	Conversion for US$ to Rs. is based on prevailing conversion rate on the transaction date.

Schedules forming part of the Profit and Loss Account for the Quarter Ended December 31, 2008

		Quarter Ended December 31, 2008
12.	Other Income
	Interest on deposits—Gross	—
	Interest on advances—Gross
	Income From Investments—Subsi	5.00
	Profit on sale of current investments—Trade	—
	Gain/(Loss) on exchange fluctuations	(94.00)
	Profit on sale of long term investments	—
	Provision no longer required written back	—
	Miscellaneous income	1.00

		(88.00)

Open Offer

		Quarter Ended December 31, 2008
13.	Personnel Expenses
	Salaries and bonus	1,362.00
	Contribution to provident and other funds	127.00
	Staff welfare expenses	2.00
	Employee stock compensation expense	18.00

		1,509.00	*

* includes bench cost of Rs. 120 cr

14.	Operating and Administration Expenses
	Rent	57.00
	Rates and taxes	2.00
	Insurance	3.00
	Traveling and conveyance	99.00
	Communication	31.00
	Printing and stationery	1.00
	Power and fuel	15.00
	Advertising	—
	Marketing expenses	23.00
	Repairs and maintenance
	—Buildings	1.00
	—Machinery	11.00
	—Others	13.00
	Security services	2.00
	Legal and professional charges	108.00
	Provision for doubtful debts and advances	21.00
	Doubtful Advances Written off
	Loss on sale of Fixed Assets (net)	1.00
	Fringe Benefit Tax-India
	Directors’ sitting fees	—
	Auditors’ remuneration	—
	Donations and contributions	—
	Subscriptions	3.00
	Training and development	1.00
	Research and development	—
	Software charges	10.00
	Managerial remuneration
	—Salaries	1.00
	—Commission	1.00
	—Contribution to P.F.	—
	—Others	—
	Visa charges	9.00
	Miscellaneous expenses	8.00

		421.00

15.	Financial Expenses
	Other finance charges	8.00

Satyam Computer Services Limited

2.	Satyam Computer Services Limited (stand alone) profit and loss account for the month ended January 31, 2009

P&L January, 2009		Draft and unaudited Rs. In Crores
Sl. No.	Particulars	Month ended January 31, 2009
1	Income from services
	— Exports	661.00
	— Domestic	20.00
	Total	681.00
2	Other income	(34.00)
3	Total income	647.00
4	Personnel expenses	504.00
5	Operating and administration expenses	116.00
6	Total expenditure	620.00
7	Profit before interest, depreciation/amortization and taxation (PBIDT)	27.00
8	PBIDT margin	4.17%
9	Operating profit (PBIDT without other income)	61.00
10	Operating profit margin	8.96%
11	Financial expenses	2.00
12	Depreciation/amortization	21.00
13	Profit before taxation [7-(11+12)]	4.00
14	Provision for taxation
15	Profit after taxation (PAT)	4.00

Notes:

1.	Revenue taken is sales for the month invoiced and unbilled.

2.	In the absence of identified Provision for Doubtful Debts we have provided prorate amount as was provided in Sep 08 quarter prorate.

3.	Mark to market loss for January 2009 and February 2009 is provided on estimation basis.

4.	Provision for income taxes will be made on quarterly basis, and hence not provided in Jan and Feb P&L.

5.	Depreciation is normally accounted on quarterly basis. However depreciation for Jan 09 & Feb 09 is computed and provided.

6.	Other Income includes realized as well as unrealized forex gain/loss. Gain/Loss pertaining to inflated assets/liabilities (Refer Confession statement of former Chairman) has not been eliminated pending completion of forensic audit activities and restatement of accounts.

Schedules forming part of the Profit and Loss Account

Month ended January 31, 2009
12.	Other Income
	Interest on deposits—Gross	—
	Interest on advances—Gross	—
Income From Investments—Subsi
	Profit on sale of current investments—Trade	—
	Gain/(Loss) on exchange fluctuations	(34.00)
	Profit on sale of long term investments	—
	Provision no longer required written back	—
	Miscellaneous income	—

(34.00)

Open Offer

		Month ended January 31, 2009
13.	Personnel Expenses
	Salaries and bonus	457.00
	Contribution to provident and other funds	46.00
	Staff welfare expenses	1.00
	Employee stock compensation expense	—

		504.00

* includes bench cost of Rs. 42 cr

14.	Operating and Administration Expenses
	Rent	16.00
	Rates and taxes	1.00
	Insurance	1.00
	Traveling and conveyance	22.00
	Communication	6.00
	Printing and stationery	—
	Power and fuel	3.00
	Advertising	1.00
	Marketing expenses	3.00
	Repairs and maintenance
	— Buildings	—
	— Machinery	6.00
	— Others	5.00
	Security services	2.00
	Legal and professional charges	34.00
	Provision for doubtful debts and advances	7.00
	Doubtful Advances Written off
	Loss on sale of Fixed Assets (net)	—
	Fringe Benefit Tax-India
	Directors’ sitting fees	—
	Auditors’ remuneration	—
	Donations and contributions	—
	Subscriptions	—
	Training and development	1.00
	Research and development	—
	Software charges	4.00
	Managerial remuneration
	—Salaries	—
	—Commission	—
	—Contribution to P.F.	—
	—Others	—
	Visa charges	2.00
	Miscellaneous expenses	2.00

		116.00

Satyam Computer Services Limited

3.	Satyam Computer Services Limited (stand alone) profit and loss account for the month ended February 28, 2009 P&L February, 2009

		Draft & unaudited Rs. In Crores
Sl. No.	Particulars	The month ended February 28, 2009
1	Income from services
	—Exports	654.00
	—Domestic	22.00
	Total	676.00
2	Other income	(39.00)
3	Total income	637.00
4	Personnel expenses	456.00
5	Operating and administration expenses	102.00
6	Total expenditure	558.00
7	Profit before interest, depreciation/amortization and taxation (PBIDT)	79.00
8	PBIDT margin	12.40%
9	Operating profit (PBIDT without other income)	118.00
10	Operating profit margin	17.46%
11	Financial expenses	4.00
12	Depreciation/amortization	21.00
13	Profit before taxation [7-(11+12)]	54.00
14	Provision for taxation	2.00
15	Profit after taxation (PAT)	52.00

Notes:

1.	Revenue taken is sales for the month invoiced and unbilled.

2.	In the absence of identified Provision for Doubtful Debts we have provided prorate amount as was provided in Sep 08 quarter prorate.

3.	Mark to market loss for Jan 09 & Feb 09 is provided on estimation basis.

4.	Provision for income taxes will be made on quarterly basis, and hence not provided in Jan and Feb P&L.

5.	Depreciation is normally accounted on quarterly basis. However depreciation for Jan 09 & Feb 09 is computed and provided.

6.	Other Income includes realized as well as unrealized forex gain/loss. Gain/Loss pertaining to inflated assets/liabilities (Refer Confession statement of former Chairman) has not been eliminated pending completion of forensic audit activities and restatement of accounts.

Schedules forming part of the Profit and Loss Account for the month ended February 28, 2009

12.	Other Income
	Interest on deposits—Gross	—
	Interest on advances—Gross	—
	Income From Investments—Subsi	—
	Profit on sale of current investments—Trade	—
	Gain/(Loss) on exchange fluctuations	(39.00)
Profit on sale of long term investments
Provision no longer required written back
Miscellaneous income

(39.00)

Open Offer

13.	Personnel Expenses
	Salaries and bonus	420.00
	Contribution to provident and other funds	35.00
	Staff welfare expenses	1.00
	Employee stock compensation expense	—

		456.00

14.	Operating and Administration Expenses
	Rent	19.00
	Rates and taxes	1.00
	Insurance	1.00
	Travelling and conveyance	14.00
	Communication	5.00
	Printing and stationery	—
	Power and fuel	4.00
	Advertising	—
	Marketing expenses	1.00
	Repairs and maintenance
	—Buildings	—
	—Machinery	2.00
	—Others	5.00
	Security services	1.00
	Legal and professional charges	32.00
	Provision for doubtful debts and advances	7.00
	Doubtful Advances Written off	—
	Loss on sale of Fixed Assets (net)	—
	Fringe Benefit Tax-India	—
	Directors’ sitting fees	—
	Auditors’ remuneration	—
	Donations and contributions	—
	Subscriptions	1.00
	Training and development	—
	Research and development	—
	Software charges	5.00
	Managerial remuneration	—
	—Salaries	—
	—Commission	—
	—Contribution to P.F.	—
	—Others	—
	Visa charges	2.00
	Miscellaneous expenses	2.00

		102.00

Satyam Computer Services Limited

4.	Satyam Computer Services Limited (consolidated incl. subsidiaries) profit and loss account for quarter ended December 31, 2008

Consolidated Profit and Loss Account for Quarter Ending December 31, 2008- DRAFT AND UNAUDITED

	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08
	Satyam Computer Services Ltd	Satyam BPO Ltd	Satyam Techno- logy Inc.	Satyam Computer Services (Shan- ghai) Co. Ltd.	CitiSoft PLC	Knowl- edge Dyna- mics Pte. Ltd.	Satyam Comp- uter Services (Egypt) SAE	Satyam Computer Services (Nanjing) Co. Ltd.	Nitor Global Solu- tions Ltd.	Bridge Strategy Group LLC	C&S Systems (CA Satyam)	S&V Management Consultants	Satyam Venture Engg Services Ltd.	Memo Entries	JV Elimina- tion	IC Elim	Total
Satyam Shareholding		100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	50%
Income Services
External	2,192.17	32.29	13.36	16.03	14.74	—	0.85	1.47	0.64	19.10	—	—	6.22	—	—	—	2,296.88
Internal	1.88	—	—	0.76	0.91	—	0.14		0.14	8.93	—	—	5.28	—	(5.28)	(12.76)	—
Export	2,194.05	32.29	13.36	16.79	15.65	—	1.00	1.47	0.78	28.04	—	—	11.50	—	(5.28)	(12.76)	2,296.88
External	99.96	0.11	—	—	—	—	—	—	—	—	1.12	16.42	(0.06)	—	—	—	117.55
Internal	—	21.22	—	—	—	—	—		—	—	—	—	0.17	—	(0.17)	(21.22)	—
Domestic	99.96	21.33	—	—	—	—	—	—	—	—	1.12	16.42	0.10	—	(0.17)	(21.22)	117.55
	2,294.01	53.62	13.36	16.79	15.65	—	1.00	1.47	0.78	28.04	1.12	16.42	11.60	—	(5.45)	(33.98)	2,414.43
Total External Sales	2,292.13	32.40	13.36	16.03	14.74	—	0.85	1.47	0.64	19.10	1.12	16.42	6.15	—	—	—	2,414.43
Total Internal Sales	1.88	21.22	—	0.76	0.91	—	0.14	—	0.14	8.93	—	—	5.45	—	(5.45)	(33.98)	—
Other Income	(88.23)	1.86	0.00	(0.01)	1.52	—	(0.05)	(0.01)	0.02	0.00	0.16	0.88	1.03	0.33	—	(4.72)	(87.22)
	2,205.78	55.48	13.36	16.78	17.17	—	0.95	1.46	0.79	28.04	1.29	17.30	12.63	0.33	(5.45)	(38.69)	2,327.21
Expenditure
Personnel Expenses	1,508.31	36.35	13.28	14.69	16.03	—	1.65	3.95	0.46	28.98	0.72	12.04	8.03	(0.40)	(5.45)	(24.14)	1,614.52
Cost of Software and Hardware sold	—	—	—	—	—	—	—	—	—	—	0.63	—	—	—	—	—	0.63
Operating and Administration Expenses	421.10	16.48	0.17	4.34	2.60	0.08	0.43	1.03	0.10	1.14	0.63	1.04	3.21	0.88	—	(9.84)	443.39
Financial Expenses	8.35	6.28	—	—	0.01	—	—	—	—	0.10	0.00	0.04	0.02	—	—	—	14.79
Depreciation and Amortization	65.87	5.71	—	0.36	0.10	—	0.11	0.59	0.00	0.36	0.01	0.37	0.45	—	—	—	73.94
Miscellaneous Expenditure Written Off	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
	2,003.63	64.83	13.45	19.39	18.73	0.08	2.20	5.57	0.56	30.59	1.99	13.49	11.71	0.48	(5.45)	(33.98)	2,147.27
Profit Before Taxation and Minority Interest	202.14	(9.34)	(0.09)	(2.61)	(1.56)	(0.08)	(1.25)	(4.11)	0.23	(2.55)	(0.70)	3.81	0.92	(0.16)	—	(4.72)	179.94
Provision for Taxation—Current	25.00	0.02	(0.68)	—	0.56	—	—	—	—	(0.86)	—	—	—	—	—	—	24.03
—Fringe Benefit	4.50	0.20	—	—	—	—	—	—	—	—	0.00	—	0.02	—	—	—	4.72
—Deferred	(8.61)	—	—	—	(1.39)	—	—	—	0.00	(0.02)	—	—	—	—	—	—	(10.03)
—Earlier Year	—	—	—	—	—	—	—	—	—	—	—	1.17	—	—	—	—	1.17
Profit After Taxation and Before Minority Interest	181.25	(9.56)	0.59	(2.61)	(0.72)	(0.08)	1.25	(4.11)	0.23	(1.67)	(0.71)	2.64	0.90	(0.16)	—	(4.72)	160.05
Profit After Taxation, and Minority Interest	181.25	(9.56)	0.59	(2.61)	(0.72)	(0.08)	(1.25)	(4.11)	0.23	(1.67)	(0.71)	2.64	0.90	(0.16)	—	(4.72)	160.05

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Note:
1.	Effect of withdrawal of AS 11 is not considered

2.	Other income includes realized as well as unrealized forex gain/loss. In case of SCSL, gain or loss pertaining to inflated assets/liabilities (ref: confession statement of former chairman) has not been eliminated pending completion of forensic audit activities and restatement of accounts.

3.	Source: Management internal MIS and books of accounts

4.	Revenue taken is sales for the quarter invoiced and unbilled

5.	In the absence of identified Provision for Doubtful Debts we have provided same amount as was provided in Sep 08 quarter for quarter ending Dec 08.

6.	Conversion for US$ to Rs. is based on prevailing conversion rate on the transaction date for SCSL and based on quarter averages for subsidiaries.

Schedules forming part of the Consolidated Profit and Loss Account for Quarter ending December 31, 2008, DRAFT AND UNAUDITED

	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08
	Satyam Computer Services Ltd	Satyam BPO Ltd	Satyam Techno- logy Inc.	Satyam Computer Services (Shan- ghai) Co. Ltd.	CitiSoft PLC	Knowl- edge Dyna- mics Pte. Ltd.	Satyam Comp- uter Services (Egypt) SAE	Satyam Computer Services (Nanjing) Co. Ltd.	Nitor Global Solu- tions Ltd.	Bridge Strategy Group LLC	C&S Systems (CA Satyam)	S&V Management Consultants	Satyam Venture Engg Services Ltd.	Memo Entries	JV Elimina- tion	IC Elim	Total
13. Other Income
Interest on Deposits
- Gross	—	(0.03)	0.00	0.01	0.02	—	—	0.00	0.02	0.00	0.16	—	—	—	—	—	0.18
Dividends from Current Investments—Trade	4.72	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(4.72)	—
Gain/(Loss) on exchange fluctuations (net)	(93.62)	1.86	—	(0.01)	1.57	—	(0.05)	(0.02)	—	—	—	(0.01)	1.02	0.33	—	—	(88.92)
Provision no longer required written back			—														—
Miscellaneous Income	0.67	0.01	(—)	0.00	(0.07)	—	—	—	0.00	—	—	0.89	0.01	—	—	—	1.52

	(88.23)	1.88	0.00	(0.01)	1.52	—	(0.05)	(0.01)	0.02	0.00	0.16	0.88	1.03	0.33	—	(4.72)	(87.22)

14. Personnel Expenses														—
Salaries and Bonus	1,362.17	34.04	13.15	14.63	11.04	—	1.52	3.93	0.46	28.80	0.65	11.53	7.89	(0.40)	(5.45)	(24.14)	1,459.83
Contribution to Provident and other funds	126.63	1.66	0.13	—	0.35	—	0.12	—	—	—	0.05	0.02	0.12	—	—	—	129.07
Staff welfare expenses	2.05	0.66	—	0.06	4.63	—	0.01	0.02	—	0.19	0.02	0.49	0.02	—	—	—	8.13
Employee stock compensation expense	17.47	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	17.47

	1,508.31	36.35	13.28	14.69	16.03	—	1.65	3.95	0.46	28.98	0.72	12.04	8.03	(0.40)	(5.45)	(24.14)	1614.50

Satyam Computer Services Limited

	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08
	Satyam Computer Services Ltd	Satyam BPO Ltd	Satyam Techno- logy Inc.	Satyam Computer Services (Shan- ghai) Co. Ltd.	CitiSoft PLC	Knowl- edge Dyna- mics Pte. Ltd.	Satyam Comp- uter Services (Egypt) SAE	Satyam Computer Services (Nanjing) Co. Ltd.	Nitor Global Solu- tions Ltd.	Bridge Strategy Group LLC	C&S Systems (CA Satyam)	S&V Management Consultants	Satyam Venture Engg Services Ltd.	Memo Entries	JV Elimina- tion	IC Elim	Total
15. Cost of software and hardware sold
Opening inventory	—	—	—	—	—	—	—	—	—	—	0.05	—	—	—	—	—	0.05
Add: Purchases
(net of returns)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Add: Pursuant to acquisition of balance interest in joint venture	—	—	—	—	—	—	—	—	—	—	0.63	—	—	—	—	—	0.63
Less: Closing inventory	—	—	—	—	—	—	—	—	—	—	0.05	—	—	—	—	—	0.05

	—	—	—	—	—	—	—	—	—	—	0.63	—	—	—	—	—	0.63

16. Operating and Administration Expenses
Rent	57.19	3.72	0.00	0.48	0.37	—	0.03	0.07	—	0.67	0.44	0.61	0.19	—	—	—	63.75
Rates and taxes	2.13	0.02	—	0.85	0.08	—	0.01	0.06	—	—	0.00	—	0.00	—	—	—	3.15
Fringe Benefit
Tax—India	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Insurance	3.08	0.18	—	0.00	0.04	—	—	0.00	—	0.00	0.01	0.08	—	—	—	—	3.40
Travelling and conveyance	99.16	4.44	0.05	1.81	0.79	—	0.09	0.14	—	(3.93)	0.04	1.02	0.73	0.00	—	—	104.35
Communication	30.81	2.42	0.00	0.29	0.10	—	0.07	0.25	0.02	0.35	0.01	0.12	0.04	(0.06)	—	—	34.45
Printing and stationery	1.14	0.84	0.00	0.02	0.03	—	0.00	0.03	—	0.01	0.00	0.08	0.02	—	—	—	2.16
Power and fuel	15.33	0.11	—	0.08	—	—	—	0.06	—	—	0.02	0.07	0.07	—	—	—	15.74
Advertisement	0.34	0.01	—	—	0.26	—	—	—	—	—	—	0.08	—	—	—	—	0.68
Marketing expenses	22.78	—	—	0.22	0.17	—	0.00	0.00	—	1.62	—	0.00	1.09	—	—	—	25.89
Repairs and maintenance—Buildings	0.74	—	—	—	0.00	—	0.01	—	—	—	—	—	—	—	—	—	0.75
—Machinery	11.02	1.32	—	—	—	—	0.03	—	—	—	0.01	—	0.61	—	—	—	12.98
—Others	13.55	(0.11)	—	0.01	0.02	—	—	0.00	0.00	0.49	0.01	(1.32)	—	—	—	—	12.65
Security services	1.84	—	—	0.04	—	—	—	0.05	—	—	0.00	—	—	—	—	—	1.94
Legal and professional charges	108.33	1.75	0.07	0.23	0.41	0.00	0.07	0.14	0.07	0.00	0.05	0.06	0.17	0.94	—	(9.84)	102.46
Provision for doubtful debts and advances	21.22	—	—	—	0.02	—	—	—	—	—	—	—	—	—	—	—	21.24
Doubtful Advances Written off	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Loss on sale of Fixed assets (net)	0.75	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	0.75

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	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08	Dec-08
	Satyam Computer Services Ltd	Satyam BPO Ltd	Satyam Techno- logy Inc.	Satyam Computer Services (Shan- ghai) Co. Ltd.	CitiSoft PLC	Knowl- edge Dyna- mics Pte. Ltd.	Satyam Comp- uter Services (Egypt) SAE	Satyam Computer Services (Nanjing) Co. Ltd.	Nitor Global Solu- tions Ltd.	Bridge Strategy Group LLC	C&S Systems (CA Satyam)	S&V Management Consultants	Satyam Venture Engg Services Ltd.	Memo Entries	JV Elimina- tion	IC Elim	Total
Directors’ sitting fees	0.02	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	0.02
Auditors’ remuneration	0.09	0.02	0.03	0.07	0.02	—	0.07	—	—	—	0.01	—	0.02	—	—	—	0.33
Donations and contributions	0.13	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	0.13
Subscriptions	2.79	—	—	0.00	(0.01)	—	—	0.00	—	0.08	—	0.02	—	—	—	—	2.88
Training and development	0.87	(0.10)	—	0.00	0.09	—	—	(0.02)	—	—	—	0.01	0.09	—	—	—	0.93
Research and development	(0.19)	—	—	—	—	—	—	—	—	0.14	—	—	—	—	—	—	(0.05)
Software charges	9.90	1.09	—	0.01	0.15	—	—	0.00	—	—	—	—	0.10	—	—	—	11.26
Managerial
Remuneration
—Salaries	0.76	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	0.97
—Commission	0.71	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	0.71
—Contribution to P.F.	0.01	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	0.01
—Others	0.16	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	0.16
Visa charges	8.74	—	—	0.03				0.00					0.02				8.80
Miscellaneous expenses	7.72	0.78	0.02	0.19	0.06	0.08	0.05	0.22	0.00	1.70	0.03	0.01	0.07	—	—	—	10.93

	421.10	16.48	0.17	4.34	2.60	0.08	0.43	1.03	0.10	1.14	0.63	1.04	3.21	0.88	—	(9.84)	443.42

17. Financial Expenses
Interest on packing credit	—	0.11	—	—	—	—	—	—	—	—	—	—	—	—	—	—	0.11
Interest on External commercial
Borrowings	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Interest on working capital loans	—	4.27	—	—	—	—	—	—	—	—	—	—	—	—	—	—	4.27
Interest on term loans	—	1.89	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1.89
Other finance charges	8.35	0.01	—	—	0.01	—	—	—	—	0.10	0.00	0.04	0.02	—	—	—	8.51

	8.35	6.28	—	—	0.01	—	—	—	—	0.10	0.00	0.04	0.02	—	—	—	14.78

Satyam Computer Services Limited

5.	Satyam Computer Services Limited’s subsidiaries’ profit and loss account for the month ended January 31, 2009

Profit and Loss Account for the month of January 2009-Draft and Unaudited	Nitor Global Solutions Ltd.	Satyam Computer Services (Egypt) S.A.E	Satyam Computer services (Shanghai) Co. Ltd.	Satyam Computer Services (Nanjing) Co. Ltd.	S&V Management Consultants	C&S System (CA Satyam)	Satyam BPO Limited
Satyam shareholding %	100%	100%	100%	100%	100%	100%	100%
Income
Services
—Exports	0.14	0.65	4.70	0.18	5.26	0.10	10.75
—Domestic							3.00
Other Income	—	(0.01)	(0.00)	0.00	—	0.06	(8.35)

	0.14	0.65	4.69	0.18	5.26	0.16	5.39

Expenditure
Personnel Expenses	0.09	0.64	4.54	1.25	3.21	0.49	9.91
Cost of Software and Hardware Sold
Operating and Administration Expenses	0.02	0.10	1.02	0.37	1.11	—	4.42
Financial Expenses	—	—	—	—	—	—	2.46
Depreciation and Amortization	0.00	0.04	0.10	0.11	—	—	1.78

	0.11	0.78	5.67	1.72	4.32	0.49	18.57

Profit before taxation	0.03	(0.13)	(0.97)	(1.55)	0.94	(0.33)	(13.17)

Notes:

1.	Revenue taken is sales for the month invoiced and unbilled.

2.	In the absence of identified Provision for Doubtful Debts we have provided prorate amount as was provided in Sep 08 quarter prorate.

3.	Mark to market loss for Jan 09 & Feb 09 is provided on estimation basis.

4.	Provision for income taxes will be made on quarterly basis, and hence not provided in Jan and Feb P&L.

5.	Depreciation is normally accounted on quarterly basis. However depreciation for Jan 09 & Feb 09 is computed and provided.

6.	Other Income includes realized as well as unrealized forex gain/loss. Gain/Loss pertaining to inflated assets/liabilities (Refer Confession statement of former Chairman) has not been eliminated pending completion of forensic audit activities and restatement of accounts.

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6.	Satyam Computer Services Limited’s subsidiaries’ profit and loss account for the month ended February 28, 2009

Profit and Loss Account for the month of February 2009-Draft and Unaudited	Nitor Global Solutions Ltd.	Satyam Computer Services (Egypt) S.A.E	Satyam Computer services (Shanghai) Co. Ltd.	Satyam Computer Services (Nanjing) Co. Ltd.	S&V Management Consultants	C&S System (CA Satyam)	Satyam BPO Limited
Satyam shareholding %	100%	100%	100%	100%	100%	100%	100%
Income
Services
—Exports	0.10	0.69	4.27	0.30	5.38	0.12	10.17
—Domestic							2.40
Other Income	—	(0.00)	(0.00)	(0.01)	—	0.06	2.63

	0.10	0.69	4.27	0.28	5.38	0.17	15.20

Expenditure
Personnel Expenses	0.07	0.85	4.65	1.19	2.94		9.50
Cost of Software and Hardware Sold
Operating and Administration Expenses	0.02	0.09	1.26	0.31	1.05	—	3.92
Financial Expenses	—	—	—	—	—	—	2.37
Depreciation and Amortization	0.00	0.04	0.10	0.10	—	—	1.55

	0.09	0.98	6.01	1.61	3.99	0.49	17.34

Profit before taxation	0.01	(0.30)	(1.74)	(1.33)	1.39	(0.32)	(2.15)

Notes:

1.	Revenue taken is sales for the month invoiced and unbilled.

2.	In the absence of identified Provision for Doubtful Debts we have provided prorate amount as was provided in Sep 08 quarter prorate.

3.	Mark to market loss for Jan 09 & Feb 09 is provided on estimation basis.

4.	Provision for income taxes will be made on quarterly basis, and hence not provided in Jan and Feb P&L.

5.	Depreciation is normally accounted on quarterly basis. However depreciation for Jan 09 & Feb 09 is computed and provided.

6.	Other Income includes realized as well as unrealized forex gain/loss. Gain/Loss pertaining to inflated assets/liabilities (Refer Confession statement of former Chairman) has not been eliminated pending completion of forensic audit activities and restatement of accounts.

7.	A.	Cash flow numbers for Satyam Computer Services Limited (stand-alone) for months of January (beginning January 9), February and March 2009

Rs. In Crores

	Jan*	Feb	Mar	Grand total
Balance	143	300	482	143
Collections	736	636	692	2,064
Loans	—	300	69	369
Payments	579	754	870	2,203
Surplus/deficit	157	182	(109)	230
Closing Balance	300	482	373	373

*	January 9 - January 31st

Satyam Computer Services Limited

B.	Bank loan information for Satyam Computer Services Limited (stand-alone) for months of January, February and March 2009

Rs. In Crores

	Existing Loans as of January [1], 2009	New Loans January - March	Total Loans	Repaid Loans (January - March)	Balance outstanding (as of March 31, 2009)
Fund based
Citibank
(Export Packing Credit—US$ Loan)	200	—	200	100	100
IDBI Bank	—	150	150	—	150
Bank of Baroda	—	150	150	—	150
HDFC Bank		69	69	—	69
	200	369	569	100	469
Corporate guarantee for Satyam BPO
BNP Paribas	225	—	225	56	169
Non fund based (Bank Guarantees)
Citibank	80		80		80
Bank of Baroda	2		2		2
BNP Paribas	95	7	102		102
	177	7	184	—	184

Foreign Exchange Exposure

Forward/Option contracts outstanding as of March 31, 2009 was about US$164 million and the estimated marked to market losses will be Rs. 110 Crores; marked to market losses paid out in January to March 2009 is Rs. 148 Crores.

Note: The undrawn loan is Rs. 316 Crores. [IDBI Bank Rs. 150 Crores; Bank of Baroda Rs. 150 Crores and HDFC Rs. 16 Crores.]

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C.	Cash outlays information for Satyam Computer Services Limited (stand-alone) for months of January (beginning January 9), February and March 2009

Rs. In Crores

S. No.	Cash Outlays Operating cash outlays	January 2009* 9th to 31st	February 2009 1st to 28th	March 2009 1st to 31st	Total
1	Employment related Salaries	331.01	308.16	387.29	1,026.46
	Medical Insurance	40.60	24.70	25.87	91.17
	Statutory compliance	35.67	125.40	90.48	251.55
2	Sub contractors	26.30	53.55	24.11	103.95
3	Rent and utilities	7.28	31.47	29.84	68.59
4	Travel and Forex	2.81	40.72	51.12	94.65
5	Other insurance	2.68	1.09	2.42	6.19
6	Other Operating expenses	13.33	45.19	90.67	149.19
7	Subsidiary (operating expenses)	22.88	9.58	12.15	44.61

A	Total—Operating Cash outlays	482.56	639.85	713.95	1,836.36

	Non Operating Cash outlays
(i)	Capital expenditures	—	8.53	44.01	52.54
(ii)	Marked to Market losses on account of foreign exchange contracts settled	47.03	81.86	18.92	147.81
(iii)	Repayment of loans	49.50	4.91	49.45	103.86
(iv)	Deposits and margin money for Bank Guarantees	—	6.67	2.16	8.83
(v)	Other non operative expenses	—	12.39	41.55	53.94
B	Total - Non operating cash outlays	96.53	114.35	156.09	366.98

(A+B)	TOTAL CASH OUTLAYS	579.09	754.21	870.04	2,203.34

Note: The Loan to Satyam BPO Limited, the Company’s wholly-owned subsidiary (“Satyam BPO”), has been re-classified under non-operating expenses.

8.	Accounts receivable and collections information for Satyam Computer Services Limited (stand-alone) as of February 28, 2009

Accounts Receivable as of 28 February 2009	Rs in Crores
February invoicing*	690
Not Due**	101
Due in March 2009	533
Total Not due	1,324
0 - 30 dpd***	67
31- 60 dpd	114
61 - 90 dpd	52
91 - 120 dpd	62
121 - 150 dpd	34
151 - 180 dpd	38
180+ dpd	222

Total - Overdue	587

Grand total	1,911

*	February 2009 invoicing in progress as on February 2, 2009.
**	Invoiced but due after March 2009.
***	“dpd”—days past due date.

Satyam Computer Services Limited

Monthly Collection

	US$ in Million	Rs. In Crores
Apr/08	136	680
May/08	125	624
Jun/08	166	829
Jul/08	183	916
Aug/08	169	846
Sep/08	155	775
Oct/08	187	937
Nov/08	156	782
Dec/08	190	952
Jan/09	183	913
Feb/09	134	671

Average Collection per month	162	811

Monthly Collections by Receivables Buckets

Amount in US$ Millions	Against 31st Dec’08 O/S	Against Jan’09 Invoices	Against Feb’09 Invoices	Unapplied Collections	GRAND TOTAL
Collection January ‘09	170	6	0	6	183
Collection February ‘09	75	25	7	27	134
Collection March ‘09 (until 12th)	15	18	8	11	52
Grand Total	260	49	15	45	369
Amount in Rs. Crores
Collection January ‘09	851	28	2	32	913
Collection February ‘09	376	127	35	133	671
Collection March ‘09 (until 12th)	73	90	40	57	260

Grand Total	1,299	245	77	223	1,844

9.	The Company’s total bank balances as on March 31, 2009, were Rs. 373 Crores or US$74.6 million. Out of the sanctioned loan limits, as on March 31, 2009 the Company had availed of loans worth Rs. 469 Crores or US$93.8 million and undrawn fund based limit of loan worth Rs. 316 Crores or US$63.2 million. In addition, the non fund-based limits availed as on March 31, 2009 stood at Rs. 184 Crores or US$36.8 million. Further as on March 31, 2009 the outstanding loan of Satyam BPO stood at Rs. 169 Crores or US$33.8 million.

10.	Commitment and contingencies as on March 31, 2009

Commitment and Contingencies as on 31st March 09	Amount
Bank Guarantees	183.88
Contracts pending execution on capital accounts, net of advances	347.53
Claims against the Company not acknowledged as debts (Income tax and Sales tax matters under dispute)	149.23
Contingent consideration payable in respect of acquired subsidiary companies	40.78
Corporate Guarantee	239.31
Forwards and Option Contracts outstanding	837.56
Foreign Currency Exposure that is not Hedged by a derivative instrument or otherwise	—

Total	1,798.29

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11.	Current liabilities as on February 28, 2009

Rs. In Crores

S. No.	Category of Current Liabilities	As on 28.02.09	Description	Immediately payable	Considered not immediately payable
1.	Salaries Payable	(234.88)	Consists of part of salary payable for employees in US region, incentive payable, staggered remuneration provision - based on company’s policy of staggered bonus payments.	(234.88)

2.	Provisions	(315.67)	Provisions for expenses like rents, telephone expenses, sub-contractors, electricity etc	(315.67)

3.	Stale Cheques and Advance from Associates	(4.66)	Stale cheques are ones which have been issued 6 months back	(1.99)	(2.67)

4.	Sales Commission payable	(17.43)	Amount provided in 2005 = Rs. 11 Crores. This needs be reviewed	(6.43)	(11.00)

5.	Sundry Creditors Capex	(329.81)	Finance Lease payable over 5-6 years	(206.95)	(122.86)

			Unpaid capex for creditors which needs to be reduced from Advances also. Advance payment entry passed but not paid yet.	63.00	(63.00)

6.	Sundry Creditor Opex	(190.61)	Unpaid Opex for Creditors which needs to be reduced from Advances also	(179.61)	(11.00)

7.	Sundry Creditors Subcontractors	(27.97)		(27.97)

8.	Sundry Creditors Subs & JV	(26.87)	This includes payable to Satyam Europe of 19.38 Crores, not considered immediately payable	(7.49)	(19.38)

9.	Deferred Consideration for Bridge Investment	(41.88)	Deferred Consideration of US$8 Million payable in Aug 09 to Bridge (Sellers)	(1.40)	(40.48)

10.	Forward Contract Premium Accrued	(269.90)	Mark to market losses considered separately	—	(269.90)

11.	Advances from Customers	(1.41)		(1.41)

12.	Un-earned Revenue	(408.06)	Advance invoices raised for work completed but accrual not yet done	—	(408.06)

13.	Unclaimed Dividend	(77.70)	This is un-presented dividend cheques. Cash is available in the bank dividend account for the same and hence this shall not be considered for cash projection	—	(77.70)

14.	Statutory Liabilities	(112.37)	Service Tax Payable 11.92 Crores will be adjusted against input credit	(100.45)	(11.92)

15.	Negative Bank Balances	(54.84)	This is on account of mark to market losses being debited by HDFC and HSBC Bank	—	(54.84)

	Total	(2,114.06)		(1,021.25)	(1,092.81)

Satyam Computer Services Limited

Salaries Payable	Rs. Cr
LTA and medical provision	8
Staggered incentive provision	30
Unpaid variable compensation for Q2	3
Variable pay provision (Q3 and Jan & Feb)	41
ELTP recognition liability for Q3 08-09	8
Incentives for 07-08 and 08-09	60
USA proportionate pay period provision	33
Bonus provision	5
OT payable for on-site associates	2
Pay revisions not yet closed	4
Pending full & final settlements	40

TOTAL	234

Major provision items	Rs. Cr
Sub contractors	78
Strategic consultants	27
Legal advisors & Forensic Auditors	26
Europe and APAC vendor provisions	17
Service Credit / volume discount for customers	16
Corp Services	16
Subsidiary Based	13
Bus and Cab Charges	12
Europe and APAC professional charges	12
Rent	10
USA Vendors	10
Recruitment Professional	8
Employee Insurance	6
Electricity	5
Telephones	4
Housekeeping	2
Visa Charges	2
Purchase of License	2
Circuit Charges	2
Mobile—Abroad	1
Travel Fare—Overseas	1

TOTAL	270

[covers 85% of the provisions of the total Rs.315.67 Crores]

Breakup of Sundry Creditors—CAPEX	Rs. Cr
Balance as per ledger	329
a. Finance lease payable over 5-6 years	123
b. Advance payments due	63
c. Net Sundry Creditors—Capex	143

Major Breakdown of Item c. (Net Sundry Creditors—Capex) (covering 70%)
civil contractors	42
software licenses	30
Computer supply	5
Electrical contractor	5
Government Agency	5
Air conditioning	8
Design generators	4

TOTAL	99

Open Offer

Satyam Computer Services Limited

Sundry Creditors - Opex - Major items (80% coverage)	Rs. Cr
Rent deposits and rent payable	30
Travel vendors	19
Health insurance	16
Forex vendors	14
Legal consultants & professional consultants	27
Software Vendors	18
Satyam mfg technology	10
Cab vendors	4
Media consultants	4
Link	3
Visa	2

TOTAL	147

Statutory liabilities	Rs. Cr
PAYE (Pay As You Earn)	9
TDS Salaries	19
PF	14
VAT	22
General Sales Tax	10
Service Tax	14
Pension Payable	5
Wage tax	3
Social security	3
NI Payable	2
Others	11

TOTAL	112

Major Creditor Categories—Aging

Category	<30 days	31-60 days	61-90 days	91-180 days	181-365 days	>365 days	TOTAL
Sundry Creditors—Opex	26	49	51	33	15	17	191
Sundry Creditors—Capex	17	21	23	57	12	13	143
Subsidiaries & JVs	1	3	1	1	2	19	27
Sub-contractors	13	8	7	—	—	—	28

TOTAL	57	81	82	91	29	49	389

Satyam Computer Services Limited

12.	Fixed assets schedule

Rs. In Crores

DESCRIPTION	GROSS BLOCK				DEPRECIATION / AMORTISATION				NET BLOCK
	As at 01.04.2008	Additions	Deletions	As at 31.12.2008	As at 01.04.2008	For the period	On Deletions	As at 31.12.2008	As at 31.12.2008	As at 31.03.2008
Land & Land Development
—Freehold*	38.24	—	—	38.24	—	—	—	—	38.24	38.24
—Leasehold	8.77	—	—	8.77	0.04	0.01	—	0.05	8.72	8.73
Buildings**	117.22	119.96	—	237.18	20.95	5.28	—	26.23	210.95	96.27
Plant and Machinery (Including Computers and Software)	1,007.54	462.53	0.37	1,469.70	832.28	107.99	0.13	940.14	529.56	175.26
Office Equipment	34.03	6.60	—	40.63	21.05	4.64	—	25.69	14.94	12.98
Furniture, Fixtures and Interiors***	226.83	221.37	—	448.20	166.65	37.20	—	203.85	244.35	60.18
Vehicles	53.90	16.54	5.10	65.34	21.07	8.62	2.89	26.80	38.54	32.83
Total	1,486.53	827.00	5.47	2,308.06	1,062.04	163.74	3.02	1,222.76	1,085.30	424.49
As at 31.1.2007	1,280.40	178.76	6.91	1,452.25	930.45	101.14	5.12	1,026.47	425.78

*	Includes Rs.12.24 Crores (March 31, 2008 - Rs.12.24 Crores) in respect of which deed of conveyance is pending.
**	Includes Rs.67.46 Crores (March 31, 2008 - Rs.38.85 Crores) constructed on leasehold land.
***	Includes Rs.134.14 Crores (March 31,2008 - Nil) leasehold furniture, fixtures and interiors.

13.	As of March 31, 2009, the total value of the Company’s outstanding forward and option contracts was US$164 million and the Company’s total mark to market losses were estimated at Rs.110 crores or US$22 million.

Open Offer

14.	Investment in subsidiaries as on December 31, 2008

Satyam Computer Services Limited	In Rs. Crores
Schedules annexed to and forming part of the Balance Sheet	As at 31.12.2008
5. Investments
Long term - At Cost
(i) Trade (unquoted)
Satyam Venture Engineering Services Private Limited		3.54
3,544,480 Shares of Rs.10 each, fully paid up

Intouch Technologies Limited	10.90
833,333 Shares of 20 US cents each, fully paid-up
Less: Provision for diminution	10.90	—

Medbiquitious Services Inc.,
334,000 Shares of ‘A’ series Preferred Stock of US Dollars .001 each, fully paid up	1.57	—
Less: Provision for diminution	1.57

Avante Global LLC
577,917 class ‘A’ units representing a total value of US Dollars 540,750	2.54
Less: Provision for diminution	2.54	—

Jasdic Park Company	0.75
Less: Received on liquidation	0.26	—
Less: Provision for diminution	0.49	—
Investments in subsidiary companies

CA Satyam ASP Private Limited
14,337,990 (December 31, 2007 - 7,168,995 and March 31, 2008 - 7,168,995)
Equity Shares of Rs. 10 each, fully paid-up		12.81

Satyam Technologies Inc.
100,000 Common Stock of 1 US cent each, fully paid-up		20.22

Satyam BPO Limited (formerly known as Nipuna Services Ltd.)
33,104,319 (December 31, 2007 - 33,032,319 and March 31, 2008 - 33,104,319)		273.46

Satyam Computer Services (Shanghai) Co. Limited$$
(Additional subscription during the period)		43.87

Satyam Computer Services (Nanjing) Co. Limited$$		13.72

Nitor Global Solutions Limited
(Refer note e (iv) of Schedule 15) (700 “A” shares of GBP 1.00 each fully paid-up,
300 “B” shares of GBP 1.00 each fully paid-up)		16.52

Satyam Computer Services (Egypt) S.A.E
(10,500 Nominal shares of USD 100 each partly paid-up)		1.05

Citisoft Plc
(Refer note e (i) of Schedule 15)
11,241,000 Ordinary Shares of 0.01 GBP each, fully paid up		114.63

Knowledge Dynamics Pte Ltd
(Refer note e (ii) of Schedule 15)
10,000,000 Ordinary Shares of 0.01 SGD each, fully paid up		19.71

Satyam Computer Services Limited

Satyam Computer Services Limited	In Rs. Crores
Schedules annexed to and forming part of the Balance Sheet	As at 31.12.2008
Bridge Strategy Group LLC
(Refer note e (v) of Schedule 15) 100 percent ownership interest		108.16

Satyam Computer Services Belgium
(18,550 Nominal shares of Euro 10 each fully paid-up)		0.13

Satyam (Europe) Limited
1,000,000 Equity Shares of 1 GBP each, fully paid-up	6.98
Less: Provision for losses	6.98	—

Satyam Japan KK
200 Common Stock of J Yen 50,000 each, fully paid-up	0.42
Less: Provision for losses	0.42	—

Satyam Asia Pte Limited
400,000 Ordinary Shares of 1 Singapore Dollar each, fully paid-up	1.03
Less: Provision for losses	1.03	—

Dr. Millennium, Inc.,
710,000 Common Stock of 1 US Dollar each, fully paid-up	3.09
Less: Received on account of reduction of Share Capital	2.99	—
Less: Provision for losses	0.10	—

Vision Compass, Inc.
425,000,000 Common Stock of 1 US Cent each, fully paid-up	89.94
Less: Provision for diminution	89.94	—

Satyam IdeaEdge Technologies Private Limited
Less: Provision for diminution	0.01	—

(ii) Non Trade (Unquoted)
National Savings Certificates, VIII Series (Lodged as security with government authorities)		627.82

$$	Investment is not denominated in number of shares as per laws of the People’s Republic of China.

15.	Acquisition Related Disputes

Caterpillar Inc

On April 21, 2008, Satyam announced its intention to acquire the Market Research and Customer Analytics (“MR&CA”) business unit from Caterpillar Inc., a United States based company (“CAT”), including the related intellectual property, which consists of software, processes and know-how (“IP”). The acquisition was for total consideration of US$60.0 million, comprising an initial payment of US$10 million, which Satyam paid to CAT on August 6, 2008, and a US$50 million promissory note issued by Satyam in favour of CAT on August 6, 2008 (the “Promissory Note”). The transaction was consummated on August 6, 2008. As of November 14, 2008, Satyam had paid total consideration of US$20 million to CAT, consisting of its initial payment of US$10 million and payments made under the Promissory Note totaling US$10 million.

Following the January 7, 2009 resignation letter of Mr. B. Ramalinga Raju, Satyam’s former Chairman (the “Resignation Letter”), on January 15, 2009 and January 22, 2009, CAT served legal notice on Satyam notifying the company of the termination of its asset purchase agreement and transition services agreement with CAT, each dated April 21, 2008, and demanding the immediate payment of the unpaid principal balance of US$40 million due under the Promissory Note. In March 2009, the parties began negotiating to amicably resolve the outstanding issues and the settlement negotiations are at an advanced stage.

Open Offer

Bridge Strategy Group

On January 21, 2008, Satyam announced its intention to acquire 100% of the shares of Bridge Strategy Group LLC (“Bridge”), a Chicago based strategy and general management consulting firm, for total consideration of US$35.0 million to be paid over 2 1/2 years, comprising initial consideration, deferred non-contingent consideration and contingent consideration. The transaction was consummated on April 4, 2008. An initial payment of US$19 million was made by Satyam to the sellers on April 4, 2008. Under the terms of the share purchase agreement, the balance payments are to be paid in two stages: US$8 million in August 2009 as guaranteed payment and US$8 million in October 2010 as key executive retention payment. In July 2008, the key employees of Bridge were issued RSUs worth US$6 million.

In response to the Resignation Letter, on February 12, 2009, the sellers, who were all key executives of Bridge, served notice on Satyam claiming that they had a “Good Reason” under the share purchase agreement to leave Bridge and still retain all the rights to receive the full balance of the consideration (i.e., US$16 million). Subsequent to the Resignation Letter, the key executives have also claimed cash in lieu of their RSUs worth US$6 million.

Currently negotiations are underway to address the issues raised in the sellers’ notice and to persuade the sellers to stay with Bridge for the full retention period.

S&V Management Consultants

On April 21, 2008, Satyam announced its intention to acquire S&V Management Consultants (“S&V”), a Belgium based supply chain management consulting firm for total cash consideration of • 22.5 million comprising up-front, deferred guaranteed and deferred retention payments. The transaction was consummated on December 11, 2008. An initial payment of •11.7 million was made by Satyam on December 11, 2008 and a subsequent payment of •3 million was made by Satyam on April 30, 2009. Under the terms of the acquisition agreement, the balance payments are to be paid in two stages: •4 million in Apr 2010 and •4 million in Apr 2011.

In response to the Resignation Letter, on February 9, 2009, the sellers served notices on Satyam asking for guarantees for all future payments owed under the acquisition agreement (i.e., •11 million at that time). The sellers were also asking Satyam to pay approximately •1 million in past due payments, which were supposed to be met from S&V’s own business cash flows and reserves, but were delayed due to a delay in the collection of S&V’s receivables. Satyam is in the process of paying the •1 million in past due payments.

Venture Global

Satyam Computer Services entered into a joint venture agreement with Venture Global Engineering LLC (“VGE”) to form Satyam Venture Engineering Services Pvt. Ltd (“SVES”) in India. As a result of VGE’s breach of the agreement between the parties, Satyam Computer Services filed a request for arbitration, naming VGE as respondent, with the London Court of International Arbitration (“LCIA”), seeking, among other things, to purchase VGE’s 50% interest in SVES at the agreed upon book value price of the shares. The LCIA Arbitrator issued an Award on April 3, 2006 in favour of Satyam Computer Services which it successfully enforced in the United States District Court in Michigan. VGE went in Appeal against this Order by the District Court in Michigan. During the enforcement proceedings in the US, VGE filed a petition challenging the Award before the District Court, Secunderabad and made an appeal to the High Court of Andhra Pradesh, both of which were rejected. Subsequently, in a special leave petition filed by VGE, the Supreme Court of India set aside the orders of the District Court and the High Court and granted an interim stay of the share transfer portion of the Award. The matter has been remanded back to the District Court, Secunderabad for trial on merits. Meanwhile, on 9th April 2009, the United States Sixth Circuit Court of Appeal affirmed the Judgement and Order passed by the District Court in Michigan recognising and enforcing the Award and dismissed VGE’s plea to vacate the District Court’s order holding VGE in

Satyam Computer Services Limited

civil contempt. Secunderabad. Satyam believes that this will not have an adverse effect on results of operations, financial position and cash flows.

16.	Other Major Disputes

U.S. Class Action Law Suits

Following the Resignation Letter, a number of persons claiming to have purchased the Company’s securities in the previous five years filed class action lawsuits against the Company and others, including the Company’s former directors, certain former officers and, in some cases, Price Waterhouse, the Company’s former statutory auditors, in United States courts alleging violations of the antifraud provisions of the Securities Exchange Act of 1934, as amended (the “Class Actions”). The Class Actions have been consolidated in the United States District Court for the Southern District of New York (the “Court”), and are awaiting appointment of a lead plaintiff and lead plaintiff’s counsel, and then the filing of a consolidated amended complaint. The Court has convened a conference on May 7, 2009, to consider applications for lead plaintiff and lead plaintiff’s counsel. The consolidated amended complaint will likely be filed 45 days after appointment of the lead plaintiff and lead plaintiff’s counsel. The Company has not yet been required to reply to the complaints, but anticipates that, in accordance with U.S. procedures, it will vigorously defend itself.

Upaid Litigation

Upaid Systems Limited (“Upaid”) initially commenced proceedings against the Company in 2005 alleging forgery of the documents necessary for transfer of proper title to its patent under an assignment agreement entered into in 1998 pursuant to which Satyam Enterprise (a subsidiary of the Company) assigned and transferred its rights, title and interests in certain computer software to Upaid. The Company unsuccessfully challenged the jurisdiction of US courts in courts in London. Upaid amended its complaint thrice thereafter, the last being on October 16, 2008. The plaintiff has claimed an award of actual damages exceeding US$1 billion for fraud and forgery in addition to other punitive damages, fees and costs. The matter is scheduled for trial in the first week of June 2009 in United States District Court for the Eastern District of Texas, Marshall County. The Company is defending this lawsuit.

17.	Unacknowledged Claim for Rs. 1230 Crores

The Company has received letters from 37 companies requesting for confirmation of sums allegedly owed by Satyam to them. The aggregate of sums claimed to be owed is Rs. 1230 Crores. The Company has not acknowledged these claims till date. The matter is under investigation by various authorities.

18.	Directors & Officers Insurance

A Directors & Officers Liability Policy (“D&O Policy”) has been purchased by the Company to protect its directors and officers against legal costs incurred by them in defending allegations or suits brought against them for wrongful acts and any awards granted against them, including out of court settlements. The D&O Policy also protects the Company if it is exposed to a “Securities Claim” as defined under the D&O Policy. The primary policy has been issued by TATA AIG General Insurance Co. Ltd (“Tata AIG”), along with The New India Assurance Company Ltd and ICICI Lombard General Insurance Company Ltd, forming multiple layers of coverage in excess of the primary policy.

The Company has made claim notifications to TATA AIG regarding receipt of notices from several regulatory authorities and the Class Actions. The Company has also enclosed copies of letters from directors and officers of Satyam giving notice of the likelihood of potential claims against them and requesting coverage under the D&O Policy.

Open Offer

TATA AIG, being the insurer for the primary layer and the excess layers, while expressly reserving its rights under the D&O Policy, has taken a preliminary view and disputed the claim under the D&O Policy, subject to the Company providing additional documentation and information. The Company has replied by way of a letter wherein it has expressly reserved its rights with respect to the D&O Policy and disagreed with a number of statements and positions taken by TATA AIG. It has agreed to provide TATA AIG with all additional information that is required and the same is being prepared.

Certain independent directors of the Company have demanded indemnification for any loss and advancement of fees and expenses associated with cases and other proceedings and investigations that may be instituted against them on the basis of the indemnification agreements entered into by them with the Company. The Company has denied a request for advancement of legal costs as it is prohibited by virtue of Section 201 of the Companies Act, 1956 from indemnifying the former directors until they are adjudged not guilty in any proceedings. A clarification has been issued by the Ministry of Corporate Affairs of India stating that the Company is prohibited from advancing defence costs to its directors and officers who are named in any litigation, regulatory investigation or governmental proceeding in relation to the Company until they are acquitted or proved innocent.

19.	Attrition data

The Company refers to its employees as “associates.” Monthly associate attrition numbers for the Company (stand-alone) are as follows:

Month	Total Attrition (Number of Associates)
January 2008	546
February 2008	501
March 2008	484
April 2008	495
May 2008	455
June 2008	476
July 2008	525
August 2008	505
September 2008	750
October 2008	754
November 2008	694
December 2008	924
January 2009	746
February 2009	1602

Percentage of associate attrition for Satyam BPO for the quarter ended December 31, 2008, and the months ended January 31, 2009 and February 28, 2009 were 13.99%, 2.52% and 3.64%, respectively.

20.	As of March 28, 2009, the Company (stand alone) had 41,622 associates. Average numbers of associates for the Company (stand alone) for the three months ended December 31, 2008, and for the months ended January 31, 2009 and February 28, 2009 was 46,115, 45,049 and 44,120, respectively. As of January 17, 2009, the Company’s subsidiaries had 4,088 associates, including 2,519 associates at Satyam BPO. As of February 28, 2009, the Company’s key subsidiaries (Satyam BPO, Satyam Venture, Satyam China (includes both Satyam Shanghai Co. Ltd. and Satyam Nanjing Co. Ltd.) and Satyam Egypt had 3,828 associates, including 2,517 associates at Satyam BPO.

Satyam Computer Services Limited

21.	Status of grants / options as at September 30, 2008

		ASOP - B	ASOP-ADS	RSU
		As on 30th September 2008	As on 30th September 2008	As on 30th September 2008
1	Earmarked	58146872	3456383	13000000
2	Granted	55516499	2925425	4638406
3	Ungranted (1-2)	2630373	530958	8361594
4	Exercised	28388738	1235217	420048
5	Cancelled	14335653	478014	316077
6	Available for grant (3 + 5)	16966026	10088972	8677671
7	Options in force (2 - 4-5)	12792108	1212194	3902281
8	Potential number of shares to be issued (6+7)	29758134	2221166	12579952

22.	Business impact on Satyam Computer Services Limited (stand-alone) of Resignation Letter post January 7, 2009

•	Customer Losses as of March 26, 2009

•	Master Services Agreements with Company Terminated / Expired: 23 customers accounting for US$70 million in quarter ended December 31, 2008 billings (US$61 million of this was from 4 customers).

•

Master Services Agreements with Company Intact / Complete Withdrawal of Business: 19 customers accounting for US$22 million in quarter ended December 31, 2008 billings (US$14 million of this was from 2 customers).

•	Master Services Agreements with Company Intact / Partial Withdrawal of Business: 24 customers withdrew purchase orders of value of US$91 million spread over the next 12 months.

•	Customer Wins as of March 26, 2009

•	The Company had received new business orders from 215 mostly existing customers with contract values totaling US$380 million.